      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 22, 2002
                            REGISTRATION NO. 0-49626
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------


                               AMENDMENT NO. 5 TO
                                     FORM 10


                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(B) OR 12(G) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                ----------------

                       CORTELCO SYSTEMS PUERTO RICO, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     PUERTO RICO                       66-0567491
             (STATE OR OTHER JURISDICTION           (I.R.S. EMPLOYER
          OF INCORPORATION OR ORGANIZATION)        IDENTIFICATION NO.)


                      1550 PONCE DE LEON AVENUE, SUITE 100
                           SAN JUAN, PUERTO RICO 00926
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                                 (787) 758-0000
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

          COPIES OF NOTICES AND OTHER COMMUNICATIONS SHOULD BE SENT TO:

Lanny N. Lambert, Chief Financial Officer   Jackie Prester, Esq.
eOn Communications Corporation              Baker, Donelson, Bearman & Caldwell
4105 Royal Drive NW                         165 Madison Avenue
Kennesaw, GA 30144                          Memphis, TN 38103
(770) 423-2200                              (901) 577-8114

                                ----------------

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:


Title of Each Class to be so Registered:             Name of Each Exchange on Which Each Class is to be
                                                     Registered:
None.                                                None


       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                     Common Stock, par value $0.01 per share


================================================================================

                       CORTELCO SYSTEMS PUERTO RICO, INC.


I.   INFORMATION INCLUDED IN INFORMATION STATEMENT

Our Information Statement is included within this Form 10. For your convenience, we have provided below a cross-reference sheet identifying where the items required by Form 10 can be found in the Information Statement.

CROSS REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND ITEMS OF FORM 10


Item
No.              Item Caption                              Location in Information Statement
----             ------------                              ---------------------------------
1.     Business                                    "Summary," "The Distribution," "Risk Factors,"
                                                   "Special Note Regarding Forward-Looking
                                                   Statements," "Management's Discussion and Analysis
                                                   of Financial Condition and Results of Operations,"
                                                   "Business," and "Relationship Between eOn and Our
                                                   Company After the Distribution"

2.     Financial Information                       "Summary," "Selected Financial Data," "Management's
                                                   Discussion and Analysis of Financial Condition and
                                                   Results of Operations," "Quarterly Financial Data
                                                   (Unaudited)," Quantitative and Qualitative
                                                   Disclosures about Market Risk", and "Financial
                                                   Statements of Cortelco Systems Puerto Rico, Inc."

3.     Properties                                  "Business--Facilities"

4.     Security Ownership of Certain               "The Distribution," Management," and "Beneficial
       Beneficial Owners and Management             Ownership of Our Common Stock"

5.     Directors and Executive Officers            "Management"

6.     Executive Compensation                      "Management" and "Beneficial Ownership of Our Common
                                                    Stock"

7.     Certain Relationships and Related           "Summary", "Certain Transactions", and "Relationship
       Transactions                                Between eOn and Our Company after the Distribution"

8.     Legal Proceedings                           "Business - Legal Proceedings"

9.     Market Price of and Dividends on            "The Distribution," "Dividend Policy," and
       the Registrant's Common Equity              "Description of Capital Stock"
       and Related Stockholder Matters

10.    Recent Sales of Unregistered Securities     Not Applicable

Item
No.              Item Caption                            Location in Information Statement
----             ------------                            ---------------------------------
11.    Description of Registrant's                 "The Distribution," "Dividend Policy," and
       Securities to be Registered                 "Description of Capital Stock"

12.    Indemnification of Directors and            "Management"
       Officers

13.    Financial Statements and                    "Summary," "Selected Financial Data," "Quarterly
       Supplementary Data                          Financial Data (Unaudited)," and "Financial
                                                   Statements of Cortelco Systems Puerto Rico, Inc."

14.    Changes In and Disagreements                Not Applicable
       with Accountants on Accounting and
       Financial Matters

15.(a)(1) Financial Statements                     "Financial Statements of Cortelco Systems Puerto
                                                   Rico, Inc.", "Financial Statements of Cortelco
                                                   Puerto Rico, Inc. (Predecessor),", "Financial
                                                   Statements of Ochoa Telecom, Inc.", and "Unaudited
                                                   Pro Forma Combined Financial Information"

       (2) Financial Statement Schedules           "Independent Auditors' Report," "Valuation and
                                                   Qualifying Accounts"

                              INFORMATION STATEMENT


                                   [eOn logo]



                         EON COMMUNICATIONS CORPORATION
            4105 ROYAL DRIVE NW, SUITE 100, KENNESAW, GEORGIA 30144



                                    July 22, 2002



Dear Fellow Stockholder:


I am pleased to report that the previously announced spin-off of Cortelco Systems Puerto Rico, Inc. ("CSPR"), our Caribbean/Latin American voice communications systems sales and service business, is expected to take place on July 31, 2002. On that date, eOn will distribute all of its stock in CSPR, our wholly-owned subsidiary, to our stockholders. Holders of record of eOn common stock as of July 22, 2002, will receive one share of CSPR common stock for every ten shares of eOn common stock held. No fractional shares of CSPR common stock will be issued. If you otherwise would be entitled to a fractional share, the fraction will be rounded up to the next whole share.


Upon completion of the spin-off, CSPR will commence operations as an independent company subject to the reporting requirements of the Securities and Exchange Commission. The common stock of CSPR will not be listed on any stock exchange or quoted on The Nasdaq Stock Market.

No action is required on your part to receive your CSPR shares. You will not be required either to pay anything for the new shares or to surrender any shares of eOn common stock.

The distribution may be a taxable event to stockholders of eOn. Please see "U.S. Federal Income Tax Consequences of the Distribution" on page 7 of the Information Statement for additional information. In due course, we will provide you with information to enable you to compute your tax bases in both eOn and CSPR common stock.

The enclosed information statement explains the distribution of shares of CSPR common stock in detail and contains important information about CSPR, including financial statements. We urge you to read it carefully.

                                       Very truly yours,

                                       /s/ David S. Lee

                                       David S. Lee
                                       Chairman

                                       /s/ Troy Lynch

                                       Troy Lynch
                                       President and Chief Executive Officer

                                   [CSPR logo]


                       CORTELCO SYSTEMS PUERTO RICO, INC.
                      1550 PONCE DE LEON AVENUE, SUITE 100
                           SAN JUAN, PUERTO RICO 00926




                                 July 22, 2002



Dear eOn Stockholder:

We are very pleased that you will soon be a stockholder of Cortelco Systems Puerto Rico, Inc.

We are a reseller of voice and data communications systems in Puerto Rico and throughout the Caribbean and Latin America and we resell cellular telephones and airtime in Puerto Rico. We believe that the separation from our corporate parent, eOn Communications Corporation, will enhance our ability to increase penetration of the markets we currently serve, attract new customers, expand our operations and pursue new business opportunities. As an independent company, we can more effectively focus on our objectives and support the capital needs of our company, bringing value to you as a stockholder.

This is a very exciting time and we are enthusiastic about our future as an independent company. We look forward to your support and participation in our success.

Congratulations on becoming one of our "founding" stockholders!

                                       Very truly yours,

                                       /s/ Sergio R. Moren

                                       Sergio R. Moren
                                       President and Chief Executive Officer

                            INFORMATION STATEMENT FOR
                 DISTRIBUTION BY EON COMMUNICATIONS CORPORATION
                OF APPROXIMATELY 1,200,000 SHARES OF COMMON STOCK
                      OF CORTELCO SYSTEMS PUERTO RICO, INC.


This information statement is being furnished to you in connection with the distribution by eOn Communications Corporation ("eOn") to holders of its common stock of approximately 1,200,000 shares of Cortelco Systems Puerto Rico, Inc. ("CSPR") common stock representing 100% of the outstanding capital stock of CSPR. The shares of CSPR common stock to be distributed represent all of the CSPR shares currently held by eOn.


Each holder of eOn common stock will receive 1 share of CSPR common stock for every 10 shares of eOn common stock held on July 22, 2002, which was the record date for the distribution. The distribution will be effective at 12:01 a.m. on July 31, 2002.


EON IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND EON A PROXY.

No stockholder approval of the distribution is required or sought. You will not be required to pay for the shares of CSPR common stock to be received by you in the distribution, or to surrender or to exchange shares of eOn common stock in order to receive CSPR common stock, or to take any other action in connection with the distribution.

CSPR expects that after the distribution trades of shares of its common stock will be reported on the OTC Bulletin Board under the symbol "CSPR.OB."

IN REVIEWING THIS INFORMATION STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or a solicitation of an offer to buy any securities.


Stockholders of eOn with inquiries related to the delivery of the distribution shares should contact eOn's transfer agent, Computershare Trust, Inc., by mail at P.O. Box 1596, Denver, Colorado 80201-1596, or by telephone at (303) 262-0600, or Lanny N. Lambert, Chief Financial Officer of eOn Communications Corporation, by mail at 4105 Royal Drive NW, Suite 100, Kennesaw, Georgia 30144, or by telephone at (770) 423-2200.



            The date of this information statement is July 22, 2002.

                                TABLE OF CONTENTS


                                                                                                             PAGE
                                                                                                             ----
SUMMARY........................................................................................................1
THE DISTRIBUTION...............................................................................................5
RISK FACTORS..................................................................................................10
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................................................19
DIVIDEND POLICY...............................................................................................19
SELECTED FINANCIAL DATA ..................................................................................... 20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.........................23
QUARTERLY FINANCIAL DATA (UNAUDITED)..........................................................................30
BUSINESS......................................................................................................31
MANAGEMENT....................................................................................................35
BENEFICIAL OWNERSHIP OF OUR COMMON STOCK......................................................................43
CERTAIN TRANSACTIONS..........................................................................................44
RELATIONSHIP BETWEEN EON AND  OUR COMPANY AFTER THE DISTRIBUTION..............................................44
DESCRIPTION OF CAPITAL STOCK..................................................................................46
DISTRIBUTION AGENT, TRANSFER AGENT AND REGISTRAR..............................................................48
INDEPENDENT AUDITORS..........................................................................................48
WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION...................................................................49
INDEX TO FINANCIAL STATEMENTS................................................................................F-1

                                     SUMMARY

The following summary highlights selected information contained in this information statement relating to the distribution and the business conducted by us prior to the distribution. Because this is a summary, it does not contain all the details concerning the distribution and our business, including information that may be important to you. We urge you to read the entire information statement carefully, especially the risks relating to the distribution and our business and industry discussed under "Risk Factors" and our financial statements.

After the distribution, we will be an independent company, and eOn will have no continuing stock ownership in us. Accordingly, our historical financial results as a wholly-owned subsidiary of eOn contained in this information statement may not reflect our financial results in the future as an independent company or what our financial results would have been had we been a stand-alone company during the periods presented.


Distributing Company..............  eOn Communications Corporation, a Delaware corporation is a provider of unified voice, e-mail, and Web-based communications systems for customer contact centers and general business applications, primarily in the United
                                    States.

Distributed Company...............  Cortelco Systems Puerto Rico, Inc., a Puerto Rico corporation, is a value-added reseller of numerous third-party brands of voice and data communication systems (including eOn's) as well as a reseller of cellular telephones and airtime, primarily in Puerto Rico, other parts of the
                                    Caribbean, and Latin America. See "Business."

Distribution Ratio................  One share of CSPR common stock, par value $0.01 per share, for every ten shares of eOn common stock.

Shares to be Distributed..........  Approximately 1,200,000 shares of CSPR common stock will be distributed by eOn to its stockholders, representing 100% of CSPR's capital stock and all of the common stock held by eOn at the time of the distribution.

Record Date.......................  Close of business on July 22, 2002.

Distribution Date.................  On or about July 31, 2002.

No Fractional Shares..............  No fractional shares of CSPR common stock will be distributed; instead fractional shares will be rounded up to the nearest whole share.

Certain Tax Consequences..........  The distribution will be taxable as a dividend (i.e., ordinary income)
                                    to you to the extent of your pro rata portion of eOn's current and accumulated earnings and profits computed on a tax basis. eOn has no accumulated earnings and profits, and does not anticipate having any current earnings and profits on a tax basis for the fiscal year ending
                                    July 31, 2002. Therefore, we do not expect that the distribution will be taxable as a dividend to you. However, if eOn were to generate any current earnings and profits for the fiscal year ending July 31, 2002, the distribution would be taxable as a dividend to the extent of your pro rata share of such earnings and profits. The amount of the distribution received by each eOn stockholder that is not treated as a dividend will first be treated as a nontaxable return of capital to the extent of your basis in your shares of eOn common stock, and then generally as capital gain. The amount of the distribution received by each eOn stockholder for federal income tax purposes will be the fair market value of the CSPR common stock received by such stockholder as of the distribution date. We will make a determination of the fair market value of the CSPR common stock as of the distribution date after such date based on a number of factors that will include, without limitation, the trading price of CSPR common stock at or near the distribution date. eOn will

                                    report the amount of the distribution received by each stockholder to such stockholder and to the Internal Revenue Service ("IRS") on IRS Form
                                    1099-DIV and will also report the amount, if any, which is taxable as a dividend. There is no assurance that the IRS or the courts will agree with the amount determined by eOn. eOn stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the distribution. Depending on the fair market value of CSPR common stock on the distribution date, the distribution could be a taxable event to eOn for federal income tax purposes. eOn will recognize gain upon the distribution equal to the excess, if any, of the fair market value of the
                                    CSPR common stock on the distribution date over eOn's tax basis in such stock. eOn does not expect to recognize any gain upon the distribution based upon its current estimate of the fair market value of the CSPR stock.

Trading Market and Symbol.........  The CSPR common stock will not be listed on any stock exchange or quoted on The Nasdaq Stock Market. Instead, CSPR expects that after the distribution trades of shares of its common stock will be reported on the
                                    OTC Bulletin Board under the symbol "CSPR.OB." CSPR cannot predict the trading market for its stock.

Distribution Agent, Transfer
Agent and Registrar...............  Computershare Trust, Inc., in Denver, Colorado.

Post-Distribution Dividend
Policy............................  The CSPR board of directors anticipates that CSPR will retain any earnings and will not pay dividends to its stockholders in the foreseeable future.
                                    See "Dividend Policy."

Principal Office of CSPR..........  1550 Ponce de Leon Avenue, Suite 100, San Juan, Puerto Rico 00926

Reasons for the
Distribution......................  After thorough consideration, the board of directors of eOn determined that a distribution of CSPR shares was in the best interest of the stockholders of eOn. The eOn board of directors considered a number of factors in determining to approve the distribution of CSPR's shares, including the public market's ability to analyze and value the eOn and CSPR businesses;
                                    the ability of eOn and CSPR to focus on their respective market segments;
                                    the ability of eOn and CSPR to execute growth strategies; and eOn's and
                                    CSPR's ability to recruit and retain employees.

Relationship between CSPR
and eOn...........................  CSPR is a wholly-owned subsidiary of eOn Communications. CSPR was formed in
                                    March 1999 for the purpose of acquiring certain assets and liabilities from Cortelco Puerto Rico, Inc., an affiliate of eOn. Immediately prior to this distribution, eOn owns 100% of CSPR's capital stock. After this distribution, eOn will not own any shares of CSPR's capital stock. Prior to the completion of the distribution, CSPR has entered into a series of separation agreements with eOn which contain the terms of CSPR's separation from eOn and their ongoing business relationships. See
                                    "Relationship Between eOn and Our Company After the Distribution."

Certain Anti-Takeover Effects.....  Certain provisions of our certificate of incorporation and bylaws may have the effect of making more difficult the acquisition of control of CSPR by a third-party in a transaction not approved by our board of directors.

Investor Relations................  Holders of CSPR and eOn securities who have questions relating to the distribution should contact investor relations at CSPR's principal executive offices by mail at 1550 Ponce de Leon Avenue, Suite 100, San
                                    Juan, Puerto Rico 00926, or by telephone at (787) 758-0000; or investor relations at eOn's principal executive offices by mail at 4105 Royal Drive
                                    NW, Kennesaw, Georgia 30144, or by telephone at (800) 873-3194.

Risk Factors......................  You should carefully consider certain factors described under "Risk
                                    Factors" beginning on page 10.


SUMMARY FINANCIAL DATA


The following table presents summary financial data, which is derived from our historical financial statements and related notes thereto included elsewhere in this information statement. You should read this summary financial information with the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes thereto included elsewhere in this information statement. Summary financial data for the fiscal quarter ended April 30, 2002 is included in our Form 10Q, a copy of which is included as Exhibit A to this Information Statement.


The summary financial data may not be indicative of our future performance and does not reflect what our financial position and results of operations would have been had CSPR not been a wholly-owned subsidiary of another corporation during the periods presented.

The pro forma net loss per share data gives effect to eOn's planned distribution to eOn's stockholders of all the CSPR shares currently held by eOn on the basis of one share of CSPR stock for every ten shares of eOn common stock outstanding, based on the number of eOn shares outstanding as of January 31, 2002, as if such distribution had occurred as of the beginning of the earliest period presented.




                                                                  Six Months Ended
                                                                     January 31,                 Year Ended
                                                           ----------------------------            July 31,
                                                               2002               2001              2001
                                                           ------------------------------------------------
                                                                 (in thousands, except per share data)
Statement of Operations Data:
   Net revenues ...................................        $    6,364         $   12,716         $   22,181
   Gross profit ...................................             1,600              2,183              4,731
   Operating expenses .............................             2,274              3,136              5,391
   Loss from operations ...........................              (674)              (953)              (660)
   Net loss .......................................              (636)              (944)              (645)

Basic and diluted net loss per share ..............        $   (63.60)        $   (94.40)        $   (64.50)

Weighted-average number of shares outstanding
   used in computing basic and diluted net
   loss per unit ..................................                10                 10                 10

Pro forma basic and diluted net loss per
   share ..........................................        $    (0.53)        $    (0.79)        $    (0.54)

Shares used in computing pro forma basic and
   diluted net loss per share .....................             1,198              1,198              1,198

                                                           January 31, 2002
                                                           ----------------
                                                             (in thousands)
Balance Sheet Data:
Cash and cash equivalents..........................              465
Working capital....................................            4,964
Goodwill, net......................................              382
Total assets.......................................            9,088
Total stockholder's equity.........................            5,960

                                THE DISTRIBUTION

GENERAL


On August 28, 2001, the board of directors of eOn announced a decision to spin-off CSPR in a distribution of shares to eOn's stockholders. On July 15, 2002, the board of directors of eOn formally approved the distribution of all of the outstanding shares of our common stock and declared a dividend payable to holders of record of eOn's common stock on July 22, 2002, which will be the record date, of one share of our common stock for every ten shares of eOn common stock held by such holder on the record date.


MANNER OF EFFECTING THE DISTRIBUTION


The general terms and conditions relating to the distribution are set forth in the distribution agreement between eOn and us. The distribution agreement provides generally that eOn will distribute the stock of CSPR to the stockholders of eOn effective as of July 31. Prior to the distribution date, eOn will deliver all outstanding shares of our common stock to the distribution agent for distribution on July 31 or as promptly as practicable thereafter.


For most eOn stockholders who own eOn common stock in registered form on the record date, our distribution agent will automatically mail to those stockholders a CSPR common stock certificate. For stockholders who own eOn common stock through a broker or other nominee, their receipt of CSPR common stock certificates will depend on the arrangements they have with the nominee holding their eOn shares. As further discussed below, fractional shares will not be distributed.

eOn stockholders will not be required to pay for shares of our common stock received in the distribution, or to surrender or exchange shares of eOn common stock in order to receive our common stock, or to take any other action in connection with the distribution. No vote of eOn stockholders is required or sought in connection with the distribution, and eOn stockholders have no dissenters' rights in connection with the distribution.

Fractional shares of our common stock will not be issued to eOn stockholders as part of the distribution. Fractional shares will be rounded up to the nearest whole share.


In order to be entitled to receive shares of our common stock in the distribution, eOn stockholders must be stockholders as of July 22, 2002.


The chart set forth below illustrates the distribution ratio by showing the number of our shares that an eOn stockholder would receive pursuant to the distribution for varying amounts of eOn shares held as of the record date for the distribution, assuming a distribution ratio of one share of our common stock for every ten shares of eOn common stock held.


SHARES OF EON COMMON STOCK HELD:                 10 shares        74 shares         100 shares         200 shares
                                              --------------   ---------------   ----------------   ----------------
SHARES OF OUR COMMON STOCK TO BE RECEIVED
UPON DISTRIBUTION:                            1 share of our   8 shares of our   10 shares of our   20 shares of our
                                              common stock     common stock      common stock       common stock

Because the distribution will be effected in the manner described above, many of our stockholders may hold odd lots, or blocks of less than 100, of our shares. An investor selling an odd lot may be required to pay a higher commission rate than an investor selling round lots, or blocks of 100 shares.

REASONS FOR THE DISTRIBUTION

eOn is a provider of unified voice, e-mail and Web-based communications systems for customer contact centers and general business applications, primarily in the United States. CSPR is a value-added reseller of numerous third-party brands of voice communication systems (including eOn's) and data equipment as well as a reseller of cellular telephones and airtime, primarily in Puerto Rico, other parts of the Caribbean, and Latin America.

The following discussion of the reasons for the distribution includes forward-looking statements that are based upon numerous assumptions with respect to the ability of our management to succeed in taking advantage of growth opportunities and our ability to succeed as a stand-alone company. Many of these factors are discussed below under the captions "Risk Factors" and "Special Note Regarding Forward-Looking Statements."

In making its determination that a distribution of CSPR shares was in the best interest of eOn stockholders, the eOn board of directors considered several factors, including but not limited to the following:

         - Valuing eOn as a stand-alone entity. eOn has determined that consolidating the financial statements of CSPR, which is a company that is involved in a different business and competes in different market segments, creates confusion among eOn's stock analysts and public stockholders as to the value of eOn as a stand-alone entity. eOn believes that the distribution will enable the public market to better analyze and value both eOn and CSPR as separate entities.

         - eOn and CSPR sell different products to different customers. eOn and CSPR primarily compete in different markets based on the products and services that they offer. For example, eOn typically sells contact center solutions to companies including voice, email, and Web-based communications. CSPR typically sells to enterprises requiring voice communications only and often targets smaller sized companies. Their customers have different product and service needs and, therefore, the companies have different operational needs. These differences are expected to continue in the future. eOn's management believes that the different needs require inherently different strategies in order to maximize the long-term value of the companies. Consequently, eOn's current structure, which involves the operation of the two different companies under a corporate consolidated group, is not the most effective structure to design and implement the distinct strategies necessary to operate each company successfully and maximize long-term value to the stockholders.

         - Improved ability for each company to execute different strategies. eOn and CSPR will be able to pursue strategies that fit the different prospects of each business. For example, it may be anticipated that eOn will grow much faster than CSPR over the course of the next two years. While eOn's growth will likely be focused on geographic regions within the United States, CSPR's growth will be focused on geographic regions in the Caribbean and Latin Amercia. Each company can pursue strategic alliances, acquisitions and other investment opportunities that are more appropriate for their businesses and their ability to execute such transactions will be enhanced by their differentiated access to the capital markets. Additionally, each line of business will be financially independent and able to concentrate its financial resources solely on its own operations.

         - Key employee recruiting and retention. Both eOn and CSPR will need to continue to recruit and retain key employees to support their respective growth plans. Due to the different industries in which eOn and CSPR compete, eOn believes that each company will be better able to attract and retain qualified candidates because their respective businesses will be more focused and not part of a larger diversified company. Both eOn and CSPR will be able to reward their respective employees through incentive compensation and option plans that are tied directly to the performance of each of their respective businesses.

CONSIDERATION BY EON BOARD OF DIRECTORS OF POTENTIAL TAX CONSEQUENCES OF DISTRIBUTION

eOn's board of directors recognized in its planning that the distribution would result in a transaction that may be taxable to eOn stockholders and possibly to eOn itself depending upon eOn's earnings and profits for the fiscal year ending July 31, 2002, the basis of a stockholder in the eOn shares, and the fair market value of CSPR common stock on the distribution date. eOn's board of directors has weighed the likelihood of potential adverse tax consequences to eOn's stockholders and to eOn compared with the benefits of the distribution, and concluded that the benefits would more than offset any negative tax consequences of the distribution.

RESULTS OF THE DISTRIBUTION


After the distribution, we will be an independent company engaged in the voice and data communications systems sales, installation, and service business. Immediately after the distribution, we expect to have approximately 216 holders of record of shares, approximately 5,000 beneficial owners of shares, and approximately 1,200,000 shares outstanding, based on the number of record stockholders and outstanding shares of eOn common stock entitled to receive CSPR shares in the distribution on July 22, 2002. The actual total number of our shares of common stock to be distributed will depend on the number of shares of eOn common stock outstanding on the record date.


Prior to the distribution, we will enter into several agreements with eOn in connection with, among other things, distribution of eOn's products in the Caribbean/Latin America region. For a more detailed description of these agreements, please see "Relationship Between eOn and Our Company After the Distribution."

The distribution will not affect the number of outstanding shares of eOn common stock or any rights of eOn stockholders in their eOn shares.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

The following discussion summarizes the material U.S. federal income tax consequences to you of the distribution. The following discussion does not deal with all U.S. federal income tax consequences that may result from the distribution, and does not deal with all U.S. federal income tax considerations that may be relevant to you due to particular circumstances, for example, if you are a dealer in securities, an insurance company, a financial institution, a tax-exempt organization or trust or a foreign taxpayer. This discussion assumes that you are holding your eOn shares as capital assets. No foreign, state or local tax considerations are addressed.

This discussion is based on current legal authorities. We cannot assure you that future legislation, regulations, administrative pronouncements or court decisions will not significantly change the law and materially affect the discussion set forth below. Any such change, even though made after the distribution, could be applied retroactively.

The distribution is subject to federal taxation to eOn stockholders as follows:

         (a) first, as a dividend (ordinary income), to the extent of your pro-rata share of the greater of eOn's accumulated earnings and profits (determined as of the date of distribution) or eOn's earnings and profits for eOn's current tax year (determined as of the end of eOn's current tax year and without regard to the distribution);

         (b) next, as a non-taxable return of capital to the extent of your adjusted tax basis in your eOn stock; and

         (c) the balance, if any, as capital gain.

Based on eOn's lack of accumulated earnings and profits, and its anticipated lack of earnings and profits on a tax basis for the current fiscal year ending July 31, 2002, eOn does not believe that any portion of the distribution will result in the recognition to eOn's stockholders of ordinary income. Your tax basis in the CSPR common stock you receive will be equal to the fair market value of the CSPR common stock you receive, and your holding period for the stock would begin on the day following the distribution. Following the distribution, eOn will make a determination of the fair market value of the CSPR common stock as of the distribution date based on a number of factors that will include the trading price of CSPR common stock at or near the distribution date. eOn will report the amount of the distribution received by each stockholder to such stockholder and to the IRS on IRS Form 1099-DIV. Your adjusted tax basis in your shares of eOn stock will be reduced by the amount treated as non-taxable return of basis and your holding period will be unaffected.

eOn will recognize a taxable gain equal to the excess of the fair market value of the CSPR common stock distributed to eOn stockholders over eOn's tax basis in the CSPR common stock. Based upon eOn's present estimate of the fair market value of CSPR, it does not expect to incur a taxable gain as a result of the distribution. However, no loss will be allowed for tax purposes.

eOn will be required to report to the IRS the value of the CSPR common stock that you receive, based on eOn's determination of the fair market value of the CSPR stock as of the date of distribution. If you are a U.S. individual, because there is a risk that the distribution may be taxable, eOn intends to withhold tax, at a rate of 31%, from the amount of the stock which is treated as a dividend to you, if you fail to provide your taxpayer identification number to eOn, furnish an incorrect identification number, or repeatedly fail to report interest or dividends on your returns. Any amounts withheld can be credited against your federal income tax liability.

If you are a foreign individual or foreign entity, you may be subject to U.S. federal income tax withholding if and to the extent the value of the CSPR common stock you receive is treated as a dividend. The rate of tax withholding for this purpose is generally 30%, although the 30% rate may be reduced if you are eligible for, and comply with certain procedures related to qualifying for, certain tax treaties which reduce or eliminate such withholding taxes.

If back-up withholding is required, or if withholding is required because you are a foreign individual or foreign entity, eOn will withhold part of the CSPR stock which you would otherwise receive in order to fund payment of the withholding taxes. For purposes of determining how much of the CSPR stock to withhold, eOn will use the same value per share of the CSPR stock used for purposes of determining the amount treated as a dividend.

Because of the lack of liquidity generally applicable to stocks reported on the OTC Bulletin Board, you should be aware that it may take a substantial amount of time to sell your shares after you give your broker a sell order. Further, even if you are able to sell all or a portion of your shares, the proceeds from the sale may not be sufficient to cover your tax liability if the value of the shares has declined significantly since the date of the distribution.

NO RULING OF THE INTERNAL REVENUE SERVICE OR LEGAL OPINION HAS BEEN REQUESTED OR OBTAINED WITH RESPECT TO THE TAX CONSEQUENCES OF THE DISTRIBUTION, AND NONE WILL BE SOUGHT. THE PRECEDING DISCUSSION IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE DISTRIBUTION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE EFFECTS OF ANY CHANGES IN THE TAX LAWS.

TRADING OF OUR COMMON STOCK AFTER THE DISTRIBUTION

There currently is no established public trading market for any class of our capital stock. We are not currently offering any shares of our capital stock publicly, nor have we publicly proposed to conduct such an offering. We expect that after the distribution trades of shares of our common stock will be reported on the OTC Bulletin Board under the symbol "CSPR.OB."

The OTC Bulletin Board is a quotation service that displays quotes, last-sale prices and volume information regarding over-the-counter (OTC) equity securities. An OTC equity security generally is any equity security that is not listed or traded on a national securities exchange nor is authorized for quotation on The Nasdaq Stock Market.

The OTC Bulletin Board is only a quotation medium, not an issuer listing service, and should not be confused with The Nasdaq Stock Market. Market makers for OTC Bulletin Board securities generally are required only to match up willing buyers and sellers. Generally, market makers are not required to purchase securities directly from willing sellers or sell securities directly to willing buyers. For this and other reasons, the trading markets for OTC equity securities are generally significantly less liquid than the trading markets for securities listed on a national securities exchange or authorized for quotation on The Nasdaq Stock Market and, therefore, there may be a substantial delay in execution of trades. In addition, an active trading market in CSPR common stock may not develop.

Assuming there is no material change in the number of eOn stockholders of record prior to the distribution date, we expect that immediately after the distribution we will have approximately 216 holders of record of our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the distribution, CSPR will have approximately 1,200,000 shares of common stock outstanding. CSPR believes that all of these shares will be freely tradable without restriction under the Securities Act of 1933, except for those shares distributed to eOn stockholders that are affiliates of CSPR. Sales of substantial amounts of CSPR common stock in the public market could adversely affect the prevailing market price and CSPR's ability to raise equity capital in the future.

Persons who are our affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an exemption from the registration requirements of the Securities Act. People who may be considered our affiliates after the distribution generally include individuals or entities that control, are controlled by, or are under common control with us. This will include our directors and certain of our officers.

As of the date of this information statement, there were no outstanding options or warrants to purchase shares of our common stock. We plan to grant options to purchase shares of our common stock pursuant to our 2002 equity incentive plan after the distribution. We will file a registration statement on Form S-8 under the Securities Act of 1933 covering all of the shares of common stock reserved for issuance upon exercise of outstanding options.

Rule 144. In general, under Rule 144, a person who has beneficially owned shares of CSPR common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the number of shares of CSPR common stock then outstanding, which will equal approximately 12,000 shares immediately after the distribution or, to the extent the common stock subsequently becomes listed on a national securities exchange or is quoted on The Nasdaq Stock Market, the average weekly trading volume of CSPR common stock on such exchange or quotation system during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale. Sales under Rule 144 are also limited by manner of sale provisions, notice requirements and the availability of current public information about CSPR.

Rule 144(k). Under Rule 144(k), a person who is not deemed to have been one of CSPR's affiliates (as defined in Rule 144(a)) at any time during the 90 days preceding a sale, and who has beneficially owned shares of common stock proposed to be sold for at least two years, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144 discussed above.

REASONS FOR FURNISHING THIS INFORMATION STATEMENT

This information statement is being furnished by eOn and us solely to provide information to stockholders of eOn who will receive shares of our common stock in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of our securities. The information contained in this information statement is accurate as of the date set forth on its cover. Changes may occur after that date, and we will not update the information except in the normal course of our respective public disclosure obligations and practices.

                                  RISK FACTORS

You should carefully consider the risks described below when evaluating ownership of CSPR stock. If any of the following risks occur, CSPR's business, operating results and financial condition could be seriously harmed. Additional risks and uncertainties that CSPR is presently not aware of could also impair its business, operating results and financial condition.

RISKS RELATED TO THE DISTRIBUTION AND CSPR'S SEPARATION FROM EON

FOLLOWING THE DISTRIBUTION, WE WILL NO LONGER BE ABLE TO RELY ON EON AS A MAJOR SOURCE OF CAPITAL FUNDING, WHICH COULD LIMIT OUR ABILITY TO GROW OR SUSTAIN OUR BUSINESS.

We have traditionally relied on eOn as a major source of capital funding. After the distribution, eOn will no longer be a source of funding for our operation. As our business continues to grow, CSPR may need to raise additional capital, which may not be available on acceptable terms, or at all. If we cannot raise necessary additional capital on acceptable terms, we may not be able to grow or sustain our business.

OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF OUR FUTURE OPERATING RESULTS AS A SEPARATE COMPANY AS CSPR HAS NOT PREVIOUSLY BEEN A STAND-ALONE PUBLIC COMPANY.

Our historical financial information does not necessarily reflect what our financial position, operating results and cash flows would have been had we been a stand-alone entity during the periods presented. In addition, the historical information is not necessarily indicative of what our financial position, operating results, and cash flows will be in the future. Certain costs associated with being a stand-alone public company such as legal, accounting, and administrative expenses will increase due to the additional reporting requirements associated with public companies. Therefore, our historical financial information may not be representative of our future operating results as we have not previously been subject to public company reporting requirements as a stand-alone entity.

THE DISTRIBUTION MAY BE TAXABLE TO YOU, RESULTING IN SUBSTANTIAL FUTURE SALES OF OUR SHARES.

The distribution may be a taxable event to you. Because of the lack of liquidity generally applicable to stocks reported on the OTC Bulletin Board, it may take a substantial amount of time to sell your shares after you give your broker a sell order. Further, the proceeds from the sale may not be sufficient to cover your tax liability if the value of the shares has declined significantly since the date of distribution. See "The Distribution - U.S. Federal Income Tax Consequences of the Distribution."

THE IRS MAY NOT AGREE WITH OUR ASSESSMENT OF THE FAIR MARKET VALUE OF THE CSPR COMMON STOCK DISTRIBUTED.

There is no assurance that the IRS will agree that the amount of the distribution received by an eOn stockholder is equal to the amount determined by eOn, or that the amounts received by eOn stockholders are not greater than the amounts reported to them by eOn. If the IRS were to challenge the amount of the distribution reported by any eOn stockholder on such stockholder's federal income tax return, such stockholder would have to bear the expense and effort of defending against or otherwise resolving such challenge.

WE MAY HAVE POTENTIAL BUSINESS CONFLICTS OF INTEREST WITH EON WITH RESPECT TO OUR ONGOING RELATIONSHIPS, AND WE MAY NOT BE ABLE TO RESOLVE THESE CONFLICTS ON TERMS FAVORABLE TO CSPR.

Conflicts of interest may arise between eOn and us relating to ongoing relationships between the companies. For example:

         - Although we will be entering into agreements with eOn that will govern our business relationship after the completion of the distribution, eOn will have no obligation to extend the terms of those agreements beyond the stated duration of those agreements; and

         - We may compete with eOn with respect to business opportunities that are attractive to both companies. eOn is not restricted from competing with us and though we will continue to distribute eOn products, eOn will still be able to directly sell their products or sell through other dealers in markets that we serve today.

CONFLICTS OF INTEREST MAY ARISE BECAUSE THREE OF OUR FOUR DIRECTORS, INCLUDING OUR CHAIRMAN AND OUR CHIEF EXECUTIVE OFFICER, WILL OWN SECURITIES OF BOTH EON AND US AND OUR CHAIRMAN ALSO SERVES AS CHAIRMAN OF EON.

David S. Lee, our Chairman, Sergio R. Moren, our Chief Executive Officer, and Lanny N. Lambert, one of our directors, own shares of eOn stock and options to purchase eOn stock. As Chairman and as Chief Executive Officer, Messrs. Lee and Moren may exhibit great influence on business decisions of our company. As eOn stockholders, these individuals will receive shares of our stock in the distribution. See "Ownership of Our Common Stock." Mr. Lee is the Chairman of eOn, and Mr. Lambert is Chief Financial Officer of eOn. These factors could create, or appear to create, potential conflicts of interest when these directors and executive officers are faced with decisions that could have different implications for eOn and us. For example, business decisions made by the Board of Directors of eOn regarding its relationships with dealers (including CSPR) and the types of products it develops and sells could adversely affect CSPR. Business decisions made by the Board of Directors of CSPR regarding its relationships with manufacturers (including eOn) and the types of products it resells could adversely affect eOn.

RISKS RELATED TO OUR BUSINESS

IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL ON ACCEPTABLE TERMS, OUR ABILITY TO MARKET OUR PRODUCTS AND SERVICES AND GROW AND OPERATE OUR BUSINESS COULD BE HARMED.

To grow our business, we must continue to make significant investments in marketing our products and services. We will also need significant working capital to take advantage of future opportunities and to respond to competitive pressures or unanticipated requirements. We expect that our existing capital resources will be sufficient to meet our cash requirements for at least the next twelve months, although our current resources could be exhausted more quickly depending on the payment terms that we are able to negotiate with our vendors and suppliers and our success in collecting on accounts receivable. The magnitude of our future capital requirements will depend on many factors, including, among others, investments in working capital, and the amount of income generated by operations. If we need to raise additional capital, that capital may not be available on acceptable terms, or at all. If we cannot raise necessary additional capital on acceptable terms, we may not be able to successfully market our products and services, take advantage of future opportunities, respond to competitive pressures or unanticipated requirements or even continue operating our business.

IF WE ARE NOT ABLE TO GROW OR SUSTAIN OUR TRADITIONAL PRIVATE BRANCH EXCHANGE
(PBX) MARKET, OUR BUSINESS, OPERATING RESULTS, AND FINANCIAL CONDITION COULD BE HARMED.

Approximately 40% of our fiscal year 2001 revenues were from sales of PBX customer premise equipment. Our PBX revenues declined 24% from fiscal year 2000 due mainly to a decline in the overall PBX market and significant Year 2000 upgrade revenues present in fiscal 2000. These revenues comprise approximately 76% of our Communications Systems segment revenues as virtually all enterprise voice communications systems sold worldwide today are PBX's. The remainder of the segment revenues are service revenues.

We may not be able to grow or sustain our PBX market revenues because the traditional PBX market is declining. One reason for the decline of the traditional PBX market is the emergence of voice switching platforms based on standard PCs and the continued introduction IP based voice and data communications devices by many of the large equipment manufacturers such as Nortel Networks, Avaya, Mitel, NEC, Toshiba, Panasonic, and Siemens. If we are not able to grow or sustain our traditional PBX revenues or properly train our personnel to sell and service the newer products developed by these companies, our business, operating results and financial condition could be harmed.

IF WE FAIL TO OBTAIN AND MARKET NEW TELECOMMUNICATION AND DATA PRODUCTS OR TO ADD FEATURES TO OUR EXISTING TELECOMMUNICATION AND DATA PRODUCTS, WE MAY NOT BE ABLE TO GENERATE SUFFICIENT REVENUES TO SUSTAIN OUR BUSINESS.

Our success is highly dependent upon the continued successful timely introduction of new telecommunication and data products and new models of our existing telecommunications and data products containing additional features. The markets for our products are characterized by rapid technological change, frequent new product introductions, uncertain product life cycles and changing customer requirements. The rapid change in customers' requirements and the constant introduction of new products by our suppliers could cause technological obsolescence of some of our inventory, which could harm our business, operating results and financial condition.

The success of new products and new models with additional features depends on a number of factors, including strategic allocation of limited financial and technical resources, accurate forecasting of consumer demand, and market and industry acceptance of our products and services. If we are unable to successfully train our sales and technical personnel to sell and service the new telecommunications and data products developed by our equipment manufacturers, our business, operating results, and financial condition could be harmed.

WE FACE INTENSE COMPETITION FROM PARTICIPANTS IN THE TELECOMMUNICATIONS AND DATA VALUE-ADDED RESELLER MARKETS, WHICH MAY IMPAIR OUR REVENUES AND ABILITY TO OBTAIN NEW CUSTOMERS AND MAINTAIN EXISTING CUSTOMERS.

The telecommunications and data value-added reseller markets are intensely competitive and rapidly evolving. In addition, there are few barriers to entry into the telecommunications and data value-added reseller markets, and new entrants to these markets may develop and offer products that will compete directly with our products and services. Rapid technological innovation and intense price competition characterize the markets, and the competition for new customers and for retention of existing customers is intense.

Some of the products and services provided by us are available through competitors with long operating histories in our markets and many of these products are already familiar to and accepted by consumers. Many of the manufacturers and distributors of these competing telecommunication and data products and services have substantially greater brand recognition, market presence, distribution channels, advertising and marketing budgets and promotional and other strategic partners than us.

Actions by our competitors could result in price reductions, reduced margins and loss of market share, any of which would damage our business. We cannot assure you that we will be able to compete successfully against these competitors.

THE LENGTHY SALES CYCLES OF SOME OF OUR PRODUCTS AND THE DIFFICULTY IN PREDICTING THE TIMING OF OUR SALES MAY CAUSE FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS.

The uncertainty of our sales cycle makes the timing of sales difficult to predict and may cause fluctuations in our quarterly operating results. Our sales cycles generally vary from one to twelve months based on the size of the system to be installed and the various requirements of our potential customers. The purchase of our products may involve a significant commitment of our customers' time, personnel, financial, and other resources. We generally recognize revenues on the date of shipment for communications systems and cellular telephones shipped to dealers and upon completion of installation for communications systems sold directly to end users. For cellular sales commission revenues we recognize revenues when retail contracts are submitted to cellular carriers. Resold cellular airtime is recognized as revenues as the airtime is actually used. Also, it is difficult to predict the timing of indirect sales because we have little control over the selling activities of our dealers and value-added resellers.

We incur substantial sales and marketing expenses and spend significant management time before customers place orders with us, if at all. Revenues from a specific customer may not be recognized in the quarter in which we incur related sales and marketing expense, which may cause us to miss our revenue or earnings expectations.

SEASONAL TRENDS MAY CAUSE OUR QUARTERLY OPERATING RESULTS TO FLUCTUATE, WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR STOCK.

Telecommunications product sales have traditionally been much lower in Puerto Rico, our main market, during the winter holiday season than during other times of the year due to the potential business disruption caused by installing new communications systems, and the extended winter holiday season present in Puerto Rico due to local custom. Although predicting consumer demand for our products will be very difficult, we believe that sales of telecommunications systems will be disproportionately low during this period when compared to other times of the year due to the factors above and the seasonal buying patterns of many of our customers. Any fluctuation in our quarterly operating results may cause the market price of our stock to decline, and that decline may be substantial if the fluctuation is caused by factors other than anticipated seasonal buying patterns of customers. Finally, if we are unable to accurately forecast and respond to consumer demand for our telecommunications systems, our reputation and brand may suffer, and the market price of our stock would likely fall.

UNANTICIPATED DIFFICULTIES IN INTEGRATING OUR RECENT PURCHASE OF CERTAIN ASSETS COULD HARM OUR BUSINESS.

In May 2001, we purchased certain assets from Ochoa Telecom, a company engaged in the sale, installation, and maintenance of integrated communications equipment in Puerto Rico. The assets consisted of product inventory, accounts receivable, and some computer equipment for the certain Ochoa personnel that we hired. The purchase was financed through a note payable to Ochoa, collateralized by the assets acquired. Although sales of Ochoa products since the date of acquisition have contributed positively to our financial results, future operating results may be adversely affected if we are not able to realize continued operating efficiencies through the further consolidation of certain sales, administrative, and customer service functions.

ANY FUTURE BUSINESS ACQUISITIONS MAY DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE OR DISTRACT MANAGEMENT ATTENTION.

As part of our ongoing business strategy, we may consider additional acquisitions of, or significant investments in, businesses that offer products, services and technologies complementary to our own. In particular, we may pursue acquisitions and strategic alliances as a means of acquiring additional brands of communications systems to sell and service. Such acquisitions could materially adversely affect our operating results and the price of our stock. Acquisitions also entail numerous risks, including:

         - difficulty of assimilating the operations, products and personnel of the acquired businesses;

         - potential disruption of our ongoing business;

         - unanticipated costs associated with the acquisition;

         - inability of management to manage the financial and strategic position of acquired or developed products, services and technologies;

         - inability to maintain uniform standards, controls, policies and procedures; and

         - impairment of relationships with employees and customers that may occur as a result of integration of the acquired business.

To the extent that shares of our stock or other rights to purchase stock are issued in connection with any future acquisitions, dilution to our existing stockholders will result and our earnings per share may suffer. Any future acquisitions or strategic investments may not generate additional revenue or provide any benefit to our business, and we may not achieve a satisfactory return on our investment in any acquired businesses.

IF WE LOSE KEY MANAGEMENT PERSONNEL, WE MAY NOT BE ABLE TO SUCCESSFULLY OPERATE OUR BUSINESS.

Our future performance will be substantially dependent on the continued services of our senior management, especially our President and Chief Executive Officer, Sergio R. Moren, and other key personnel. The loss of any members of our executive management team and our inability to hire additional executive management could harm our business and results of operations. We employ our key personnel on an at-will basis. We do not maintain key person insurance policies on any of the members of our executive management team.

WE MAY BE UNABLE TO HIRE AND RETAIN SALES, MARKETING, AND SERVICE PERSONNEL TO EXECUTE OUR BUSINESS STRATEGY.

Competition for highly qualified personnel is intense due to the limited number of people available with the necessary technical skills, and we may not be able to attract, assimilate or retain such personnel. If we cannot attract, hire and retain sufficient qualified personnel, we may not be able to successfully market, sell, or service new products.

SINCE WE DO NOT HAVE EXCLUSIVE AGREEMENTS WITH OUR MANUFACTURERS, MANUFACTURERS MAY ENTER INTO DEALER AGREEMENTS WITH OUR COMPETITORS, WHICH MAY ADVERSELY AFFECT OUR BUSINESS.

We distribute and service products designed and manufactured by eOn, Avaya, Nortel, Hitachi, Mitel, Toshiba, NEC, Cortelco, Nokia, Ericsson, Motorola, and others. However, we do not have exclusive distribution agreements with these companies and have competitors in our major markets that sell the same products. Our customers often have the option of purchasing similar communications systems from other distributors in our markets. A decision by the manufacturer to sell to other dealers in our market increases competitive pressures on CSPR, and may adversely affect our business.

IF WE ARE UNABLE TO ESTABLISH AND MAINTAIN SATISFACTORY RELATIONSHIPS WITH THE MANUFACTURERS OF OUR PRODUCTS THAT WE EXPECT TO SELL AND SERVICE, OUR BUSINESS WILL SUFFER.

We acquire all of our products that we sell from manufacturers pursuant to the terms of distribution agreements. The loss of our distribution agreements with our product manufacturers would reduce our revenues, increase obsolescence risk to our existing inventory, and materially harm our business.

WE DEPEND ON EON AND A LIMITED NUMBER OF OTHER THIRD PARTIES TO MANUFACTURE AND SUPPLY OUR PRODUCTS, AND WE MAY BE UNABLE TO OPERATE OUR BUSINESS IF THOSE PARTIES DO NOT PERFORM THEIR OBLIGATIONS.

We expect to rely on eOn and other third-party suppliers for many of the products that we distribute and service, including telecommunications and data systems as well as cellular phones and accessories. We do not have long-term agreements in place with our suppliers and we do not control the time and resources that these third parties devote to our business. We cannot be sure that these parties will perform their obligations as expected or that any revenue, cost savings or other benefits will be derived from the efforts of these parties. If any of our third party suppliers breaches or terminates its agreement with us or otherwise fails to perform its obligations in a timely manner, we may be delayed or prevented from delivering some of our products and services. Because our relationships with these parties are non-exclusive, they may also support products or services that compete directly with ours or offer similar or greater support to our competitors. Any of these events could require us to undertake unforeseen additional responsibilities or devote additional resources to deliver our products and services. This outcome would harm our ability to compete effectively and perform our services.

WE FACE MANY RISKS IN EXPANDING OUR INTERNATIONAL OPERATIONS INTO THE CARIBBEAN AND LATIN AMERICA

Sales outside of Puerto Rico accounted for approximately 7% of our total revenues during fiscal 2001. We expect to increase sales to customers outside Puerto Rico as we establish additional distribution channels in the Caribbean and Latin America. However, foreign markets for our products may develop more slowly than currently anticipated. We may not be able to successfully establish international distribution channels, or we may not be able to hire the additional personnel necessary to support such distribution channels.

OUR FUTURE RESULTS COULD BE HARMED BY ECONOMIC, POLITICAL, REGULATORY AND OTHER RISKS ASSOCIATED WITH OUR RELIANCE ON INTERNATIONAL SALES AND OPERATIONS.

As stated above, sales outside of Puerto Rico accounted for approximately 7% of our total revenues during fiscal 2001. We anticipate that revenue from international sales will continue to represent a significant portion of our total revenue. Because of our operations and relationships in other parts of the Caribbean and in Latin America, and our reliance on foreign third-party manufacturing, assembly and testing operations, we are subject to the risks of conducting business outside of Puerto Rico, including:

         - changes in a specific country's or region's political or economic conditions, particularly in Latin American markets;

         - trade protection measures and import or export licensing requirements;

         - potentially negative consequences from changes in tax laws;

         - difficulty in managing widespread sales and customer service operations; and

         - less effective protection of intellectual property.

We currently sell outside Puerto Rico in the Dominican Republic, Panama, and Costa Rica and continue in attempts to increase our business in these countries. All our sales are denominated in United States dollars.

WE ARE CURRENTLY INVOLVED IN LITIGATION WHICH, IF RESOLVED UNFAVORABLY, COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

We are currently subject to one lawsuit regarding an alleged breach of contract, and four lawsuits regarding employment issues, as described in this Information Statement under "Business -- Legal Proceedings." In the breach of contract case, the plaintiff alleges that we breached the terms of our contract by ceasing to supply services to the plaintiff, and the plaintiff seeks damages of approximately $854,430. In the employment lawsuits, each of the plaintiffs are former employees of our company, and they each allege under various theories of law that their dismissal from employment by CSPR was unjustified. Collectively, the employment law cases allege damages of approximately $9 million. We have analyzed each lawsuit with our legal advisers, and we do not believe that any of these cases will result in an unfavorable outcome which would have a material adverse effect upon our business. However, in the event of one or more unfavorable determinations against us, such litigation could have a material adverse effect on our business by harming earnings if we are liable for a significant monetary judgment, by harming our reputation with our customers through any adverse publicity generated from an unfavorable determination, or by adversely affecting our relationship with current and prospective employees of our company.

LAWS OR REGULATIONS THAT GOVERN THE TELECOMMUNICATIONS INDUSTRY AND COPYRIGHTED WORKS COULD EXPOSE US TO LEGAL ACTION IF WE FAIL TO COMPLY OR COULD REQUIRE US TO CHANGE OUR BUSINESS.

Because our products and services provide our customers with access to the public telephone system and other methods of electronic communication, the products we sell are subject to the regulations of the Federal Communications Commission and Junta Reglamentadora de Telecommunicationes de Puerto Rico, relating to consumer products that connect to the public telephone network and electronic emissions of consumer products.

Changes in the regulatory climate or the enforcement or interpretation of existing laws could expose us to legal action if we fail to comply. In addition, any of these regulatory bodies could promulgate new regulations or interpret existing regulations in a manner that would cause us to incur significant compliance costs or force us to alter the features or functionality of our products and services.

PRODUCT DEFECTS, SYSTEM FAILURES OR INTERRUPTIONS MAY HAVE A NEGATIVE IMPACT ON OUR REVENUES, DAMAGE OUR REPUTATION AND DECREASE OUR ABILITY TO ATTRACT NEW CUSTOMERS.

Errors and product defects can result in significant warranty and repair problems, which could cause customer relations problems. Correcting product defects requires significant time and resources, which could delay product releases and affect market acceptance of our products. Any delivery by us of products with undetected material product defects could harm our credibility and market acceptance of our products.

THE PRODUCTS WE SELL AND SERVICE MAY HAVE UNDETECTED FAULTS LEADING TO LIABILITY CLAIMS, WHICH COULD HARM OUR BUSINESS.

The products we sell and service may contain undetected faults or failures. Any failures of these products could result in significant losses to our customers, particularly in mission-critical applications. A failure could also result in product returns and the loss of, or delay in, market acceptance of our products. In addition, any failure of the products we sell could result in claims against us. Our purchase agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. Although we are unaware of any specific laws or cases that would invalidate our purchase agreement limitation of liability provisions, there is a risk that such provisions may not be effective as a result of federal, state or local laws or ordinances or unfavorable judicial decisions in Puerto Rico or other countries. We maintain insurance to protect against certain claims associated with the use of our products, but our insurance coverage may not adequately cover all possible claims asserted against us. In addition, even claims that ultimately are unsuccessful could be expensive to defend and consume management time and resources.

RISKS RELATED TO THE SECURITIES MARKETS AND OWNERSHIP OF CSPR STOCK

THERE HAS NEVER BEEN A TRADING MARKET FOR OUR STOCK AND ONE MAY NOT DEVELOP, WHICH MAY CAUSE OUR REPORTED STOCK PRICES TO BE VOLATILE AND LIMIT YOUR ABILITY TO SELL YOUR SHARES.

Prior to this distribution, there has been no public market for our stock. We believe the initial trading volume in our stock will be low given the need for investors to assess our prospects and progress as a public company. In addition, although it is expected that trades in our common stock will be reported on the OTC Bulletin Board, our common stock will not be listed on any securities exchange or quoted on The Nasdaq Stock Market, which may further limit the trading volume. Relatively small trades in our stock could, therefore, have a disproportionate effect on our reported stock prices.

The OTC Bulletin Board (the "OTCBB") is a regulated quotation service that displays real-time quotes, last-sale prices and volume information for shares of stock that are not listed on a national securities exchange or designated for quotation on The Nasdaq Stock Market. Trades in OTCBB securities will be displayed only if the trade is processed by an institution acting as a market maker for those securities. Although there initially will be at least one institution acting as a market maker for our shares, that institution will not be obligated to continue making a market for any specific period of time. Thus, there can be no assurance that any institution will be acting as a market maker for our stock at any time. If there is no market maker for our shares and no trades in those shares are reported, it may be difficult for you to dispose of your shares or even to obtain accurate quotations as to the market price of your shares. Moreover, because the order handling rules adopted by the Securities and Exchange Commission that apply to shares quoted on The Nasdaq Stock Market do not apply to OTCBB shares, no market maker will be required to maintain an orderly market in our shares. Accordingly, an order to sell our shares placed with a market maker may not be processed until a buyer for the shares is readily available, if at all, which may further limit your ability to sell your shares at prevailing market prices.

The stock markets in general, and the markets for telecommunications stocks in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may harm the trading prices of our stock. We cannot assure you that you will be able to resell any of your shares at or above the initial trading price. Any of these factors could adversely affect the liquidity and trading prices of our stock.

SUBSTANTIAL SALES OF OUR STOCK MAY OCCUR IMMEDIATELY FOLLOWING THE DISTRIBUTION, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

eOn currently intends to distribute approximately 1,200,000 shares of our common stock to its stockholders. All of these shares will be freely tradable without restriction or further registration, unless the shares are owned by one of our "affiliates," as that term is defined in Rule 405 of the Securities Act of 1933. We are unable to predict whether significant amounts of our stock will be sold in the open market following the distribution. It is unlikely that a sufficient number of buyers will be in the market at that time. A number of factors, including the possibility that the distribution will be taxable to eOn stockholders as of the record date, may cause the recipients of our shares in the distribution to resell those shares immediately. Any sales of substantial amounts of our stock in the public market, or the perception that such sales might occur, whether as a result of the distribution or otherwise, could harm the market price of our stock.

OUR STOCK WILL MOST LIKELY BE SUBJECT TO THE REQUIREMENTS FOR PENNY STOCKS, WHICH COULD ADVERSELY AFFECT YOUR ABILITY TO SELL AND THE MARKET PRICE OF YOUR SHARES.

We currently expect that our stock will fit the definition of a penny stock. The Securities Exchange Act of 1934 defines a penny stock as any equity security that is not traded on a national securities exchange or authorized for quotation on The Nasdaq Stock Market and that has a market price of less than $5.00 per share, with certain exceptions. Penny stocks are subject to Rule 15g under the Securities Exchange Act of 1934, which imposes additional sales practice requirements on broker-dealers who sell such securities. In general, a broker-dealer, prior to a transaction in a penny stock, must deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must provide the customer with current bid and offer quotations for the penny stock, information about the commission payable to the broker-dealer and its salesperson in the transaction and monthly statements that disclose recent price information for each penny stock in the customer's account. Finally, prior to any transaction in a penny stock, the broker-dealer must make a special written suitability determination for the purchaser and receive the purchaser's written consent to the transaction prior to sale. All of these requirements may restrict your ability to sell our stock and could limit the trading volume of our stock and adversely affect the price investors are willing to pay for our stock.

FUTURE SALES OF SHARES MAY DECREASE OUR STOCK PRICE.

Sales of substantial amounts of our common stock in the public market after our distribution, including shares issued upon the exercise of outstanding options, or the perception that such sales could occur, could reduce the market price of our common stock. These sales also might make it more difficult for us to raise funds through future offerings of common stock.

YOUR OWNERSHIP INTEREST MAY BE DILUTED AND YOUR RIGHTS AS A STOCKHOLDER MAY BE ADVERSELY AFFECTED IF WE RAISE CAPITAL THROUGH AN ADDITIONAL ISSUANCE OF EQUITY SECURITIES.

If additional capital is raised through the issuance of equity securities, the percentage ownership of our existing stockholders will decline, stockholders may experience dilution in net book value per share, and these equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. Any debt financing, if available, may involve covenants limiting or restricting our operations, future opportunities, or ability to declare and pay any future dividends.

INSIDERS WILL HAVE SUBSTANTIAL VOTING CONTROL OVER US AFTER THE DISTRIBUTION AND COULD DELAY OR PREVENT US FROM ENGAGING IN A CHANGE OF CONTROL TRANSACTION AND YOU FROM SELLING OUR SHARES AT A PREMIUM TO THE SHARES' THEN CURRENT MARKET VALUE.

After the distribution, we anticipate that our officers, directors and five percent or greater stockholders will beneficially own or control, directly or indirectly, approximately 487,869 shares, which in the aggregate will represent approximately 41% voting interest in the outstanding shares of our common stock. David S. Lee, our Chairman, will beneficially own or control, directly or indirectly, approximately 302,000 shares, which in the aggregate will represent approximately 25% voting interest in the outstanding shares of our common stock.

ChinaVest, Inc. and affiliated entities will beneficially own or control, directly or indirectly, approximately 178,000 shares, which in the aggregate will represent approximately 15% voting interest in the outstanding shares of our common stock. These stockholders may have the ability to control all matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any business combinations. You can read more about the ownership of our shares by our executive officers, directors and principal stockholders in the section entitled "Ownership of Our Common Stock."

OUR CHARTER CONTAINS CERTAIN ANTI-TAKEOVER PROVISIONS THAT MAY DISCOURAGE TAKE-OVER ATTEMPTS AND MAY REDUCE OUR STOCK PRICE.

Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the preferences, rights and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of any preferred stock that may be issued in the future may harm the rights of the holders of common stock. Certain provisions of our certificate of incorporation and bylaws may make it more difficult for a third party to acquire control of us without the consent of our board of directors, even if such changes were favored by a majority of the stockholders. These include provisions that provide for a staggered board of directors, prohibit stockholders from taking action by written consent and restrict the ability of stockholders to call special meetings.

                             SPECIAL NOTE REGARDING
                           FORWARD-LOOKING STATEMENTS

This information statement, including the sections entitled "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," contains forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. Such statements are based on management's beliefs, assumptions, and expectations, which in turn are based on information currently available to management. The information contained in these forward-looking statements is inherently uncertain, and CSPR's and its industry's actual results, levels of activity, performance, and achievements may differ materially due to a number of factors, most of which are beyond CSPR's ability to predict or control. Such factors include, but are not limited to, those listed under "Risk Factors" and elsewhere in this information statement. You should specifically consider these risk factors in evaluating the forward-looking statements. We caution that such factors are not exclusive. These cautionary statements qualify all of the forward-looking statements made in this information statement and readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this information statement. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to publicly release any revision to or update of any forward-looking statement contained in this information statement to reflect events or circumstances occurring after the date hereof, the occurrence of unanticipated events or circumstances, or otherwise.


                                 DIVIDEND POLICY

We have not declared any cash dividends on our capital stock since our incorporation in March 1999. We do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We currently anticipate that we will retain all of our future earnings for use in the development and expansion of our business and for general corporate purposes. Future dividends, if any, will be at the discretion of our board of directors and will depend upon our financial condition, operating results and other factors as determined by our board of directors. In addition, any agreement between future lenders and us may restrict our ability to pay dividends.

                             SELECTED FINANCIAL DATA

We were incorporated in March 1999 under the laws of the Commonwealth of Puerto Rico. At the time of incorporation, our sole stockholder was Cortelco Puerto Rico, Inc. Prior to becoming a wholly-owned subsidiary of eOn in April 1999, Cortelco Puerto Rico, Inc. contributed substantially all of their operations and certain assets and liabilities to us.

You should read the following selected financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and related notes included elsewhere in this information statement.

The selected statement of operations data presented below for the years ended July 31, 2001 and 2000, and for the period from commencement of operations (April 8, 1999) through July 31, 1999, and the selected balance sheet data as of July 31, 2001 and 2000, are derived from our historical financial statements audited by Deloitte & Touche LLP, independent auditors, and are included elsewhere in this information statement. The selected balance sheet data as of July 31, 1999 are derived from our historical financial statements not included in this information statement. The selected statement of operations data for the six month periods ended January 31, 2002 and 2001, and the selected balance sheet data as of January 31, 2002, are derived from our unaudited condensed historical financial statements and are included elsewhere in this information statement. In the opinion of management, these unaudited condensed historical financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations for such periods and our financial condition as of such date.

The selected statement of operations data of our predecessor company, Cortelco Puerto Rico, Inc., for the period from August 1, 1998 through April 7, 1999 are derived from historical financial statements of Cortelco Puerto Rico, Inc. audited by Deloitte & Touche LLP and are included elsewhere in this information statement. The selected statement of operations data of Cortelco Puerto Rico, Inc. for the years ended July 31, 1998 and 1997, and the selected balance sheet data as July 31, 1998 and 1997, are derived from historical financial statements of Cortelco Puerto Rico, Inc. not included in this information statement.

The pro forma net income (loss) per share data gives effect to eOn's planned distribution to eOn's shareholders of all the CSPR shares currently held by eOn on the basis of one share of CSPR stock for every ten shares of eOn common stock outstanding, based on the number of eOn shares outstanding as of January 31, 2002, as if such distribution had occurred as of the beginning of the earliest period presented.

The selected financial information of our predecessor company, Cortelco Puerto Rico, Inc., included herein is not necessarily indicative of our results of operations, financial position, and cash flows as if we had operated as a stand-alone entity at such times nor is it indicative of our results of operations, financial position, and cash flows in the future.

The selected statement of operations data of Cortelco Puerto Rico, Inc. for the years ended July 31, 1998 and 1997, and the selected balance sheet data as of July 31, 1998 and 1997, have been restated to include the effect of management's determination that certain costs related to the acquisition of cellular airtime contracts that had previously been deferred should have been expensed as incurred. In addition, the selected statements of operations data of Cortelco Puerto Rico, Inc. for the years ended July 31, 1998 and 1997 have been restated to reclassify commissions paid to dealers, previously netted against revenues from cellular line activities, to cost of revenues. A summary of the significant effects of the restatements is as follows:



                                                        As previously
(Dollars in thousands)                                    reported               As restated
                                                        -------------            -----------
1997
----
Net revenues                                               $ 14,420                $ 15,606
Cost of revenues                                             10,138                  11,870
Net income (loss)                                              (747)                 (1,293)
Accumulated shareholder's equity (deficiency)                   (59)                   (605)
Total assets                                                  7,177                   6,631
1998
Net revenues                                                 11,826                  14,278
Cost of revenues                                              7,458                   9,633
Net income (loss)                                               (51)                    225
Accumulated shareholder's equity (deficiency)                  (111)                   (380)
Total assets                                                  6,092                   5,823

                                                                                                   CORTELCO PUERTO RICO, INC.
                                                  CORTELCO SYSTEMS PUERTO RICO, INC.                      (PREDECESSOR)
                                         -----------------------------------------------------------------------------------------
                                                                                      PERIOD      PERIOD
                                                                                       FROM        FROM
                                            SIX MONTHS ENDED        YEAR ENDED        APRIL 8    AUGUST 1
                                              JANUARY 31,             JULY 31,        TO JULY    TO APRIL    YEAR ENDED JULY 31,
                                         ------------------------------------------     31,        7,       ---------------------
                                             2002       2001       2001       2000      1999      1999        1998        1997
                                         ----------------------------------------------------------------------------------------
In thousands, except per share data:

Statement of Operations Data:
Net revenues...........................   $  6,364    $12,716    $22,181    $24,262     $7,073    $11,109    $14,278      $15,606
Cost of revenues.......................      4,764     10,533     17,450     18,701      5,213      7,974      9,633       11,870
                                         ----------------------------------------------------------------------------------------
        Gross Profit...................      1,600      2,183      4,731      5,561      1,860      3,135      4,645        3,736
                                         ----------------------------------------------------------------------------------------
Operating Expense:
  Selling, general and
        Administrative.................      2,024      2,984      5,329      5,012      1,550      1,871      4,131        4,656
Separation costs.......................        250         --         --         --         --         --         --           --
Special charges .......................         --        152         62         --         --         --         --           --
                                         ----------------------------------------------------------------------------------------
        Total operating expenses.......      2,274      3,136      5,391      5,012      1,550      1,871      4,131        4,656
                                         ----------------------------------------------------------------------------------------
Income (loss) from operations..........       (674)      (953)      (660)       549        310      1,264        514         (920)
Interest income........................         (8)        (8)       (15)       (21)       (20)       (23)       (42)         (52)
Interest expense.......................         --         --         --         67         16        367        348          361
Other (income)/expense                         (30)        (1)        --         --         --        (21)       (17)          64
                                         ----------------------------------------------------------------------------------------
Income (loss) from operations before
  income taxes.........................       (636)      (944)      (645)       503        314        941        225       (1,293)
Income tax expense ....................         --         --         --         30         10        152         --           --
                                         ----------------------------------------------------------------------------------------

Net income (loss) .....................   $   (636)   $  (944)   $  (645)   $   473     $  304     $  789    $   225     $ (1,293)
                                         ========================================================================================

Basic and diluted net income (loss)
   per share...........................   $ (63.60)   $(94.40)   $(64.50)   $ 47.30     $30.40

Weighted-average number of shares
   outstanding used in computing basic
   and diluted net income (loss) per
   share...............................         10         10         10         10         10

Pro forma basic and diluted net income
   (loss) per share....................   $  (0.53)   $ (0.79)    $(0.54)   $  0.39     $ 0.25

Shares used in computing pro forma
   basic and diluted net income (loss)
   per unit............................      1,198      1,198      1,198      1,198      1,198



                                                                           JULY 31,                                JULY 31,
                                           JAN. 31,            ------------------------------             -----------------------
                                             2002                 2001       2000       1999                  1998        1997
                                          ---------            -------------------------------            -----------------------
Balance Sheet Data:
   Cash and cash equivalents...........   $    465               $   959   $    644     $   71               $   100     $     66
   Working capital.....................      4,964                 3,375      4,499      2,729                 1,776          521
   Goodwill, net.......................        382                   382         --         --                    --           --
   Total assets........................      9,088                10,752     11,729      8,793                 5,823        6,631
   Long-term debt......................         --                    --         --         --                 3,400        2,621
   Total stockholders' equity
     (deficiency)......................      5,960                 4,403      5,015      2,518                  (380)        (605)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Financial Data" and our historical financial statements and related notes thereto included elsewhere in this information statement. In addition to historical information, the discussion in this information statement contains certain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated by these forward-looking statements due to many factors, including those described in "Risk Factors" and elsewhere in this information statement.

OVERVIEW

We are a value-added reseller of numerous third-party brands of voice and data communication systems as well as cellular telephones and airtime. Most of our business is conducted in Puerto Rico, although we also sell communications systems in the Caribbean and Latin America. Our products help enterprises communicate more effectively with customers and increase customer satisfaction and loyalty. We sell both to enterprises in our voice and data communications business and to individual retail customers in our cellular business.

Our reportable segments are Communications Systems and Cellular Airtime Services, each of which offers different products and services. Each segment requires different technology and marketing strategies. The Communications Systems segment offers communications solutions that address voice and data network switching while the Cellular Airtime Services segment resells cellular airtime and cellular telephones in Puerto Rico. The Communications Systems segment revenues are comprised mostly of sales of PBX customer premise equipment. The Communications Systems segment represented 53% of our revenues in fiscal 2001 and virtually all of the operating loss of the company, while Cellular Airtime Services represented 47% of revenues and had a small operating profit. We anticipate that Cellular Airtime Services will decrease as a percentage of total revenues from the fiscal year 2001 amount because of the significant revenues that resulted from a new cellular carrier trying to gain market share in Puerto Rico in the first half of that fiscal year. Cellular Airtime Services revenues were 16% of our total revenues for the six months ended January 31, 2002 and we anticipate that these revenues will continue to represent a smaller percentage of the total revenues than in fiscal year 2001. As Communications Systems revenues will constitute a larger portion of our revenue in the future than in fiscal 2001, it is important that we continue to add to our product and service offering and increase our installed base of customers. Service revenues from our Communications Systems segment have our highest gross margins, greater than the resale of third-party communications systems equipment or our Cellular Airtime Services segment.

While our recent losses have primarily been due to our Communications Systems segment, we anticipate increasing the revenues in the Communications Systems segment while trying to closely control our selling, general, and administrative expenses. We will continually look for ways to increase our installed base of customers via acquisitions or by distributing new types of voice and data communications products as our highest gross margins are from service revenues in our Communications Systems segment. Our recent losses in the Communications System segment were mainly a result of expanding our sales and administrative infrastructure following our rapid growth in fiscal 1999 and the first half of fiscal 2000. In fiscal 2001, we restructured our business to address the downward cycle in the telecommunications industry and began to look for ways to increase our higher margin business by acquiring certain assets of Ochoa Telecom in Puerto Rico. While the telecommunications market has continued to be depressed in Puerto Rico due to macroeconomic factors in the country, we will continue to seek acquisition opportunities that allow us to increase our maintenance revenues in the Communications Systems segment.

We recognize revenues from the communications systems we install upon completion of the installation services and acceptance by the customer due to the customized nature of each installation. We recognize revenues upon shipment for communications systems and cellular telephones shipped to dealers because, at that point, we have no further obligation to our dealers to either deliver additional products or perform services. We also recognize revenues upon shipment for cellular telephones sold to retail customers. We recognize cellular sales commission revenues when retail contracts are submitted to cellular carriers and revenues for resold cellular airtime when the customer uses the airtime. Revenues from communications systems service contracts are recognized over the life of the individual contracts. Currently, we sell and service communications systems from eOn, as well as various third-party communications systems from various manufacturers. eOn products represented less than 1% of our total revenues and 2% of our Communications Systems revenues.

Our operating expenses consist mainly of salaries of our sales, marketing, service, and administrative personnel and associated overhead. We recognize these expenses as incurred. As we distribute the products of third parties and do not sell any products that we design or develop ourselves, we do not incur any costs for research and development. While we have essentially operated as a stand-alone entity from our parent due to our location in Puerto Rico, with separate audits, legal counsel, corporate officers, and accounting and administrative functions, we have not previously operated as a stand-alone public company. Therefore, we anticipate that we will incur additional general and administrative expenses due to public company reporting requirements that were previously performed by our parent.

Net revenues in quarters ending January 31 generally decline from the previous quarter, reflecting seasonal factors that affect some of our customers and the market for voice and data communication systems in Puerto Rico. Customers in such markets as call centers and retail outlets have seasonal buying patterns and do not purchase substantial amounts of equipment during the quarters ending January 31. The increase in total net revenues from October 31, 1999 to January 31, 2000, however, was due mainly to single-line telephone sales to the Puerto Rico Telephone Company and is not indicative of the usual seasonal pattern of our business.

As we commenced operations on April 8, 1999 after the contribution of certain net assets from our predecessor company, Cortelco Puerto Rico, Inc. ("CPR"), comparison of our operations data from the period April 8, 1999 to July 31, 1999 to fiscal 2000 is not included due to non-comparability of the time periods.

The following table presents our operating ratios for fiscal years 2001 and 2000, and for the period April 8, 1999 (date of commencement of operations) to July 31, 1999, and the six months ended January 31, 2002 and 2001:


                                                                                         PERIOD FROM
                                          SIX MONTHS ENDED                                APRIL 8 TO
                                            JANUARY 31,          YEAR ENDED JULY 31,       JULY 31,
                                       --------------------------------------------------------------
                                          2002        2001        2001        2000            1999
                                       -------------------------------------------------------------
Net revenues .......................     100.0%      100.0%      100.0%      100.0%           100.0%
Cost of revenues ...................      74.9%       82.8%       78.7%       77.1%            73.7%
                                       -------------------------------------------------------------
Gross margin .......................      25.1%       17.2%       21.3%       22.9%            26.3%
Operating expenses:
   Selling, general, and
     administrative ................      31.8%       23.5%       24.0%       20.7%            21.9%
   Separation costs ................       3.9%        0.0%        0.0%        0.0%             0.0%
   Special charges .................       0.0%        1.2%        0.3%        0.0%             0.0%
                                       -------------------------------------------------------------
Total operating expenses ...........      35.7%       24.7%       24.3%       20.7%            21.9%
                                       -------------------------------------------------------------
Income (loss) from operations ......     (10.6)%      (7.5)%      (3.0)%       2.3%             4.4%
Interest (income) expense, net .....      (0.1)%      (0.1)%      (0.1)%       0.2%             0.0%
Other income .......................      (0.5)%       0.0%        0.0%        0.0%             0.0%
                                       -------------------------------------------------------------
Income (loss) from operations before
     income taxes ..................     (10.0)%      (7.4)%      (2.9)%       2.1%             4.4%
Income tax expense (benefit) .......       0.0%        0.0%        0.0%        0.1%             0.1%
                                       -------------------------------------------------------------
Net income (loss) ..................     (10.0)%      (7.4)%      (2.9)%       2.0%             4.3%
                                       =======        ====       =====        ====             ====

RESULTS OF OPERATIONS

         SIX MONTHS ENDED JANUARY 31, 2002, COMPARED TO SIX MONTHS ENDED JANUARY 31, 2001

NET REVENUES

Net revenues decreased 50.0% to $6.4 million in the six months ended January 31, 2002 from $12.7 million in the six months ended January 31, 2001. The results primarily reflected decreased revenues of approximately $6.4 million from the Cellular Airtime Services segment, while revenues from the Communications Systems segment were substantially unchanged from the prior year. Communications Systems segment revenues during the six months ended January 31, 2002 include $1.0 million of revenues from sales attributable to the portion of our business we acquired from Ochoa Telecom, an installer of integrated communications systems, in May 2001. See "Business-Our Strategy." The Cellular Airtime Services revenues decreased in the current year due mainly to significant revenues in the prior year associated with a new cellular carrier that was trying to build market share in Puerto Rico during the first half of fiscal year 2001.

COST OF REVENUES AND GROSS PROFIT


Cost of revenues consists primarily of purchases from our equipment manufacturers and other suppliers and costs incurred for final assembly, quality assurance and installation of our systems. Gross profit decreased 26.7% to $1.6 million in the six months ended January 31, 2002 from $2.2 million in the six months ended January 31, 2001. The decrease resulted primarily from decreased revenues in Cellular Airtime Services, offset partially by a greater percentage of higher margin Communications Systems revenues and higher margins on Communications Systems revenues in the current year. Our gross margins were 25.1% in the six months ended January 31, 2002 and 17.2% in the six months ended January 31, 2001. The gross margin in the six months ended January 31, 2001 reflected a significantly higher mix of lower margin Cellular Airtime Services revenue. Cost of revenues include $0.1 million for inventory obsolescence charges for the six months ended January 31, 2002 and $0.2 million for the six months ended January 31, 2001.


SELLING, GENERAL AND ADMINISTRATIVE EXPENSES


Selling, general and administrative expenses consist primarily of salaries and benefit costs, advertising, and facilities and other overhead expenses incurred to support our business. Selling, general and administrative expenses decreased 32.2% to $2.0 million in the six months ended January 31, 2002 from $3.0 million in the six months ended January 31, 2001. The decrease was primarily due to decreased headcount in the Communications Systems and Cellular Airtime Services segments in fiscal 2002 compared to fiscal 2001. See "Special Charges". These expenses as a percentage of revenues increased to 31.8% in the six months ended January 31, 2002 from 23.5% in the six months ended January 31, 2001, as expense reductions from our restructuring plans were not proportionate to the decline in revenues.


SEPARATION COSTS

Separation costs were $0.3 million in the six months ended January 31, 2002 and $0.0 million in the six months ended January 31, 2001. These costs represent legal and accounting fees associated with our separation from eOn.

SPECIAL CHARGES

To reduce costs and improve productivity, CSPR adopted a restructuring plan and employee reductions took place in the second quarter of fiscal 2001. The major component of the plan and all of the charges, comprised estimated severance payments related to reductions in our workforce of approximately 30%.

Net workforce reductions under the plan will reduce our future employee expense. The decrease in costs as a result of the restructuring activities outlined above primarily impacted wages and benefits in our selling, general and administrative expenses.

INTEREST INCOME

Interest income was nominal in the six months ended January 31, 2002 and 2001. In addition, we had no interest expense in either the six months ended January 31, 2002 or the six months ended January 31, 2001 as we retired our credit facility in conjunction with the initial public offering of eOn in February 2000.

INCOME TAX EXPENSE

We recognized no income tax benefit in the six months ended January 31, 2002 or the six months ended January 31, 2001 because we cannot conclude that it is more likely than not that deferred tax assets will be realized in the future.


NET LOSS

Net loss decreased to $0.6 million in the six months ended January 31, 2002 from $0.9 million in the six months ended January 31, 2001. Selling, general, and administrative expenses declined more rapidly during the current year than the decrease in gross profit that resulted from lower current year revenues, resulting in a smaller net loss.

         FISCAL YEAR ENDED JULY 31, 2001, COMPARED TO FISCAL YEAR ENDED JULY 31, 2000

NET REVENUES

Total revenues decreased 8.6% to $22.2 million in fiscal 2001 from $24.3 million in fiscal 2000. These results primarily reflected decreased revenues from the Communications Systems segment of $3.3 million, offset partially by increased revenues from the Cellular Airtime Services segment of approximately $1.2 million. Fiscal 2001 Communications Systems results included $0.4 million in revenues from Ochoa products. The decreased Communications Systems revenues in fiscal 2001 reflected the significant revenues in fiscal 2000 that resulted from Year 2000 upgrades, while increased Cellular Airtime Services revenues reflected the addition of new third-party cellular products distributed in Puerto Rico.

COST OF REVENUES AND GROSS PROFIT


Gross profit decreased 14.9% to $4.7 million in fiscal 2001 from $5.6 million in fiscal 2000. The decrease resulted primarily from decreased revenues and additional inventory reserves incurred in the current year due to product obsolescence. Our gross margins were 21.3% in fiscal 2001 and 22.9% in fiscal 2000. Cost of revenues include $0.2 million for inventory obsolescence charges for fiscal 2001 and $0.0 million for fiscal 2000.



SELLING, GENERAL AND ADMINISTRATIVE EXPENSES


Selling, general and administrative expenses increased 6.3% to $5.3 million in fiscal 2001 from $5.0 million in fiscal 2000. The increase was primarily due to increased payroll, benefit, and advertising costs associated with Cellular Airtime Services revenues through our direct sales channel. These expenses as a percentage of total revenues were 24.0% in fiscal 2001 and 20.7% in fiscal 2000.

INTEREST INCOME AND EXPENSE, NET

Interest income was nominal during fiscal years 2001 and 2000. In addition, we had no interest expense in fiscal year 2001 compared to $0.1 million in expense for fiscal 2000. The decrease in expense was due to the retirement of our credit facility in conjunction with the initial public offering of stock of eOn in February 2000.

SPECIAL CHARGES

To reduce costs and improve productivity, eOn and CSPR adopted a restructuring plan in fiscal 2001. The major component of the plan and all of the charges comprised estimated severance payments related to reductions in our workforce of approximately 30%.

The following table provides detail about the special charges recorded during fiscal year 2001 and the associated liabilities at July 31, 2001:

                                Charges       Expenditures       Other Adjustments       Liability Balance
                                -------       ------------       -----------------       -----------------
Termination benefits            $  152           $ (62)               $ (90)                   $  0

The adjustment reflected above relates to a reduction in the estimated total severance costs associated with the restructuring plan.

Net workforce reductions under the plan will reduce our future employee expense. The employee reductions took place in the second quarter of fiscal 2001. The decrease in costs as a result of the restructuring activities outlined above will primarily impact wages and benefits in our selling, general and administrative expense.

INCOME TAX EXPENSE

We recognized no income tax benefit in fiscal year 2001 because we cannot conclude that it is more likely than not that deferred tax assets will be realized in the future.

NET INCOME (LOSS)

Net loss of $(0.6) million for fiscal 2001 versus net income of $0.5 million for fiscal 2000 resulted primarily from decreased Communications Systems revenues and higher selling, general, and administrative expenses. As a result of the decreasing revenues during fiscal year 2001, we implemented a restructuring plan that reduced headcount during the fiscal year and decreased our future operating expenses.

         PERIOD PRIOR TO APRIL 7, 1999


Because we did not commence operations until April 8, 1999 and had less than four months of business activity during the period from April 8, 1999 to July 31, 1999, we do not believe that a comparison of this period with the year ended July 31, 2000 would be meaningful. During the period from April 8, 1999 to July 31, 1999, we had net revenues of $7,073,000 cost of revenues of $5,213,000 and selling, general, and administrative expenses of $1,550,000.


LIQUIDITY AND CAPITAL RESOURCES

Prior to the initial public offering of eOn, we funded our operations primarily through cash generated from operations and periodic borrowings under our former revolving credit facility. Subsequent to the initial public offering, eOn periodically provided funds through parent-subsidiary loans as our credit facility was retired with funds from the initial public offering. The last funds received from eOn were in November 2000 and we have funded all cash requirements and loan repayments to eOn of $2.25 million since that date from operating revenues. However, as our business continues to grow, we may need additional capital. Such capital may not be available on favorable terms or at all. See "Risk Factors--Following the distribution, we will no longer be able to rely on eOn as a major source of capital funding, which could limit our ability to grow or sustain our business."

Net cash provided by (used in) operating activities was $1.2 million and ($1.9) million in fiscal 2001 and 2000, $0.0 million for the six months ended January 31, 2002 and ($1.5) million for the six months ended January 31, 2001. Cash provided by operating activities in fiscal 2001 was due primarily to increased collections of receivables and reduced inventory balances, offset by lower net income in the current fiscal year. Cash used in operating activities during fiscal year 2000 and in the six months ended January 31, 2001 resulted primarily from an increase in receivables and inventories in conjunction with an aggressive attempt by a major cellular carrier to gain market share in the Puerto Rico cellular market. Cash used in operating activities during the six months ended January 31, 2002 resulted from the net loss for the period offset primarily by decreases in accounts receivable and inventory due to efforts to improve collections and reduce inventories.

Net cash provided by (used in) investing activities was ($0.3) million in fiscal 2001 and 2000, ($0.1) million for the six months ended January 31, 2002 and ($0.1) million for the six months ended January 31, 2001. Cash used in investing activities in fiscal 2001 and 2000 and the six months ended January 31, 2002 and 2001 consisted primarily of purchases of property and equipment.

Net cash provided by (used in) financing activities was ($0.6) million and $2.8 million for fiscal 2001 and 2000, ($0.4) million in the six months ended January 31, 2002, and $1.7 million in the six months ended January 31, 2001. Cash used in financing activities in fiscal 2001 and the six months ended January 31, 2002 represent repayments of part of the note payable issued in conjunction with CSPR's acquisition of certain assets from Ochoa in May 2001. The primary source of cash from financing activities during fiscal 2000 was $1.7 million in additional net advances from eOn, $1.3 million in advances from the initial public offering of eOn stock, offset by the retirement of all outstanding debt. During the six months ended January 31, 2002, the net amounts previously advanced from eOn to CSPR were reclassified as capital contributions and no further repayment of the amounts is required. Cash provided from financing activities during the six months ended January 31, 2001 represents $1.7 million in additional advances from eOn.

We believe that our cash and cash equivalents and cash flow from operations will continue to satisfy our projected working capital and capital expenditure requirements for at least the next twelve months. In addition, as of January 31, 2002, the remaining amount outstanding on the note payable to Ochoa was $400,000, originally due on March 25, 2002. Subsequent to January 31, 2002, we reached an agreement with Ochoa to extend the due date of the note payable to June 15, 2002 with no additional interest or penalty due at that time. We have made two payments of $100,000 each on March 25, 2002 and April 5, 2002, which reduced the outstanding balance of the note to $200,000. We expect to repay this outstanding balance either with cash generated from operating activities and/or borrowings on a credit facility or other financing that we intend to establish with a financial institution.

To the extent future revenues are not realized or we grow more rapidly than expected over the next few years, we may need additional cash to finance our operating and investing activities. Since our company provides services and we do not manufacture any of the products we sell, we do not anticipate any material capital expenditures over the next few years. However, in the event that we do have capital expenditures, we will obtain the necessary funding for such expenditures through either cash flow from operations, a debt facility extended by a financial institution, or possibly through the issuance of debt and/or equity instruments to the public. The company does not currently have any debt instruments or credit facility established with any financial institution. However, the company may obtain a credit facility or issue additional debt or equity instruments in the future should the need arise. See "Risk Factors--Your ownership interest may be diluted and your rights as a Stockholder may be adversely affected if we raise capital through an additional issuance of equity securities."

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet measured at fair value. We adopted SFAS No. 133 on August 1, 2000. It did not have a significant impact on our results of operations or financial position.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 summarizes the staff's various views in applying generally accepted accounting principles to revenue recognition in financial statements. We have evaluated our revenue recognition policies and concluded that they comply with SAB No. 101.

In July 2001, the FASB issued SFAS No. 141, "Business Combinations." SFAS No. 141 requires that all business combinations be accounted for under the purchase method only and that certain acquired intangible assets in a business combination initiated after June 30, 2001 be recognized as assets apart from goodwill. We do not expect the adoption of SFAS No. 141 to have a material impact on our future results of operations or financial position.

In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that the ratable amortization of goodwill be replaced with periodic tests of the goodwill's impairment and that intangible assets other than goodwill should be amortized over their useful lives. We adopted SFAS No. 142 on August 1, 2001, and thereupon performed an impairment test of our goodwill and determined that no impairment of the recorded goodwill existed. Under SFAS No. 142, goodwill will be tested for impairment at least annually and more frequently if an event occurs which indicates the goodwill may be impaired.

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. The adoption of SFAS No. 143 will be effective for CSPR in the first quarter of fiscal year 2003. We do not expect the adoption of SFAS No. 143 to have a significant impact on our future results of operations or financial position.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes previous guidance for financial accounting and reporting for the impairment or disposal of long-lived assets and for segments of a business to be disposed of. The adoption of SFAS No. 144 will be effective for CSPR in the first quarter of fiscal 2003. We do not expect the adoption of SFAS No. 144 to have a significant impact on our future results of operations or financial position.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The majority of our cash equivalents and available-for-sale securities are invested in variable rate instruments with frequent rate resets. Because these securities have short effective maturities, we believe the market risk for such holdings is insignificant. In addition, the vast majority of our sales are made in U.S. dollars, and consequently, we believe that our foreign exchange rate risk is immaterial. We do not have any derivative instruments and do not engage in hedging transactions.

                      QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarterly financial data for the years ended July 31, 2001 and 2000 are summarized as follows:


2001                                            First          Second           Third            Fourth
                                              Quarter         Quarter(2)       Quarter(2)       Quarter
                                              -------         --------         --------         -------
                                                                   (In thousands)
Net revenues                                  $  6,344        $  6,372         $  3,737         $  5,728
Gross profit                                     1,472             711              965            1,583
Net income (loss)                             $     41        $   (985)        $   (130)        $    429

Pro forma basic and diluted net income
(loss) per share(1)                           $   0.03        $  (0.82)        $  (0.11)        $   0.36

2000                                             First          Second           Third           Fourth
                                               Quarter         Quarter         Quarter          Quarter
                                              --------        --------        --------         --------
                                                                  (In thousands)
Net revenues                                  $  5,230        $  7,509        $  5,228         $  6,295
Gross profit                                     1,290           1,618           1,216            1,437
Net income (loss)                             $     85        $    275        $    (27)        $    140

Pro forma basic and diluted net income
   (loss) per share(1)                        $   0.07        $   0.23        $  (0.02)        $   0.12



---------------------
(1) The pro forma basic and diluted net income (loss) per share data gives effect to eOn's planned distribution to eOn's shareholders of all the CSPR shares currently held by eOn on the basis of one share of CSPR stock for every ten shares of eOn common stock outstanding, based on the number of eOn shares outstanding as of February 28, 2002, as if such distribution had occurred as of the beginning of the earliest period presented.

(2) The second quarter results of operations for fiscal year 2001 includes special charges of $152,000 related to a restructuring plan that resulted in the termination of employees. Third quarter results for fiscal year 2001 include a $90,000 reduction of the special charges due to a reduction in the estimated total severance costs associated with the restructuring plan.

                                    BUSINESS

INTRODUCTION

We are a value-added reseller of numerous third-party brands of voice and data communications systems as well as cellular telephones and airtime. We provide value through our sales distribution network and our service. The products we sell help enterprises communicate more effectively with customers and increase customer satisfaction and loyalty. We conduct most of our business in Puerto Rico, although we also sell voice and data communications systems elsewhere in the Caribbean and Latin America.

We were incorporated in March 1999 under the laws of the Commonwealth of Puerto Rico. At the time of incorporation, our sole stockholder was CPR. Prior to becoming a wholly-owned subsidiary of eOn in April 1999, CPR contributed substantially all of its operations and certain assets and liabilities to us.

Our reportable segments are Communications Systems and Cellular Airtime Services, each of which offers different products and services. Each segment requires different technology and marketing strategies. The Communications Systems segment offers communications solutions that address voice and data network switching while the Cellular Airtime Services segment resells cellular airtime and cellular telephones in Puerto Rico.

Through our Communications Systems segment we install, program, and service voice and data communications systems such as customer premise PBX's, call center voice switches and applications, as well as reselling computers and local area networks to enterprises and businesses of all sizes. PBX's are private telephone switching systems, usually located on a customer's premises, which provide telephone services within the customer's premises, as well as access to the public switched network. We resell cellular telephones either separately or in conjunction with buying and reselling cellular airtime from cellular carriers, predominantly the Puerto Rico Telephone Corporation ("PRTC"). We also receive sales commissions from cellular carriers for signing up customers with the carriers, in which case we do not buy and resell the actual cellular airtime. No bundling of cellular telephones and cellular airtime takes place as the telephone suppliers and the airtime provider are different entities.

INDUSTRY OVERVIEW

Our markets are generally characterized by numerous competitors that often distribute many of the same products that we distribute. Therefore, price competition is often intense for many of the products that we distribute. As other value-added resellers sometimes offer the same equipment as us, the quality of customer service provided is often the differentiating factor in winning new customers.

OUR STRATEGY

We are continually assessing the addition of new brands of voice and data communications equipment to distribute and new cellular products to offer in the markets we serve. Historically, we derived virtually all of our revenues from sales in Puerto Rico. We expect to increase sales to customers outside of Puerto Rico as we continue to establish our distribution channels elsewhere in the Caribbean and Latin America. Additionally, we will continue to assess possible acquisitions of other companies or assets to increase our product offering and our installed base of service customers.

ACQUISITION OF CERTAIN ASSETS OF OCHOA TELECOM

During May 2001, we acquired certain assets consisting of accounts receivable, inventory, computers, and the installed customer base of Ochoa Telecom, Inc., a company engaged in the sale, installation, and maintenance of integrated voice communications equipment in Puerto Rico. In connection with this acquisition, we executed a promissory note in favor of Ochoa Telecom in the amount of $1,400,000. The current principal balance of this note was $400,000 as of January 31, 2002. The remaining outstanding balance was originally payable on March 25, 2002. Subsequent to January 31, 2002, we reached an agreement with Ochoa to extend the due date of the note payable to June 30, 2002 with no additional interest or penalty due at that time. We have made two payments of $100,000 each on March 25, 2002 and April 5, 2002, and one payment of $50,000 on June 15, 2002, which reduced the outstanding balance of the note to $150,000. Assets acquired from Ochoa Telecom collateralize the note payable. The purchase price of these assets, including acquisition costs, exceeded the fair value of the assets by $382,000, and we accounted for this as goodwill at the time of the acquisition.

PRODUCTS AND SERVICES

We sell, install, and service the voice and data communications and cellular products of a number of equipment manufacturers, including eOn, Avaya, Lucent, Nortel, Hitachi, Mitel, NEC, Cortelco, Nokia, Ericsson, and Motorola among others. We also resell cellular airtime that we purchase from cellular carriers, predominantly PRTC. We do not make any of the products that we sell.

CUSTOMERS

Our customers include both enterprises in our voice and data communications systems business and individual retail customers in our cellular business. We do not derive a significant portion of our revenues from any single customer.

SALES AND MARKETING

We sell our voice and data communications systems and our cellular products both through a direct sales force and through a network of authorized dealers. Most of the voice and data communications systems we sell are installed directly by us, while approximately half of the sales of our cellular phones and airtime are done through our dealer network. We advertise our voice and data communications products primarily through trade shows and hosted marketing presentations, while most advertising for our cellular products is done through newspapers and other print media.

CUSTOMER SERVICE AND SUPPORT

We earned approximately 13% of our revenue in fiscal 2001 from the servicing of voice and data communications systems previously installed. Customers generally sign maintenance agreements which detail the services provided and the fees charged for delivering such services. The equipment manufacturers train our personnel in the products that we distribute and service through training courses offered. A key factor in assessing whether to distribute additional equipment brands or acquire assets of other distributors is the size of an installed base of customers in the markets and the technical expertise required to service the equipment.

INTELLECTUAL PROPERTY

We do not have any patents, trademarks, or licenses in the conduct of our business. We conduct most of our operations under the trade names "Cortelco" and "Cellular Outlet" which are well known by customers in Puerto Rico. Under Puerto Rican law, we have a proprietary interest in these tradenames for so long as we continue to actively use these trade names.

COMPETITION

The market we serve in the communications industry is highly competitive. Competitive factors include (1) market acceptance of the products, services and technology solutions that we provide, (2) pending and future legislation affecting the communications industry, (3) name recognition and market share,
(4) our ability to provide integrated communication and data solutions for customers in a dynamic industry, and (5) the introduction of new technologies.

The dominant competitor in the Puerto Rico market is PRTC, which is significantly larger than any competitor in the market. However, recently PRTC has begun to reduce its voice equipment installation and service business in order to apply its resources to other markets that it deems more attractive. PRTC has traditionally been the reseller, installer, and service company in Puerto Rico for Nortel Networks, the largest voice communications equipment provider in Puerto Rico. As PRTC exits the reseller and service business for customer premise voice products, we will compete with other resellers in the attempt to acquire the maintenance contracts on their customers. Buyers of enterprise voice communications systems are generally very sensitive to price and, to a lesser degree, customer service. Therefore, having the lowest sales price is often the key to winning a customer initially and resellers will often compete aggressively on price in order to win customers for maintenance purposes. We are one of the largest resellers in the Puerto Rico market. We believe that our size offers a competitive advantage in continuing to grow our Communications Systems segment as the large resellers are better able to compete on sales price due to discounts received from equipment manufacturers for larger volume purchases.

Some of our competitors in the communications business are small, owner-operated companies typically located and operated in a single geographic area. Certain of these smaller competitors may have lower overhead cost structures and, consequently, may be able to charge lower rates for their services. Therefore, our relative size may be a competitive disadvantage because we have higher overhead cost structures, and lack as much flexibility to charge lower rates for our services.

There also are a number of large, integrated national companies engaged in providing commercial services in the service lines in which we intend to focus, some of which also manufacture and sell directly the products that we service and sell. Certain of our larger competitors may have greater financial resources to finance acquisition and internal growth opportunities and may be willing to pay higher prices than us for acquisition opportunities. As a result, we have a competitive disadvantage compared to these larger competitors.

Future competition may be encountered from other newly formed or existing public or private service companies with aggressive acquisition and marketing programs. Certain products and services that we offer are manufactured or supplied by others. This presents a competitive disadvantage to us since we incur the risk of partial reliance upon third-party systems and services, as well as risks associated with the need to integrate services and solutions across networks, platforms and equipment manufactured or supplied by various companies.

EMPLOYEES

As of January 31, 2002, we had approximately 88 employees, including 32 in sales and marketing, 41 in customer service and support, and 15 in finance and administration.

FACILITIES

Our corporate headquarters is located in approximately 20,000 square feet of a facility located in San Juan, Puerto Rico. We lease this facility from Cortelco Puerto Rico, Inc., a wholly-owned subsidiary of Cortelco Systems Holding Corporation, our former owner and an affiliate through common stock ownership. The lease on this facility expires in April 2004. Virtually all of our employees work at this facility, other than those that work at the direct sales cellular outlets operated by us.

GOVERNMENTAL REGULATION

We are not directly regulated by any governmental agency. However, the Federal Communications Commission and Junta Reglamentadora de Telecommunicationes de Puerto Rico have regulations which address consumer products that connect to the public telephone network. In addition, the Federal Communications Commission regulates electronic emissions of consumer products such as cellular telephones. Our business could be adversely affected if these agencies modify or adopt new regulations. Such regulations could impact the cost of the products we sell or limit the types of products that we may sell, thus reducing our revenues.

LEGAL PROCEEDINGS

From time to time, we may be a party to legal proceedings incidental to our business. We do not believe that any of these proceedings will have a material adverse effect on our business or financial condition.

In 1997, Cellu-Tel, Inc. filed a lawsuit against us in Superior Court, San Juan, Puerto Rico. The complaint alleges that we breached the terms of our contract by ceasing to supply services to the plaintiff. The plaintiff seeks damages of approximately $854,430. Discovery proceedings are being conducted. As a result of the information obtained during discovery, we filed a Third Party Complaint against City Cellular, Inc. and Edgardo Correa, who is the President of Cellu Tel, Inc. and City Cellular, Inc. We alleged in the Third Party Complaint that City Cellular is a business conduit (an "alter ego") of plaintiff Cellu Tel, Inc. We have also alleged that City Cellular has continued to conduct the business of plaintiff. We also believe that City Cellular has received the benefits and income that plaintiff would have received, if any. Therefore, we believe that City Cellular is directly responsible to Cellu Tel. City Cellular has answered the Third Party Complaint and denied the allegations and raised several defenses. We intend to follow through with discovery proceedings regarding the Third Party Complaint. We believe that this litigation is without merit and will not have a material adverse effect on our business.

In 2001, Jorge Basmeson, a former employee of CSPR, filed a lawsuit against us in San Juan, Puerto Rico. The plaintiff, whose employment we terminated, alleges that his dismissal was unjustified and violated applicable discrimination laws. The plaintiff seeks damages of approximately $600,000. Discovery proceedings are being conducted. We believe that this litigation is without merit and will not have a material adverse effect on our business.

In 2001, Jose Gonaalez-Nogueras and Luis Luhring-Arizmendi filed a lawsuit against us in Court of First Instance, San Juan, Puerto Rico. The plaintiffs were terminated from employment upon diverse circumstances. Mr. Gonzalez resigned voluntarily alleging that he had problems adjusting to the operational system and corporate culture of CSPR. Mr. Luhring was recruited for 90 days as a probationary employee. Before ending his probationary period, CSPR decided not to offer Mr. Luhring permanent employment. The plaintiffs seek $5,074,321 for Mr. Gonzalez and $3,072,000 for Mr. Luhring, for alleged damages and loss of business. CSPR has filed a motion requesting an extension of time to answer the complaint and will file a motion to sever the cases. We believe that all of these allegations are false, and that this litigation is without merit and will not have a material adverse effect on our business.

In 2001, Jorge Berrios filed a lawsuit against us in Court of First Instance, Caguas, Puerto Rico. The plaintiff alleges that he was unjustly dismissed from employment. He claims compensation in the amount of $300,000 in damages and $32,910.16 as a statutory severance payment. This case is in the initial stage, with CSPR having filed an answer to the complaint. We believe that this litigation is without merit and will not have a material adverse effect on our business.

In January 2002, Edwin Colberg filed a lawsuit against us in the Court of First Instance, Superior Part, San Juan, Puerto Rico. The plaintiff alleges that he was unjustly dismissed from employment, that CSPR discriminated against him on the basis of his age, and that he suffered mental anguish as a result of his dismissal. His total claim is in the amount of $7,348,000. Discovery proceedings are being conducted. We have conducted an investigation of the allegations and concluded from our investigation that no discrimination of any type occurred. We believe that our actions were justified by business reasons, and that this litigation is without merit and will not have a material adverse effect on our business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


Following the distribution, our board of directors will be comprised of four directors. Our board of directors will be divided into three classes. As a transitional arrangement, the term of the one director serving in Class I will expire at the 2002 annual meeting of stockholders, the term of the one director serving in Class II will expire at the 2003 annual meeting of stockholders, and the two directors serving in Class III will expire at the 2004 annual meeting of stockholders. Commencing with the 2002 annual meeting of stockholders, the directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for such class expires and thereafter will serve for a term of three years. We anticipate that Sergio R. Moren will be a Class I director, Lanny N. Lambert will be a Class II director, and David S. Lee will be a Class III director.


The following table sets forth information as to the persons who we expect to serve as our directors and executive officers immediately following the distribution. Our board of directors may appoint additional executive officers from time to time.


         Name                                       Age                             Title
         ----                                       ---                             ------
David S. Lee......................................   64            Chairman of the Board
Sergio R. Moren...................................   57            Director, President, and Chief Executive Officer
Francisco Sanchez.................................   55            Chief Financial Officer, and Vice
                                                                   President - Finance and Administration
Jose Alvarez......................................   46            Vice President - Operations and General Manager
                                                                   of Cellular Division
Manuel del Toro ..................................   54            Vice President - Sales and Marketing
Lanny N. Lambert..................................   53            Director


DAVID S. LEE became the Chairman of the Board of eOn in 1991 and served as Chief Executive Officer from May 2000 through August 2001. Mr. Lee is a director of ESS Technology, Inc., a provider of semiconductor and software solutions for multimedia applications, and Linear Technology Corporation, a semiconductor company. Mr. Lee is a Regent of the University of California. From 1985 to 1988, Mr. Lee was President and Chairman of Data Technology Corporation, a computer peripheral company. Prior to 1985, he was Group Executive and Chairman of the Business Information Systems Group of ITT Corporation, a diversified company, and President of ITT Qume, formerly Qume Corporation, a computer systems peripherals company. In 1973, Mr. Lee co-founded Qume Corporation and was its Executive Vice President until the company was acquired by ITT Corporation in 1978. Mr. Lee received an M.S. from North Dakota State University and a B.S. and an honorary doctorate from Montana State University.

SERGIO R. MOREN became President, Chief Executive Officer, and a Director of CSPR in April 1999. From February 1998 until April 1999, Mr. Moren was President of CPR. From January 1996 to February 1998, Mr. Moren was Vice President of Integrated Technologies, a contract manufacturer. Prior to 1996, Mr. Moren held executive positions in manufacturing, sales and marketing at ITT Industries, Inc., an engineering and manufacturing company, including President and General Manager of ITT Qume Caribe, a division of ITT Industries. Mr. Moren received a master's degree from Harvard University and a B.S. from Santa Maria University.

FRANCISCO SANCHEZ became Chief Financial Officer of CSPR in July 2000 and became Vice President - Finance and Administration in April 1999. He was Vice President
- Finance and Administration of Cortelco Puerto Rico, Inc. from July 1998 until April 1999. From June 1987 to 1998, Mr. Sanchez was Caribbean Region Comptroller for H.B. Fuller Company. From June 1978 to May 1987, Mr. Sanchez held executive positions, Assistant Comptroller in manufacturing, sales and marketing at ITT Industries, Inc. Mr. Sanchez received a master's degree from Metropolitan University and a BBA from Puerto Rico University.

JOSE ALVAREZ became Vice President - Operations and General Manager of Cellular Division of CSPR in August 2001. From August 2000 to August 2001, Mr. Alvarez was an Executive Vice President of eOn. From February 2000 to August 2000, Mr. Alvarez was Director of Operations, Export Sales & Cellular Division, of eOn.

From June 1999 to February 2000, Mr. Alvarez was Operations Director at CSPR. From January 1991 to February 1999, Mr. Alvarez was President of Almacenes Gonzalez, a retail shoe company. Mr. Alvarez received a master's degree from Northeastern University and an undergraduate degree from the College of the Holy Cross.

MANUEL DEL TORO became Vice President of Sales and Marketing of CSPR in September 2001. From December 2000 to September 2001, Mr. del Toro was a telecommunications and marketing consultant. Mr. del Toro worked with Telefonica de Larga Distancia of Puerto Rico, Inc., a telecommunications company, from July 1992 to December 2000. From July 1973 to 1989, Mr. del Toro was Director of Sales and Marketing of Cortelco Puerto Rico, Inc., then a subsidiary of ITT Corporation. Mr. del Toro received a Bachelor of Arts as Architect Designer at the University of Puerto Rico.

LANNY N. LAMBERT was appointed Chief Financial Officer of eOn in February 2001. Mr. Lambert joined eOn in October 2000 as Vice President and Chief Accounting Officer. His previous experience in the communications industry includes service as Vice President of Finance and Administration and Chief Financial Officer of CMC Industries, Inc. from 1993 to 2000; Vice President of Finance and Administration and Chief Financial Officer of Corinth Telecommunications Corporation, a subsidiary of Alcatel N.V.; and various financial and administrative positions with ITT Corporation.

BOARD OF DIRECTORS

Following the distribution, our board of directors intends to hold meetings on a regular basis and on other occasions when required by special circumstances. The board of directors is expected to delegate certain of its functions to its standing Audit Committee and Compensation Committee that are described below.

         AUDIT COMMITTEE

An audit committee will be established by the board of directors and will be composed of two independent directors who are appointed by the board of directors. The audit committee will operate under a written charter. The principal function of the audit committee will be to assist the board of directors in fulfilling its responsibilities and duties to our stockholders and other constituencies relating to the quality and integrity of CSPR's accounting and financial reporting practices. Among other things, the audit committee will be authorized to review our financial reports and other financial information; systems of internal controls regarding finance, accounting, legal compliance, and ethics; and auditing, accounting, and financial reporting processes; annually recommend to the board of directors the firm of independent public accountants to be selected as our auditors; consult with our independent accountants; approve the scope of their audit and other work; meet with members of our management; review and approve the engagement of accounting firms for non-audit services; oversee the internal audit function to ensure proper recording of accounting and financial information; and direct and supervise investigations into matters within the scope of its duties and responsibilities. We expect that Mr. Lee and Mr. Lambert initially will serve on our audit committee.

         COMPENSATION COMMITTEE

A compensation committee will be established by the board of directors and will be composed of two non-employee directors who are appointed by the board of directors. Each member of the compensation committee will be a non-employee director as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The compensation committee will operate under a written charter. The principal function of the compensation committee will be to assist the board of directors in addressing the compensation of our directors, executive officers and other employees. Among other things, the compensation committee will be authorized to approve and monitor executive compensation plans, policies, and programs; establish and review the salary and incentive compensation of our executive officers, except for the chief executive officer; recommend the salary and incentive compensation of our chief executive officer, subject to the approval of our board of directors; review and advise our management, as necessary, on succession planning and other significant human resource matters; monitor the effectiveness and funded status of any retirement plans that we may establish and our savings plan; and approve or review significant employee benefit plan actions. We expect that Mr. Lee and Mr. Lambert initially will serve on our compensation committee.

     SPECIAL COMMITTEES

The board of directors may from time to time establish special committees to act on behalf of the board of directors on certain delegated matters such as the approval of acquisitions and divestitures, alliances, and capital expenditures.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the individuals expected to serve on our compensation committee - Messrs. Lee and Lambert - is or has been an officer or employee of CSPR. In addition, no executive officer of CSPR served in fiscal 2001 or currently serves as a member of a compensation committee or as a director of any entity of which any of CSPR's directors served as an executive officer. Prior to the creation of our compensation committee, all compensation decisions were made by the compensation committee of eOn.

COMPENSATION OF DIRECTORS

Our directors do not receive cash compensation for their services as directors or members of committees of the board of directors, but are reimbursed for reasonable expenses incurred in attending meetings of the board of directors and committees of the board of directors. Our non-employee directors are eligible to receive grants of options to purchase shares of our common stock under our 2002 Equity Incentive Plan. In order to retain and recruit qualified directors, the Board's intent is to make annual grants of options to purchase 500 shares of Common Stock to each non-employee director. Exercise prices will be equal to the fair market value on the date of the grant. Each stock option will vest one year following the date of the grant and expire ten years from the date of the grant.

EXECUTIVE COMPENSATION

The compensation of our chief executive officer will be established by our board of directors based upon the recommendation of the compensation committee. The compensation committee will establish the compensation of our other executive officers. The compensation of our executive officers following the distribution has not been established. We expect, however, that the compensation of the executive officers will consist principally of an annual base salary, annual cash incentive, and long-term incentive compensation consisting of cash awards and equity-based awards.

Salaries of the executive officers will be based, among other factors, on our compensation committee's assessment of the executive's responsibilities, experience and performance, compensation data of other companies, and the competitive environment for attracting and retaining executives. Our equity-based awards will consist principally of stock options that may be granted from time to time under our 2002 Equity Incentive Plan. We anticipate that our compensation committee will base grants of equity-based awards on various factors, including the number of shares of common stock outstanding, the number of shares of common stock authorized under plan, the executive officer's ability to contribute to our future success, and the other elements of the executive's compensation.

SUMMARY COMPENSATION TABLE

The following table presents summary compensation information for fiscal 2001 with respect to our chief executive officer and our other executive officers whose total annual salary and bonus exceeded $100,000. The stock options awarded to the executive officers entitle them to purchase shares of common stock of eOn, our sole stockholder, not CSPR. We have not granted any stock options to purchase shares of CSPR common stock to this date.

                                                                                  LONG-TERM
                                                                                COMPENSATION
                                                                              -----------------
                                                 ANNUAL COMPENSATION              NUMBER OF
                                               ------------------------       EON STOCK OPTIONS     ALL OTHER
       NAME AND PRINCIPAL POSITION              SALARY          BONUS             GRANTED(1)       COMPENSATION(2)
       ---------------------------             --------        --------            -------         ------------
Sergio R. Moren                                $101,207        $ 32,489             54,000         $ 14,100
President and Chief Executive Officer

Francisco Sanchez                                93,583           3,325              4,000            9,600
Chief Financial Officer and Vice
President - Finance and Administration

Jose Alvarez                                     99,833          34,120             15,000            9,600
Vice President - Operations and General
Manager of Cellular Division


-----------------------

(1) Consists of numbers of shares of eOn common stock underlying stock options granted to the executive officers.

(2) Amounts represent automobile allowances paid by CSPR to the executive officers.

EON STOCK OPTION GRANTS IN FISCAL 2001

We have not granted any stock options to purchase shares of CSPR common stock; however, eOn granted stock options to purchase shares of eOn common stock to certain of our executive officers in fiscal 2001. The following table sets forth information regarding the grants of stock options made to the executive officers of CSPR named in the Summary Compensation Table during fiscal 2001. The stock options vest at a rate of 25% beginning one year after the grant date and in equal monthly installments over a three-year period thereafter.


                                                                                                 POTENTIAL REALIZABLE
                                                                                                   VALUE AT ASSUMED
                                           PERCENTAGE OF                                         ANNUAL RATES OF STOCK
                         NUMBER OF EON    TOTAL EON STOCK                                       PRICE APPRECIATION FOR
                         STOCK OPTIONS    OPTIONS GRANTED                                            OPTION TERM(2)
                          GRANTED IN      TO EMPLOYEES IN     EXERCISE PRICE     EXPIRATION     -----------------------
         NAME             FISCAL 2001      FISCAL 2001(1)        PER SHARE          DATE            5%            10%
         ----            -------------    ---------------     --------------     ----------     ---------      --------
Sergio R. Moren             54,000             6.49%             $  1.50           02/26/11      $ 50,940      $129,093
Francisco Sanchez            4,000             0.48               1.8125           11/29/10         4,559        11,555
Jose Alvarez                15,000             1.80               1.8125           11/29/10        17,098        43,330


-----------------------

(1) Based upon a total of 832,383 shares of eOn common stock subject to stock options granted by eOn to its and its subsidiaries' employees, including the named executive officers, under the 1999 Equity Incentive Plan in fiscal 2001.

(2) The potential realizable value is calculated based on the term of the option at the time of grant, which is 10 years. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission solely for the purpose of this disclosure and does not represent a prediction of the future performance of eOn's common stock price. The potential realizable value at 5% and 10% appreciation is calculated by assuming that the exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

EON STOCK OPTION EXERCISES AND VALUES FOR FISCAL 2001

The executive officers named in the Summary Compensation Table did not exercise any eOn stock options during fiscal 2001. The following table sets forth information concerning the number and value of their unexercised eOn stock options at July 31, 2001.

                             NUMBER OF SHARES OF EON
                             COMMON STOCK UNDERLYING           VALUE OF UNEXERCISED
                          UNEXERCISED STOCK OPTIONS AT    IN-THE-MONEY STOCK OPTIONS AT
                                  JULY 31, 2001                 JULY 31, 2001
                          ----------------------------    -----------------------------
          NAME            EXERCISABLE    UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
          ----            -----------    -------------    -----------     -------------
Sergio R. Moren              36,226           71,774        $   --           $  --
Francisco Sanchez            11,675            8,950            --              --
Jose Alvarez                  7,661           14,039            --              --

In accordance with the SEC's rules, a stock option is in-the-money if the fair market value of the underlying stock exceeds the exercise price of the stock option. For the purposes of this table, the fair market value of the eOn common stock at July 31, 2001 is deemed to have been $0.85 per share, which is the closing sale price of the eOn common stock reported for transactions quoted on The Nasdaq Stock Market on such date. As so determined, the fair market value of the eOn common stock is less than the exercise prices of all the stock options shown in the table. Consequently, none of the stock options is in-the-money.

STOCK PLANS

     EON'S 1999 EQUITY INCENTIVE PLAN AND 2001 STOCK OPTION PLAN

eOn has issued nonqualified stock options to employees, officers, directors, and consultants of eOn and its wholly-owned subsidiary, CSPR, pursuant to its 1999 Equity Incentive Plan and 2001 Stock Option Plan. Section 11 of the 1999 Equity Incentive Plan and Section 9 of the 2001 Stock Option Plan each provides that if any change is made to the common stock subject to the plan, including through a distribution in property other than cash, all outstanding awards will be appropriately adjusted, in the discretion of the board of directors of eOn. The eOn board of directors has determined that it is appropriate to adjust the exercise prices for all outstanding options under the 1999 Equity Incentive Plan and the 2001 Stock Option Plan by an amount equal to the fair market value an option holder would have received in shares of CSPR common stock, if such option holder had exercised the option prior to the distribution of the CSPR stock to the eOn stockholders. No other adjustments shall be made as a result of the distribution, and the employees of CSPR that currently hold options to purchase shares of eOn common stock will retain their options, and no substitute options to purchase shares of CSPR stock will be issued. The 1999 Equity Incentive Plan and 2001 Stock Option Plan will be amended to provide that the distribution of the CSPR stock, which will result in CSPR no longer being an affiliate of eOn, will not constitute a termination of a CSPR employee's continuous service, and the options held by CSPR employees will continue to vest in accordance with the vesting schedule set forth in the grant notice.

     CSPR'S 2002 EQUITY INCENTIVE PLAN

Prior to the distribution, our 2002 Equity Incentive Plan will be adopted by our board of directors and will be approved by our sole stockholder, eOn. We established the plan to attract and retain officers and other key employees and to provide these individuals with incentives for superior performance. The full text of the plan is an exhibit to the registration statement that we filed with the SEC. The following summary of the material provisions of the plan is qualified in its entirety by reference to the plan.

We have reserved 125,000 shares of the authorized but unissued shares of our common stock for issuance under the plan, subject to increase as provided below. As of the date of this information statement, no stock awards have been granted. If any award granted under the plan expires or terminates or if we reacquire any shares issued pursuant to an award, the shares subject to the terminated portion and any reacquired shares will again become available for issuance under the plan.

The plan is administered by the board of directors or by a committee of the board, which determines, consistent with the provisions of the plan, the persons to whom awards are granted and all of the terms and conditions of awards. The administrator has the authority to construe and interpret the terms of the plan and awards granted under it and to amend or terminate the plan, subject to stockholder approval of any amendment required by law or any applicable listing requirements. Generally, no amendment or termination may adversely affect any outstanding award without the consent of the affected participant. Unless terminated sooner by the board of directors, the plan will terminate automatically on the tenth anniversary of its adoption by the board of directors.

The plan authorizes the administrator to grant awards in the form of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, nonstatutory stock options, restricted stock, and stock bonuses. Awards may be granted to employees, including officers, consultants and non-employee directors, except that incentive stock options may be granted only to employees, including officers.

The per-share exercise price of incentive stock options granted under the plan must be at least equal to the fair market value of a share our common stock on the date of grant, while the exercise price per share of nonstatutory stock options must be at least 85% of such fair market value. However, the exercise price per share of any option granted to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock or that of any parent or subsidiary corporation must equal at least 110% of the fair market value of a share of our common stock on the grant date, and the term, if such option is also an incentive stock option, must not exceed five years. The terms of all other options granted under the equity incentive plan may not exceed ten years.

The aggregate fair market value (determined as of the date of grant) of our common stock for which incentive stock options may become exercisable for the first time by any optionee may not exceed $100,000 in any calendar year. The administrator generally has the discretion to determine the vesting provisions and exercise requirements, if any, of all options granted under the plan. Unless the administrator authorizes longer periods, options granted under the plan generally must be exercised, if at all, within three months after an optionee's termination of service, but in no event later than the expiration of the option's term. Options granted under the plan generally are not transferable by an optionee other than by will or the laws of descent and distribution.

Awards of restricted stock may be made under the plan in consideration of services rendered to us. Awards of restricted stock may be made subject to vesting restrictions and other conditions as established by the administrator and are not transferable by the participant until vested. Vesting may be based on the participant's continued service with us or the attainment of one or more performance goals established by the administrator. While the participant will have voting rights and the right to receive dividends or other distributions paid with respect to the restricted stock, the administrator may require the participant to invest any cash dividends in additional restricted stock subject to the same vesting restrictions as the original award. Unless otherwise provided by the administrator, if a participant's service with us terminates for any reason, the participant will forfeit any then unvested shares acquired as a restricted stock bonus.

In the event of CSPR is acquired by another company, the acquiring corporation may assume outstanding awards or substitute new awards of equivalent value. If the acquiring corporation refuses to assume such outstanding awards or to substitute similar awards for those outstanding under the plan, the vesting of the outstanding awards will be accelerated in full, and the awards will terminate if not exercised at or prior to the acquisition.

EMPLOYEE SAVINGS PLAN

Employees of CSPR presently participate in eOn's employee savings plan. Prior to the distribution, CSPR will adopt an employee savings plan for its employees. Under the terms of the CSPR plan, eligible employees may elect to contribute a portion of their compensation as salary deferral contributions to the plan, subject to certain statutorily prescribed limits. The plan will also permit, but not require, us to make discretionary matching contributions and discretionary profit-sharing contributions. As a tax-qualified plan, contributions to the plan are generally deductible by us when made, and are not taxable to participants until distributed from the plan. Under the plan, participants may direct the trustees to invest their accounts in selected investment options.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our certificate of incorporation provides that the liability of the directors for monetary damages resulting from the breach of the directors' fiduciary duties will be eliminated, unless a director breached his duty of loyalty to the corporation or its stockholders, the director did not act in good faith or acted with intentional misconduct or knowingly violated the law, or any transaction where the director derived an improper personal benefit.

Our bylaws provide that the corporation will indemnify its directors, officers, employees or agents for any liability incurred in their official capacity to the maximum extent permissible under Puerto Rico law. Under Puerto Rico law, a corporation may indemnify any person made or threatened to be made a party to any action or proceeding (other than stockholder derivative suits) because he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation, as a director, officer, employee or agent of another corporation or firm. In order to be indemnified, the director, officer, employee or agent:

- must have acted in good faith and in a manner he or she reasonably believed to be consistent with, and not opposed to, the best interest of the corporation; and

- in respect to a criminal proceeding, he or she must not have had any reasonable cause to believe that his conduct or her conduct was unlawful.

In case of stockholder derivative suits, we may also indemnify if the director, officer, employee or agent acted in good faith and in a manner the director reasonably believed to be consistent with, and not opposed to, the best interest of the corporation. Unless a court finds that an individual is fairly and reasonably entitled to indemnity, the corporation cannot indemnify in the case of stockholder derivative suits where there is any claim, issue or matter as to which the individual has been found liable to the corporation.

Under Puerto Rico law, a corporation must indemnify a director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because of his or her position as a director or officer against expenses actually or reasonably incurred by the person. Expenses incurred by an officer or director in defending any civil or criminal proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of a payment commitment by or on behalf of the director or officer to repay the amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

The indemnification and expense advancement provisions under Puerto Rico law described above are not exclusive of other rights of indemnification and advancement that a director or officer may be granted by a corporation in its bylaws or by a vote of disinterested stockholders or disinterested directors or by an agreement or otherwise.

We intend to purchase and maintain insurance on behalf of our officers and directors against liability asserted against or incurred by these persons in their capacity as an officer or director, or arising out of their status as an officer or director, regardless of whether we would have the power to indemnify or advance expenses to these persons against these liabilities under our bylaws or the Puerto Rico Code.

If Puerto Rico law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of our directors will be eliminated or limited to the fullest extent permitted by Puerto Rico law, without further action by the stockholders. These provisions in our certificate of incorporation and bylaws may limit the remedies available to a stockholder in the event of breaches of any director's duties.

                    BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Prior to the distribution, all of the outstanding shares of our common stock are, and will be, owned by eOn. The following table sets forth information concerning the estimated beneficial ownership of our common stock, as of the date immediately after the distribution occurs, by the following persons:

- each stockholder known to us who we expect to be the beneficial owner of more than 5% of the outstanding shares of our common stock immediately after the distribution;

- each person who we expect to serve as one of our directors immediately after the distribution;

- each person who we expect to serve as one of our executive officers immediately after the distribution; and

- all persons who we expect to serve as our directors and executive officers immediately after the distribution.

The share amounts in the table reflect a distribution ratio of one share of our common stock for every ten shares of eOn common stock held as of January 31, 2002 by each of the listed persons or entities. To our knowledge, except under applicable community property laws or as otherwise indicated in the footnotes below, each person or entity will have sole voting and investment power with respect to the shares of common stock set forth opposite such person's or entity's name. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.


         DIRECTOR, EXECUTIVE OFFICER,                 NUMBER OF SHARES PROJECTED             PERCENTAGE OF
             OR BENEFICIAL OWNER                       TO BE BENEFICIALLY OWNED            SHARES OUTSTANDING(1)
             -------------------                       ------------------------            ------------------
David S. Lee                                                  301,702(2)                        25.1%
14000 Tracy Court
Los Altos Hills, CA  94022

ChinaVest Inc. and affiliated entities                        178,847(3)                        14.9
19/F Dina House
11 Duddell Street
Central, Hong Kong

Sergio R. Moren                                                    20                              *

Francisco Sanchez                                                  --                             --

Jose Alvarez                                                       --                             --

Manuel del Toro                                                    --                             --

Lanny N. Lambert                                                7,300                              *

All directors and executive                                   309,022(2)                        24.5
officers as a
group (6 persons)


-------------------------

* Less than one percent of the estimated 1,198,000 outstanding shares of CSPR common stock.

(1) The percentages of shares outstanding are calculated based on an estimated 1,200,000 shares of CSPR common stock being outstanding after the distribution. CSPR has not granted any stock options to purchase shares of CSPR common stock.

(2) Consists of 242,895 shares held by David S. Lee, 15,704 shares held by the Lee Family Trust, and 43,103 shares held by Cortelco Systems Holding Corporation. Mr. Lee is the trustee of the Lee Family Trust and is both the Chairman of the Board and principal stockholder of Cortelco Systems Holding Corporation. Mr. Lee disclaims beneficial ownership of the shares held by Cortelco Systems Holding Corporation.

(3) Consists of 153,808 shares held by ChinaVest IV, L.P., 17,706 shares held by ChinaVest IV-A, L.P., and 7,333 shares held by ChinaVest IV-B, L.P.

                              CERTAIN TRANSACTIONS

From time to time, we enter into transactions with persons that are affiliated with our company. Below is a summary of all transactions entered into between our affiliates and us since the beginning of our last fiscal year in which the amount involved exceeded $50,000.

We purchase single line phones from Cortelco, Inc., a wholly owned subsidiary of Cortelco Systems Holding Corporation. David S. Lee is the Chairman and principal stockholder of Cortelco Systems Holding Corporation. Mr. Lee is also a director and a principal stockholder of CSPR. In fiscal 2001, our purchases from Cortelco, Inc. totaled $1,515,000.

We lease our building facilities from Cortelco Puerto Rico, Inc. under an operating lease agreement that expires on March 31, 2004. Rent expense under this agreement for the year ended July 31, 2001 was $304,000. Cortelco Puerto Rico is a wholly owned subsidiary of Cortelco Systems Holding Corporation. As discussed above, Mr. Lee is the Chairman and principal stockholder of this corporation, as well as CSPR.

We purchase PBX equipment from eOn. In fiscal 2001, our purchases from eOn totaled $256,000. David S. Lee is the Chairman and principal stockholder of eOn. Lanny N. Lambert, a director of our company, is the Chief Financial Officer of eOn.

During fiscal year 2000, eOn retired our outstanding credit facility in the amount of approximately $600,000, and subsequently advanced cash to us in the aggregate amount of $3,550,000. The final cash advance from eOn was made in November 2000. These advances are non-interest bearing and have no formal repayment terms. From November 2000 to fiscal year ended July 31, 2001, we repaid a total of $2,250,000 of these advances. No repayments have been made in fiscal year 2002.

We believe that all of our transactions set forth above were made on terms no less favorable to us than could have been otherwise obtained from unaffiliated third parties. As a matter of policy, all transactions between CSPR and any of its officers, directors, and principal stockholders are approved by a majority of the board of directors, including a majority of the independent and disinterested members of the board.

                          RELATIONSHIP BETWEEN EON AND
                       OUR COMPANY AFTER THE DISTRIBUTION

In connection with the distribution, we have entered into a distribution agreement and a number of ancillary agreements with eOn for the purpose of accomplishing the distribution. These agreements, which govern the relationship between eOn and us after the distribution, reflect agreements between affiliated parties established without arms-length negotiation. We anticipate, however, that the terms of these agreements will equitably reflect the benefits and costs of our ongoing relationship with eOn.

Of the agreements summarized below, the material agreements have been filed as exhibits to the registration statement of which this information statement forms a part and the summaries of the material agreements are qualified in their entireties by reference to the full text of the agreements.

DISTRIBUTION AGREEMENT

The distribution agreement outlines the general terms and conditions of the distribution and the general agreement of the parties as to how these matters will be undertaken and completed.


The Distribution. The distribution is scheduled to occur on or around July 31, 2002. Prior to the distribution date, CSPR has entered into agreements with eOn that govern the various relationships between eOn and CSPR following the distribution date.


Covenants. CSPR agrees to exchange information, engage in specific auditing practices, and resolve disputes in particular ways.

Information Exchange. CSPR agrees to maintain and share information with eOn such that eOn and CSPR may each:

- maintain adequate internal accounting to allow the other to satisfy reporting obligations and prepare financial statements;

- retain records that may be beneficial to the other for a specified period of time and allow that if the records are scheduled to be destroyed, the destroying party will give the other party an opportunity to retrieve all relevant information from the records; and

- provide the other with personnel, directors, officers or agents that may be used as witnesses in legal proceedings.

Auditors and Audits. So long as eOn is required to consolidate CSPR's operating results and financial position, CSPR agrees to:

-        employ only a nationally recognized accounting firm;

- provide eOn all relevant information to enable eOn to prepare its financial statements;

-        grant eOn's internal auditors access to CSPR's records; and

-        notify eOn of any change in CSPR's accounting principles.

eOn agrees to provide CSPR with all relevant information to enable CSPR to prepare CSPR's financial statements and to grant CSPR's auditors access to eOn's records.

Insurance Matters. In general, CSPR will be responsible for obtaining and maintaining its own insurance programs after the distribution date.

Conditions. The consummation of the distribution is subject to certain conditions precedent, including:

-        receipt of all required regulatory approvals;

- the registration statement becoming effective under the Securities Exchange Act of 1934, as amended;

- trades of the common stock of CSPR having been permitted to be reported on the OTC Bulletin Board;

-        the distribution agreement not having been terminated; and

- no legal restraint or prohibition preventing the consummation of the distribution shall be in effect.

Dispute Resolution. CSPR and eOn agree to the following procedures to settle any disputes under the distribution agreement and the ancillary agreements:

- unless the dispute relates to confidentiality or intellectual property claims or if a delay would cause serious and irreparable damage, CSPR and eOn will each make a good faith effort to first resolve the dispute through informal negotiation;

-        then, through a meeting of senior executives from each company; and

-        if these efforts fail, the dispute may then be litigated.

Termination. The distribution agreement and all ancillary agreements may be terminated and the distribution abandoned at any time prior to the distribution date in the sole discretion of eOn without the approval of CSPR.

EMPLOYEE MATTERS AGREEMENT

The employee matters agreement allocates responsibilities relating to current and former employees of CSPR and their participation in any benefits plans that eOn currently sponsors and maintains.

All eligible CSPR employees will continue to participate in the eOn benefit plans on comparable terms to those for eOn employees until the distribution date. We intend to establish our own benefits plans for our employees that will become effective on or shortly after the distribution date. These plans may be, but are not required to be, comparable to the plans offered by eOn prior to the distribution date. We have the discretion to determine the types of benefits plans that will be implemented as well as the level of benefits that will be offered under our plans.

CONFIDENTIAL DISCLOSURE AGREEMENT

The confidential disclosure agreement provides that CSPR and eOn agree not to disclose confidential information of the other except in specific circumstances. CSPR and eOn agree not to use confidential information of the other except as may be permitted in an ancillary agreement.

DEALER AGREEMENT

We will continue to sell products manufactured by eOn after the distribution and will enter into a standard dealer agreement with eOn regarding the sale of its products. The material terms and conditions will be the same as the agreements that eOn enters into with other entities that sell eOn's products.

                          DESCRIPTION OF CAPITAL STOCK

The following information reflects our certificate of incorporation and bylaws as these documents will be in effect at the time of the distribution.

AUTHORIZED CAPITAL STOCK

Immediately after the distribution, our authorized capital stock will consist of 10,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. Immediately after the distribution, approximately 1,200,000 shares of our common stock will be outstanding. We have reserved 125,000 shares for issuance under our 2002 Equity Incentive Plan. No shares of preferred stock have been issued.

The following summary describes material provisions of our certificate of incorporation and bylaws as they will be in effect immediately after the distribution. You should read copies of these documents, which have been filed as exhibits to the registration statement that we have filed with the SEC.

COMMON STOCK

The holders of our common stock will be entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and will possess all voting power, except as otherwise required by law or provided in any amendment to our certificate adopted by our board of directors with respect to any series of our preferred stock. Our certificate of incorporation will not provide for cumulative voting in the election of directors. Accordingly, the holders of a majority of our shares voting for the election of directors will be able to elect all of the directors. Subject to any preferential or other rights of any outstanding series of our preferred stock that may be established by our board of directors, the holders of our common stock will be entitled to such dividends as our board of directors may declare from time to time from legally available funds and, upon our dissolution, will be entitled to receive pro rata all of our assets available for distribution to stockholders.

PREFERRED STOCK

The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

-        restricting dividends on CSPR common stock;

-        diluting the voting power of CSPR common stock;

-        impairing the liquidation rights of CSPR common stock; and

- delaying or preventing a change in control of CSPR without further action by its stockholders.

ANTI-TAKEOVER EFFECTS OF CSPR'S CERTIFICATE OF INCORPORATION, BYLAWS AND PUERTO RICO LAW

Some provisions of CSPR's certificate of incorporation and bylaws could make the following more difficult:

-        acquisition of CSPR by means of a tender offer;

-        acquisition of CSPR by means of a proxy contest or otherwise; and

-        removal of CSPR's incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of CSPR to first negotiate with CSPR's board of directors. CSPR believes that the benefits of increased protection give it the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure CSPR and outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

Restrictions on Calling Stockholder Meetings. Under CSPR's certificate of incorporation and bylaws, only the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors, the Chairman of the board of directors, and the Chief Executive Officer may call special meetings of stockholders.

Elimination of Stockholder Action by Written Consent. CSPR's certificate of incorporation prohibits stockholder action by written consent, requiring instead all stockholder action to take place at a special meeting called in accordance with the bylaws or an annual meeting of the stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals. CSPR's bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

No Cumulative Voting. CSPR's certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Classified Board of Directors. CSPR's certificate of incorporation and bylaws provide for a board of directors divided into three classes. The term of the first class of directors expires in 2002, the term of the second class of directors expires in 2003, and the term of the third class expires in 2004. Thereafter, each class serves staggered three-year terms.

Exclusive Board Authority to Change the Size of the Board of Directors. CSPR's certificate of incorporation and bylaws eliminate the right of stockholders to set the size of the board of directors; instead, that right is vested exclusively in the board of directors.

Restrictions on Removal of Directors, Filling Vacancies on the Board of Directors. Under CSPR's certificate of incorporation, stockholders can remove directors only for cause. In addition, any vacancies or newly created directorships on the board of directors can be filled only by a majority vote of the directors in office.

Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of CSPR. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of CSPR.

Provision Allowing the Board to Consider Factors Other than Price. CSPR's certificate of incorporation permits the board of directors, when evaluating a potential business combination or takeover offer, to consider factors other than price per share, including whether the transaction complies with applicable laws or has adverse social, legal or economic effects upon employees, suppliers, customers and others having similar relationships with CSPR and the communities in which CSPR conducts its business.

Amendment of Certificate of Incorporation and Bylaws. The amendment of any of the above provisions contained in CSPR's certificate of incorporation and bylaws would require approval by holders of at least 66-2/3% of the voting power of the outstanding common stock.

                DISTRIBUTION AGENT, TRANSFER AGENT AND REGISTRAR

Computershare Trust, Inc. of Denver, Colorado, will be the distribution agent for the distribution and the transfer agent and registrar for our common stock.

                              INDEPENDENT AUDITORS

The financial statements of Cortelco Systems Puerto Rico, Inc. as of and for the years ended July 31, 2001 and 2000, and for the period from April 8, 1999 (inception) to July 31, 1999, included in this information statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein.

The financial statements of Cortelco Puerto Rico, Inc. as of and for the period from August 1, 1998 to April 7, 1999, included in this information statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein.

The financial statements of Ochoa Telecom, Inc. for the years ended June 30, 2000 and 1999, included in this information statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein.

                   WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission (the "SEC") a registration statement under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to our class of common stock being issued in the distribution. This information statement does not contain all of the information set forth in the registration statement and the exhibits thereto, to which reference is hereby made. With respect to each contract, agreement, or other document filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved. The registration statement and the exhibits thereto filed by us with the SEC may be inspected at the public reference facilities of the SEC listed below.

After the distribution, we will be subject to the informational requirements of the Exchange Act, and in accordance therewith, will file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities of the SEC's principal office located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the SEC's regional offices located at 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such information may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy, and information statements and other information regarding registrants that file electronically with the SEC.

We intend to furnish holders of our common stock with annual reports containing financial statements audited by independent accountants beginning with the fiscal year ending July 31, 2002.

No person is authorized to give any information or to make any representations other than those contained in this information statement, and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this information statement nor any distribution of securities made hereunder will imply that there has been no change in the information set forth herein or in our affairs since the date hereof.

                       CORTELCO SYSTEMS PUERTO RICO, INC.

                          INDEX TO FINANCIAL STATEMENTS


                                                                                                 PAGE
                                                                                               --------
Financial Statements of Cortelco Systems Puerto Rico, Inc.:
Independent Auditors' Report .............................................................        F-2
Balance Sheets as of July 31, 2001 and 2000 ..............................................        F-3
Statements of Operations for the Years Ended July 31, 2001 and 2000, and for the
   Period from April 8, 1999 (Date of Commencement of Operations) to July 31, 1999  ......        F-4
Statements of Changes in Stockholder's Equity for the Years Ended July 31, 2001 and
   2000, and for the Period from April 8, 1999 (Date of Commencement of Operations)
   to July 31, 1999 ......................................................................        F-5
Statements of Cash Flows for the Years Ended July 31, 2001 and 2000, and for the
   Period from April 8, 1999 (Date of Commencement of Operations) to July 31, 1999 .......        F-6
Notes to the Financial Statements ........................................................        F-7

Condensed Balance Sheets as of January 31, 2002 (Unaudited) and July 31, 2001 ............        F-17
Condensed Statements of Operations for the Six months ended January 31, 2002 and
   2001 (Unaudited) ......................................................................        F-18
Condensed Statements of Cash Flows for the Six months ended January 31, 2002
   and 2001 (Unaudited) ..................................................................        F-19
Notes to the Condensed Financial Statements (Unaudited) ..................................        F-20

Financial Statements of Cortelco Puerto Rico, Inc. (Predecessor):
Independent Auditors' Report .............................................................        F-23
Balance Sheet as of April 7, 1999 ........................................................        F-24
Statement of Operations for the Period from August 1, 1998 to April 7, 1999 ..............        F-25
Statement of Changes in Stockholder's Equity for the Period from August 1, 1998 to
   April 7, 1999 .........................................................................        F-26
Statement of Cash Flows for the Period from August 1, 1998 to April 7, 1999 ..............        F-27
Notes to the Financial Statements ........................................................        F-28

Financial Statements of Ochoa Telecom, Inc.:
Independent Auditors' Report .............................................................        F-36
Statements of Operations for the Years Ended June 30, 2000 and 1999 and for the
   Nine Months Ended March 31, 2001 and 2000 (Unaudited) .................................        F-37
Statements of Cash Flows for the Years Ended June 30, 2000 and 1999 and for the
   Nine Months Ended March 31, 2001 and 2000 (Unaudited) .................................        F-38
Notes to the Financial Statements ........................................................        F-39


Unaudited Pro Forma Combined Financial Information:
Unaudited Pro Forma Combined Financial Information .......................................        F-41
Pro Forma Combined Statement of Operations for the Year Ended July 31, 2001
   (Unaudited) ...........................................................................        F-42
Notes to Pro Forma Combined Financial Statements (Unaudited) .............................        F-43

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholder of Cortelco Systems Puerto Rico, Inc.:

We have audited the accompanying balance sheets of Cortelco Systems Puerto Rico, Inc. (a wholly-owned subsidiary of eOn Communications Corporation) as of July 31, 2001 and 2000, and the related statements of operations, changes in stockholder's equity and cash flows for the years then ended and for the period from April 8, 1999 (date of commencement of operations) to July 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Cortelco Systems Puerto Rico, Inc. at July 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended and for the period from April 8, 1999 (date of commencement of operations) to July 31, 1999 in conformity with accounting principles generally accepted in the United States of America.


As discussed in Note 17, the accompanying statements of operations for the years ended July 31, 2001 and 2000 and for the period from April 8, 1999 (date of commencement of operations) to July 31, 1999, have been restated to reclassify commissions paid to dealers, previously netted against revenues from cellular line activities, to cost of revenues. Such reclassification has no impact on net income (loss).





/s/ DELOITTE & TOUCHE LLP

San Juan, Puerto Rico
August 22, 2001 (August 28, 2001 as to Note 16, April 12, 2002 as to Note 17)



                                      F-2-

                       CORTELCO SYSTEMS PUERTO RICO, INC.

                                 BALANCE SHEETS
                             JULY 31, 2001 AND 2000
                             (DOLLARS IN THOUSANDS)

                                                                                                 AT JULY 31,
ASSETS                                                                                     2001              2000
                                                                                         -------------------------
CURRENT ASSETS:
  Cash and cash equivalents                                                             $    959          $    644
  Trade accounts receivable, net (Note 3)                                                  4,144             6,188
  Due from affiliated entities (Note 8)                                                      338               149
  Current portion of investment in sales-type leases (Note 4)                                100                57
  Inventories (Notes 5)                                                                    3,803             3,911
  Prepaid expenses                                                                           380               264
                                                                                        --------------------------
                                                                                           9,724            11,213
           Total current assets

INVESTMENT IN SALES-TYPE LEASES (Note 4)                                                      74                33
PROPERTY, PLANT AND EQUIPMENT, Net (Note 6)                                                  547               483
GOODWILL (Note 2)                                                                            382                --
OTHER                                                                                         25                --
                                                                                        --------------------------
TOTAL                                                                                   $ 10,752          $ 11,729
                                                                                        ========          ========

LIABILITIES AND STOCKHOLDER'S  EQUITY

CURRENT LIABILITIES:
  Trade accounts payable                                                                $  1,881          $  3,711
  Due to affiliated entities (Note 8)                                                      2,640             2,027
  Other accrued liabilities (Note 3)                                                         635               744
  Deferred revenue                                                                           406               192
  Note payable (Note 7)                                                                      787                --
  Income tax payable                                                                          --                40
                                                                                        --------------------------
                                                                                           6,349             6,714
                                                                                        --------          --------
           Total current liabilities

COMMITMENTS AND CONTINGENCIES (Notes 8, 10 and 12)                                            --                --

STOCKHOLDER'S EQUITY:
  Common stock, par value $100 per share; authorized,
     issued and outstanding, 10,000 shares                                                 1,000             1,000
  Capital in excess of par value                                                           3,271             3,238
  Retained earnings                                                                          132               777
                                                                                        --------------------------

           Total stockholder's equity                                                      4,403             5,015
                                                                                        --------------------------

TOTAL                                                                                   $ 10,752          $ 11,729
                                                                                        ========          ========

See notes to financial statements.


                                      F-3-

                       CORTELCO SYSTEMS PUERTO RICO, INC.
                            STATEMENTS OF OPERATIONS
                          (AS RESTATED - SEE NOTE 17)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                         PERIOD FROM
                                                                           YEARS ENDED JULY 31,         APRIL 8, 1999
                                                                       ---------------------------       TO JULY 31,
                                                                          2001             2000             1999
                                                                       ---------------------------------------------
Net revenues:
       Products                                                        $  19,337        $   20,979        $    6,031
       Services                                                            2,844             3,283             1,042
                                                                       ---------------------------------------------
                                                                          22,181            24,262             7,073

Cost of revenues:
       Products                                                           16,099            16,659             4,589
       Services                                                            1,351             2,042               624
                                                                       ---------------------------------------------
                                                                          17,450            18,701             5,213

          Gross profit                                                     4,731             5,561             1,860

Operating expenses:
     Selling, general, and administrative                                  5,329             5,012             1,550
     Special charge                                                           62                --                --
                                                                       ---------------------------------------------
          Total operating expenses                                         5,391             5,012             1,550
                                                                       ---------------------------------------------
Income (loss) from operations                                               (660)              549               310
Interest expense (income), net                                               (15)               46                (4)
                                                                       ---------------------------------------------
Income (loss) before provision for income taxes                             (645)              503               314
Provision for income taxes (note 9)                                            0                30                10
                                                                       ---------------------------------------------
Net income (loss)                                                      $    (645)       $      473        $      304
                                                                       =========        ==========        ==========

Basic and diluted net income (loss) per share                          $  (64.50)       $    47.30        $    30.40

Weighted-average number of shares outstanding                                 10                10                10


See notes to financial statements.



                                      F-4-

                       CORTELCO SYSTEMS PUERTO RICO, INC.
                 STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
 YEARS ENDED JULY 31, 2001 AND 2000, AND THE PERIOD FROM APRIL 8, 1999 (DATE OF
                  COMMENCEMENT OF OPERATIONS) TO JULY 31, 1999
                             (DOLLARS IN THOUSANDS)


                                                                             CAPITAL IN
                                                               COMMON         EXCESS OF       RETAINED
                                                                STOCK         PAR VALUE       EARNINGS        TOTAL
                                                               -------       ----------       --------       -------
BEGINNING OF PERIOD                                            $    --         $    --         $  --         $    --

Transfer of net assets from affiliate resulting in
   contributed capital (Note 1)                                  1,000           1,914            --           2,914
Net income                                                          --              --           304             304
Dividend declaration                                                --            (396)         (304)           (700)
                                                               -------         -------         -----         -------

BALANCE, JULY 31, 1999                                           1,000           1,518             0           2,518

Capital contribution from parent in payment of
   previously declared dividend                                                    397           304             701
Capital contribution by parent                                                   1,323                         1,323
Net income                                                                                       473             473
                                                               -------         -------         -----         -------


BALANCE, JULY 31, 2000                                           1,000           3,238           777           5,015

Capital contribution by parent                                                      33                            33
Net loss                                                                                        (645)           (645)
                                                               -----------------------------------------------------

BALANCE, JULY 31, 2001                                         $ 1,000         $ 3,271         $ 132         $ 4,403
                                                               =======         =======         =====         =======



See notes to financial statements.


                                      F-5-

                       CORTELCO SYSTEMS PUERTO RICO, INC.

                            STATEMENTS OF CASH FLOWS
 YEARS ENDED JULY 31, 2001 AND 2000, AND THE PERIOD FROM APRIL 8, 1999 (DATE OF
                  COMMENCEMENT OF OPERATIONS) TO JULY 31, 1999
                             (DOLLARS IN THOUSANDS)

                                                                             YEARS ENDED JULY 31,          PERIOD FROM
                                                                            -----------------------     APRIL 8, 1999 TO
                                                                             2001            2000         JULY 31, 1999
                                                                            --------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                                        $  (645)        $   473         $   304
                                                                            -------         -------         -------
  Adjustments to reconcile net income (loss) to net cash provided by
      (used in) operating activities:
         Depreciation and amortization                                          146             156              42
         Provision for doubtful accounts                                         87             456             281
         Changes in operating assets and liabilities:
              Decrease (increase) in:
                  Trade accounts receivable                                   2,422          (2,225)           (553)
                  Due from affiliated entities                                 (188)            (52)            (98)
                  Inventories                                                   737            (408)         (1,467)
                  Prepaid expenses                                              (97)              1             143
              Increase (decrease) in:
                  Trade accounts payable                                     (1,830)           (476)          1,419
                  Due to affiliated entities                                    645             194              83
                  Deferred revenue                                               69             (47)             --
                  Income tax payable                                            (40)             30              10
                  Other accrued liabilities                                    (110)             --             311
                                                                            -------         -------         -------
           Total adjustments                                                  1,841          (2,371)            171
                                                                            -------         -------         -------
           Net cash provided by (used in) operating activities                1,196          (1,898)            475
                                                                            -------         -------         -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                         (153)           (337)            (89)
  Net decrease (increase) in investment in sales-type leases                    (84)             47              15
  Payments for the acquisition of distribution rights                           (30)             --              --
                                                                            -------         -------         -------
           Net cash used in investing activities                               (267)           (290)            (74)
                                                                            -------         -------         -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of loan principal                                                   (613)             --              --
  Advances from parent                                                           --           1,750              --
  Proceeds from contributed capital                                              --           1,322              --
  Net repayments under line of credit                                            --            (311)           (444)
                                                                            -------         -------         -------
           Net cash provided by (used in) financing activities                 (613)          2,761            (444)
                                                                            -------         -------         -------
NET CHANGE IN CASH AND CASH EQUIVALENTS                                         315             573             (43)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                    644              71             114
                                                                            -------         -------         -------
CASH AND CASH EQUIVALENTS, END OF YEAR                                      $   959         $   644         $    71
                                                                            =======         =======         =======

See notes to financial statements.



                                      F-6-

                       CORTELCO SYSTEMS PUERTO RICO, INC.

                          NOTES TO FINANCIAL STATEMENTS
      YEARS ENDED JULY 31, 2001 AND 2000, AND THE PERIOD FROM APRIL 8, 1999
                 (COMMENCEMENT OF OPERATIONS) TO JULY 31, 1999


1.       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Cortelco Systems Puerto Rico, Inc. ("CSPR"), a Puerto Rico corporation, is a wholly-owned subsidiary of eOn Communications Corporation ("eOn"). CSPR was organized during 1999 to assume certain operations previously conducted by Cortelco Puerto Rico, Inc. ("CPR"), an affiliated company, including the sale of cellular telephones and cellular airtime and of integrated communications and data equipment in Puerto Rico.

         In April 1999, a series of transactions occurred whereby Cortelco Systems Holding Corporation ("CSHC") distributed the common stock of eOn to the CSHC stockholders. CPR then formed CSPR and contributed substantially all of the operations and certain assets and liabilities of CPR to the newly formed CSPR in exchange for a 100% ownership interest in CSPR as follows:

                                                          (In Thousands)
         ASSETS:
           Cash                                              $   114
           Trade accounts receivable                           4,148
           Inventories                                         2,035
           Investment in sales type leases                       152
           Prepaid expenses                                      330
           Property, plant and equipment                         255
           Other assets                                           77
                                                             -------
               Total                                           7,111
                                                             -------

         LIABILITIES:
           Loan payable                                          757
           Accounts payable                                    2,769
           Other accrued liabilities                             671
                                                             -------
               Total                                           4,197

         EXCESS OF ASSETS OVER LIABILITIES                   $ 2,914
                                                             =======

         CPR retained certain real estate assets and the related mortgage note payable. Concurrently, CPR transferred all issued and outstanding stock of CSPR to CSHC, eOn issued 553,880 shares of common stock to CSHC in exchange for a 100% interest in CSPR, and CSPR assumed the CPR credit facility in place at that time. The assets and liabilities transferred to CSPR were recorded at CPR's historical cost in a manner similar to a pooling of interests as both CSPR and CPR were ultimately controlled by the same ownership interests.

         The significant accounting policies followed by CSPR in the preparation of the accompanying financial statements, and the methods of applying these policies, are summarized below:

         USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the


                                      F-7-
         financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         CASH AND CASH EQUIVALENTS - Cash and cash equivalents include cash in banks and other highly liquid investments with an original maturity of three months or less.

         COMMUNICATION SYSTEMS AND PARTS - Revenues from communication systems and parts include the sales of integrated communications equipment and all the related installation and implementation services. Revenues are earned and recognized when the installation services are complete and the customer accepts and takes title to the equipment. CSPR recognizes revenues from the communications systems it installs upon completion of the installation services and acceptance by the customer due to the customized nature of each installation. CSPR recognizes revenue upon shipment for communications systems and cellular telephones shipped to dealers because, at that point, there is no further obligation to the dealers to either deliver additional products or perform services. CSPR also recognizes revenues upon shipment for cellular telephones sold to retail customers. Service revenues for maintenance contracts are recognized over the life of the service contracts on a straight-line basis.


         CELLULAR LINE ACTIVITIES - Revenues from cellular line activities are comprised principally of sales commissions on cellular line contracts and line access services placed with various carriers, principally the Puerto Rico Telephone Corporation ("PRTC"). These commissions are recognized into revenue when retail contracts are submitted to carriers as we have no further obligation to the carrier. For those contracts submitted to the carriers from our authorized dealers, the full amount of the commission revenues are recognized and any commissions paid to the dealer are included as a component of cost of revenues. Revenues from the resale of cellular telephones are recognized upon shipment and revenues from the resale of cellular airtime are recognized upon actual use by the customer. In instances where the telephone is sold in conjunction with the resale of cellular airtime, the amounts recognized as revenue for the telephone and airtime, respectively, are based on the relative fair value of each element underlying the arrangement.


         ALLOWANCE FOR DOUBTFUL ACCOUNTS - The allowance for doubtful accounts is an amount that management believes will be adequate to absorb losses on existing accounts receivable that are considered uncollectible based on evaluations of collectibility of accounts receivable and prior credit experience. Because of uncertainties inherent in the estimation process and the future availability of additional information, management's estimate of credit losses inherent in the existing accounts receivable and the related allowance may change in the near term.

         LEASE CONTRACTS - Lease contracts portfolio consists of sales-type lease contracts of integrated voice-data communication systems with terms of 12 to 48 months, including maintenance contracts. Currently, CSPR is running off its established lease portfolio balances and referring customers to commercial financial institutions for this service. Interest income and maintenance contract revenues are recognized over the remaining life of the leases, based on the interest method and straight-line method, respectively.

         INVENTORIES - Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out ("FIFO") method. Returned equipment and inventory, mostly related to warranty claims and replacements of outdated communication systems, is recorded at net realizable value.

         PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment is recorded at cost and depreciated over its estimated useful life, generally three to ten years, using the straight-line method. When assets are sold, retired or otherwise disposed of, their cost and related accumulated depreciation are removed from the accounts, and any gain or loss is credited or charged to income. Significant improvements to leased property are capitalized and amortized over the term of the lease. Maintenance and repairs are expensed.

         PRODUCT WARRANTIES - CSPR guarantees the replacement or repair of certain products. Costs associated with these warranty programs are estimated and accrued at the time of sale on the basis of expected net future costs.

         IMPAIRMENT OF LONG-LIVED ASSETS -CSPR periodically reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from the estimated future net cash flows expected to result from the use of the asset. Any indicated impairment would be measured as the amount by which the carrying amount of the asset exceeds its fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. No indications of impairment are evident as a result of such review.


                                      F-8-

         ACCOUNTING FOR INCOME TAXES - Deferred income taxes are accounted for using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         GOODWILL - Goodwill represents the excess of cost paid for certain net assets over the book value of the assets acquired. Under current accounting guidance, goodwill is amortized on a straight-line basis over 10 years.

         RECENT ACCOUNTING DEVELOPMENTS - In July 2001, the FASB issued SFAS No. 141, "Business Combinations." SFAS No. 141 requires that all business combinations be accounted for under the purchase method only and that certain acquired intangible assets in a business combination initiated after June 30, 2001 be recognized as assets apart from goodwill. We do not expect the adoption of SFAS No. 141 to have a material impact on our future results of operations or financial position.

         On July 20, 2001, the Financial Accounting Standards Board issued SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). SFAS No. 142 eliminates the amortization of goodwill and indefinite-lived intangible assets and initiates an annual review for impairment. Identifiable intangible assets with a determinable useful life will continue to be amortized. The amortization provisions apply to goodwill and other intangible assets acquired after June 30, 2001. Goodwill and other intangible assets acquired prior to June 30, 2001 will be affected upon adoption. CSPR adopted SFAS No. 142 effective August 1, 2001, and performed an impairment test of its existing goodwill based on a fair value concept. It is management's assessment that goodwill impairment did not result upon adoption. As of July 31, 2001, CSPR has net unamortized goodwill of $382,000.

         In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. The adoption of SFAS No. 143 is effective for the Company in the first quarter of fiscal year 2003. The Company does not expect the adoption of SFAS No. 143 to have a significant impact on the Company's future results of operations or financial position.

         In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes previous guidance for financial accounting and reporting for the impairment or disposal of long-lived assets and for segments of a business to be disposed of. The adoption of SFAS No. 144 is effective for the Company in the first quarter of fiscal 2003. The Company does not expect the adoption of SFAS No. 144 to have a significant impact on the Company's future results of operations or financial position.


         RECLASSIFICATIONS - Certain reclassifications have been made to the 2000 financial statements to conform with the 2001 presentation.

2.       ACQUISITION OF NET ASSETS OF OCHOA TELECOM, INC.

         Effective May 14, 2001, the Company acquired certain assets from Ochoa Telecom ("Ochoa"), a company engaged in the sale, installation and maintenance of integrated communications equipment in Puerto Rico, in exchange for a note payable of $1,400,000. The acquisition was accounted for using the purchase method in accordance with APB Opinion No. 16, and, accordingly, the operating results of Ochoa have been included in the Company's financial statements since the date of acquisition. The purchase price, including direct costs of acquisition, was $1,400,000, and it exceeded the fair value of net assets acquired by $382,000, which is being amortized on a straight-line basis over ten years. The Company did not acquire any of the liabilities of Ochoa or any of the prepaid expenses, certain equipment such as furniture and fixtures, or any of the capitalized leasehold improvements.

         The March 31, 2001 book value of the liabilities and assets not acquired were approximately $1.9 million and $0.1 million, respectively.


                                      F-9-

     The following summarized unaudited pro forma results of operations for the years ended July 31, 2001 and 2000 assumes the acquisition had occurred as of August 1 of each year:

                                                     2001                            2000
                                                   --------                         -------
                                                     (In Thousands, except per share data)
         Pro forma information:
            Net revenues                           $ 23,818                         $28,363
            Income (loss) from operations            (1,156)                            538
            Net income (loss)                        (1,096)                            439

         Basic and diluted net income (loss)
            per share                              $(109.60)                        $ 43.90


3.       TRADE ACCOUNTS RECEIVABLE

         Trade accounts receivable at July 31, consist of:


                                                                 2001          2000
                                                                    (In Thousands)
         Communication systems and parts                       $ 3,692        $ 4,135
         Cellular lines activities:
            Billed services                                        751          1,275
            Unbilled services                                       94            174
         Cellular line activation commissions                      406          1,307
                                                               -------        -------

         Total                                                   4,943          6,891
         Less allowance for doubtful accounts                      799            703
                                                               -------        -------

         Total                                                 $ 4,144        $ 6,188
                                                               =======        =======

         Customers' deposits on contracts for communication systems and parts, included in the accompanying financial statements in other accrued liabilities, amounted to approximately $221,430 and $95,000 at July 31, 2001 and 2000, respectively.

4.       INVESTMENT IN SALES-TYPE LEASES

         Net investment in sales-type lease contracts at July 31, consists of:

                                                                2001           2000
                                                                  (In Thousands)
         Future minimum lease contract receivables             $  254         $  108
         Less unearned interest income                             80             18
                                                               ------         ------

         Net investment in sales-type leases                      174             90
         Less current portion                                     100             57
                                                               ------         ------

         Noncurrent portion                                    $   74         $   33
                                                               ======         ======


                                     F-10-

         The approximate annual future minimum lease contract gross receivables under sales-type lease contracts are as follows:

            YEAR ENDING
              JULY 31,            (In Thousands)
                2002                  $  107
                2003                      48
                2004                      48
                2005                      48
                2006                       3
                ----                  ------
               Total                  $  254
                                      ======

5.       INVENTORIES

         Inventories at July 31, consist of:


                                                                                                   2001          2000
                                                                                                      (In Thousands)
         Purchased components, net of reserve for slow moving
           inventory of $493 and $141 for 2001 and 2000, respectively                            $ 2,178        $ 2,540
         Components and materials related to installations in process                                258            126
         Parts and materials for sale, net of reserve for slow moving
           inventory of $310 and $69 for 2001 and 2000, respectively                               1,367          1,245
                                                                                                 -------        -------
              Total                                                                              $ 3,803        $ 3,911
                                                                                                 =======        =======


6.       PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment at July 31, consist of:

                                                                                        2001             2000
                                                                                            (In Thousands)
         Furniture and fixtures                                                        $   608         $   343
         Computer equipment and software                                                   631             606
                                                                                       -------         -------

         Total                                                                           1,239             949
         Less accumulated depreciation                                                    (743)           (601)
                                                                                       -------         -------

         Total                                                                             496             348
         Construction in progress                                                           51             135
                                                                                       -------         -------

         Property, Plant, and Equipment, Net                                           $   547         $   483
                                                                                       =======         =======


                                     F-11-

7.       NOTE PAYABLE

         Note payable of $786,858 at July 31, 2001 represents a promissory note with Ochoa for the acquisition of certain assets. The principal amount of this note is payable in various installments due on March 25, 2002, and shall not accrue interest if it is paid on its respective date. Any payments made 15 days after the due date of any installment will accumulate annual interest at the rate of 8% from the closing date until fully paid and will be payable monthly from thereon.

8.       RELATED PARTY TRANSACTIONS

         During the years ended July 31, 2001 and 2000, and the period from April 8, 1999 (date of commencement of operations) to July 31, 1999, CSPR purchased approximately $1,515,000, $1,745,000, and $151,000, respectively, in merchandise from Cortelco, Inc. ("CI"), a wholly-owned subsidiary of CSHC.

         Net advances received from eOn amounting to approximately $2,200,000 and $1,750,000 were outstanding at July 31, 2001 and 2000, respectively. These advances are non-interest bearing and have no formal repayment terms. eOn retired CSPR's outstanding credit facility in the amount of approximately $600,000 in February 2000 and has periodically made net advances to CSPR for operations since that date. The average outstanding advance balance from eOn was $2,850,000 during fiscal year 2001 and $1,414,000 during the fiscal year 2000 period subsequent to eOn's initial public offering. The last advance by eOn was made in November 2000, from which time CSPR has repaid approximately $2,250,000 of previous net advances.

         CSPR leases its building facilities from CPR under an operating lease agreement that expires on March 31, 2004. Rent expense related to this agreement for the years ended July 31, 2001 and 2000, and the period from April 8, 1999 (date of commencement of operations) to July 31, 1999, amounted to $304,000, $315,000, and $94,000, respectively. Future minimum lease payments under this agreement for the years ending July 31, 2002 and 2003 are approximately $304,000, and $177,000 for the year ending July 31, 2004.


                                     F-12-

9.       INCOME TAXES

         A reconciliation between the income tax expense recognized in the Company's statements of operations and the income tax expense (benefit) computed by applying the Puerto Rico statutory income tax rate to income before income taxes is as follows:

                                                                                      2001           2000           1999
                                                                                               (In Thousands)
         Income tax expense (benefit) at Puerto Rico statutory rate (39%)            $ (251)        $  196         $  123
         Excess  of write-off of bad debts over reserve for doubtful accounts            --           (213)          (175)
         Non-deductible accrued expenses                                                 --             34             60
         Contingent reserves                                                            253             --             --
         Other, net                                                                      (2)            13              2
                                                                                     ------------------------------------

         Total income tax expense                                                    $    0         $   30         $   10
                                                                                     ======         ======         ======

         The components of the net deferred tax asset at July 31 are as follows:


                                                                                                   2001           2000
                                                                                                       (In Thousands)
         Deferred tax assets resulting from:
           Inventory and warranty reserves                                                       $   313         $    82
           Other accrued liabilities                                                                 272             249
           Allowance for doubtful accounts                                                           312             274
           Net operating loss                                                                        247              --
                                                                                                 -----------------------

         Total                                                                                     1,144             605
         Less valuation allowance                                                                 (1,144)           (605)
                                                                                                 -----------------------

         Total                                                                                   $    --         $    --
                                                                                                 =======         =======

CSPR cannot conclude that it is more likely than not that deferred tax assets will be realized in the future. Accordingly, a valuation allowance has been recorded for the total amount of the deferred tax asset.

10.      COMMITMENTS AND CONTINGENCIES

         CSPR leases automobiles and certain other equipment under operating leases. Future minimum lease payments under noncancellable operating leases at July 31, 2001 are as follows:


         YEAR ENDING
          JULY 31,                                                                                       (In Thousands)
            2002                                                                                             $  105
            2003                                                                                                 67
            2004                                                                                                  4
                                                                                                             ------
            Total                                                                                            $  176
                                                                                                             ======


                                     F-13-

         During the years ended July 31, 2001 and 2000, and the period from April 8, 1999 (date of commencement of operations) to July 31, 1999, expenses related to these operating leases amounted to approximately $114,000, $145,000, and $20,000, respectively.

         CSPR is a defendant in lawsuits arising out of the ordinary course of business. Management, based on advice from legal counsel, is of the opinion that the ultimate resolution of these matters will not have a material effect on CSPR's financial position or results of operations.

11.      EMPLOYEE BENEFITS

         CSPR participates in the profit sharing savings plan for salaried employees (the "savings plan") of eOn Communications Corporation. Under the terms of the savings plan, employees may contribute from 2% to 16% of compensation and an additional voluntary amount. CSPR will match 50% of employee's contributions up to 6% of the employee's compensation, as defined, with a maximum limitation of $2,000 for any one employee. Under the savings plan, CSPR can elect to make an additional discretionary profit-sharing contribution.

         Contributions to the Savings Plan during the years ended July 31, 2001 and 2000, and the period from April 8, 1999 (date of commencement of operations) to July 31, 1999, amounted to approximately $59,000, $62,000, and $15,000, respectively.

12.      CREDIT RISK CONCENTRATION

         CSPR's business activities primarily are with customers located in Puerto Rico and its trade accounts receivable reflects a broad customer base in the local market. CSPR routinely assesses the financial strength of its customers. As a consequence, concentration of credit risk is limited.

13.      SUPPLEMENTAL CASH FLOW INFORMATION

         Cash paid for interest during the years ended July 31, 2001 and 2000, and the period from April 8, 1999 (date of commencement of operations) to July 31, 1999 amounted to approximately $293, $67,000, and $16,000, respectively. No income tax payments were made during the years ended July 31, 2001 and 2000, and the period from April 8, 1999 (date of commencement of operations) to July 31, 1999.

         Non-cash financing activity for the period from April 8, 1999 (date of commencement of operations) to July 31, 1999 consists of the transfer of net assets from an affiliate totaling $2,914,000.

         Non-cash financing activity for the year ended July 31, 2000 consists of payment in the form of a note receivable of a previously declared $700,000 dividend payable via a capital contribution from eOn.

         During the year ended July 31, 2001, the Company acquired certain net assets from Ochoa. The effect of the acquisition of these assets follows:


                                                                                                     (In Thousands)
         Increase in tangible assets                                                                   $ 1,018
         Increase in intangible assets                                                                     382
         Business acquisition financed with note payable                                                (1,400)

14.      SEGMENT INFORMATION

         The Company's reportable segments are Communications Systems and Cellular Airtime Services, each of which offers different products and services. Each segment requires different technology and marketing strategies. The Communications Systems segment offers communications solutions that address voice and data network switching while the Cellular Airtime Services segment resells cellular airtime and cellular telephones in Puerto Rico.

         The accounting policies of the segments are those described in the summary of significant accounting policies.


                                     F-14-

                                    Communications         Cellular
2001                                   Systems         Airtime Services      Total
----                                --------------     ----------------    --------
                                                      (In Thousands)
Revenues                              $ 11,788            $ 10,393         $ 22,181
Operating income (loss)                   (693)                 33             (660)
Interest (income) expense                  (15)                  0              (15)
Income tax expense                           0                   0                0
Net income (loss)                         (678)                 33             (645)
Total assets                             9,274               1,478           10,752
Capital expenditures                        83                  71              154
Depreciation and
    amortization                           111                  35              146



                                    Communications         Cellular
2000                                   Systems         Airtime Services      Total
----                                --------------     ----------------    --------
                                                      (In Thousands)
Revenues                              $ 15,069            $  9,193         $ 24,262
Operating income (loss)                    (23)                572              549
Interest (income) expense                   46                   0               46
Income tax expense                           0                  30               30
Net income (loss)                          (69)                542              473
Total assets                             9,189               2,540           11,729
Capital expenditures                       279                  58              337
 Depreciation and
    amortization                           126                  30              156


Financial information relating to the Company's revenues by geographic area was as follows:


                                      2001             2000
                                    --------         --------
                                          (In Thousands)
Puerto Rico                         $ 20,730         $ 23,507
Caribbean and Latin America            1,451              755
                                    --------         --------
Total                               $ 22,181         $ 24,262
                                    --------         --------


15.      SPECIAL CHARGES

To reduce costs and improve productivity, CSPR adopted a restructuring plan in fiscal 2001. The major component of the plan and all of the charges comprised estimated severance payments related to reductions in our workforce of approximately 30%.

The following table provides detail about the special charges recorded during fiscal year 2001 and the associated liabilities at July 31, 2001:

                              Charges         Expenditures       Other Adjustments       Liability Balance
                              -------         ------------       -----------------       -----------------
Termination benefits           $ 152             $ (62)                $ (90)                 $  0


                                     F-15-

The adjustment reflected above relates to a reduction in the estimated total severance costs associated with the restructuring plan.

Net workforce reductions under the plan will reduce our future employee expense. The employee reductions took place in the second quarter of fiscal 2001. The decrease in costs as a result of the restructuring activities outlined above will primarily impact wages and benefits in our selling, general and administrative expense.

16.      SUBSEQUENT EVENTS

On August 28, 2001, the Board of Directors of eOn Communications Corporation approved a plan to spin-off CSPR as an independent entity headquartered in San Juan, Puerto Rico. To accomplish the spin-off, eOn intends to declare a special dividend of the shares of CSPR to its stockholders. A spin-off will not take place until the stock of CSPR is registered with the Securities and Exchange Commission, and all other applicable legal requirements are met. It is currently anticipated that this will occur during the latter half of fiscal year 2002.

17.      RESTATEMENT


The statements of operations for the years ended July 31 2001 and 2000 and for the period from April 8, 1999 (date of commencement of operations) to July 31, 1999 have been restated to reclassify commissions paid to dealers, previously netted against revenues from cellular line activities, to cost of revenues. Such reclassification had no impact on net income (loss). The amounts so reclassified are approximately $2,275,000, $3,529,000, and $1,293,000 for the 2001, 2000, and
1999 periods, respectively. The effects of these reclassifications are summarized as follows (in thousands):



                            2001            2001            2000            2000           1999            1999
                         AS REPORTED    AS RESTATED     AS REPORTED     AS RESTATED     AS REPORTED     AS RESTATED
                         ------------------------------------------------------------------------------------------
Net revenues               $ 19,906       $ 22,181        $ 20,733        $ 24,262        $  5,780        $  7,073

Cost of revenues             15,175         17,450          15,172          18,701           3,920           5,213




                                     F-16-

                       CORTELCO SYSTEMS PUERTO RICO, INC.

                            CONDENSED BALANCE SHEETS
                       JANUARY 31, 2002 AND JULY 31, 2001
                             (DOLLARS IN THOUSANDS)


                                                                JANUARY 31,
                                                                   2002
                                                                (UNAUDITED)    JULY 31, 2001
                                                                ----------------------------
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                       $    465        $    959
  Trade accounts receivable, net                                     3,790           4,144
  Due from affiliated entities                                         143             338
  Current portion of investment in sales-type leases                   105             100
  Inventories                                                        3,299           3,803
  Prepaid expenses                                                     290             380
                                                                  ------------------------

           Total current assets                                      8,092           9,724

INVESTMENT IN SALES-TYPE LEASES                                         78              74
PROPERTY, PLANT AND EQUIPMENT, Net                                     511             547
GOODWILL                                                               382             382
OTHER                                                                   25              25
                                                                  ------------------------

TOTAL                                                             $  9,088        $ 10,752
                                                                  ========        ========

LIABILITIES AND STOCKHOLDER'S  EQUITY

CURRENT LIABILITIES:
  Trade accounts payable                                          $  1,412        $  1,881
  Due to affiliated entities                                           579           2,640
  Other accrued liabilities                                            388             635
  Deferred revenue                                                     349             406
  Note payable                                                         400             787
                                                                  ------------------------

           Total current liabilities                                 3,128           6,349
                                                                  ------------------------
COMMITMENTS AND CONTINGENCIES                                           --              --

STOCKHOLDER'S EQUITY:
  Common stock, par value $100 per share; authorized
     issued and outstanding, 10,000 shares                           1,000           1,000
  Capital in excess of par value                                     5,464           3,271
  Retained earnings/(deficit)                                         (504)            132
                                                                  ------------------------
           Total stockholder's equity                                5,960           4,403
                                                                  ------------------------
TOTAL                                                             $  9,088        $ 10,752
                                                                  ========        ========



See notes to condensed financial statements


                                     F-17-

                       CORTELCO SYSTEMS PUERTO RICO, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                            FOR THE SIX MONTHS ENDED
                      JANUARY 31, 2002 AND JANUARY 31, 2001
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                SIX MONTHS ENDED JANUARY 31,
                                                                    2002            2001
                                                                ----------------------------
                                                                 (UNAUDITED)     (UNAUDITED)
Net revenues:
       Products                                                   $  4,554        $ 11,342
       Services                                                      1,810           1,374
                                                                  ------------------------
                                                                     6,364          12,716

Cost of revenues:
        Products                                                     3,857           9,769
        Services                                                       907             764
                                                                  ------------------------
                                                                     4,764          10,533

      Gross profit                                                   1,600           2,183

Operating expenses:
      Selling, general, and administrative                           2,024           2,984
      Special Charges                                                   --             152
      Separation costs                                                 250              --
                                                                  ------------------------

              Total operating expenses                               2,274           3,136
                                                                  ------------------------

Loss from operations                                                  (674)           (953)
Interest income                                                         (8)             (8)
Other income                                                           (30)             (1)
                                                                  ------------------------

Net loss                                                          $   (636)       $   (944)
                                                                  ========        ========

Basic and diluted net loss per share                              $ (63.60)       $ (94.40)

Weighted-average number of shares outstanding                           10              10



  See notes to condensed financial statements



                                     F-18-

                       CORTELCO SYSTEMS PUERTO RICO, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
               FOR THE SIX MONTHS ENDED JANUARY 31, 2002 AND 2001
                             (DOLLARS IN THOUSANDS)

                                                                               SIX MONTHS ENDED
                                                                                  JANUARY 31,
                                                                          ---------------------------
                                                                             2002             2001
                                                                          ---------------------------
                                                                          (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                                        $  (636)        $  (944)
                                                                            -------         -------
  Adjustments to reconcile net income (loss) to net cash provided by
      (used in) operating activities:
         Depreciation and amortization                                           96              69
         Provision for doubtful accounts                                         --              --
         Changes in operating assets and liabilities:
              Decrease (increase) in:
                  Trade accounts receivable                                     354             528
                  Due from affiliated entities                                  195             (58)
                  Inventories                                                   504            (402)
                  Prepaid expenses                                               90              99
              Increase (decrease) in:
                  Trade accounts payable                                       (469)         (1,122)
                  Due to affiliated entities                                    133             278
                  Deferred revenue                                              (58)            (77)
                  Other accrued liabilities                                    (247)            150
                                                                            -------         -------
           Total adjustments                                                    598            (535)
                                                                            -------         -------
           Net cash used in operating activities                                (38)         (1,479)
                                                                            -------         -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                          (60)            (78)
  Net increase in investment in sales-type leases                                (9)             10
                                                                            -------         -------
           Net cash used in investing activities                                (69)            (68)
                                                                            -------         -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of note payable                                                     (387)             --
  Advances from parent                                                           --           1,700
                                                                            -------         -------
           Net cash provided by (used in) financing activities                 (387)          1,700
                                                                            -------         -------
NET CHANGE IN CASH AND CASH EQUIVALENTS                                        (494)            153
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                  959             644
                                                                            -------         -------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                    $   465         $   797
                                                                            =======         =======

See notes to condensed financial statements.


                                     F-19-

                       CORTELCO SYSTEMS PUERTO RICO, INC.
               NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)


                   SIX MONTHS ENDED JANUARY 31, 2002 AND 2001

1.       BASIS OF PRESENTATION

         The accompanying unaudited condensed financial statements of Cortelco Systems Puerto Rico, Inc. (the "Company") have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnote disclosures required by GAAP for complete financial statements. In the opinion of management, the financial statements reflect all adjustments considered necessary for a fair statement of the results of operations and financial position for the interim periods presented. All such adjustments are of a normal recurring nature. These unaudited interim financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended July 31, 2001.

         The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for the six months ended January 31, 2002 are not necessarily indicative of the results to be expected for the year ending July 31, 2002 or any other interim period.

         The Company is a wholly-owned subsidiary of eOn Communications Corporation. On August 28, 2001, the Board of Directors of eOn approved a plan to spin-off this subsidiary as a separate entity to the stockholders of eOn.

         The Company's reportable segments are Communications Systems and Cellular Airtime Services, each of which offers different products and services. Each segment requires different technology and marketing strategies. The Communications Systems segment offers communications solutions that address voice and data network switching while the Cellular Airtime Services segment resells cellular airtime and cellular telephones in Puerto Rico.

         In July 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that all business combinations be accounted for under the purchase method only and that certain acquired intangible assets in a business combination be recognized as assets apart from goodwill. SFAS No. 142 requires that ratable amortization of goodwill be replaced with periodic tests of the goodwill's impairment and that intangible assets other than goodwill should be amortized over their useful lives. The Company early adopted SFAS No. 142, effective August 1, 2001 (see Note 5 for further information).

         In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. The adoption of SFAS No. 143 is effective for the Company in the first quarter of fiscal year 2003. The Company does not expect the adoption of SFAS No. 143 to have a significant impact on the Company's future results of operations or financial position.

         In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes previous guidance for financial accounting and reporting for the impairment or disposal of long-lived assets and for segments of a business to be disposed of. The adoption of SFAS No. 144 is effective for the Company in the first quarter of fiscal 2003. The Company is currently assessing the impact of SFAS No. 144 on its results of operations and financial position.


                                     F-20-

2.       INVENTORIES

         Inventories consist of the following:

                                                                            January 31,        July 31,
                                                                                2002             2001
                                                                            -----------        --------
                                                                                   (In Thousands)
         Purchased components, net of reserve of $585
           and $493 for January 31, 2002 and July 31, 2001                     $ 1,511          $ 2,178

         Components related to installations in process                             81              258

         Parts and materials for sale, net of reserve of $25
           and $310 for January 31, 2002 and July 31, 2001                       1,707            1,367
                                                                               -------          -------
                   Total inventories                                           $ 3,299          $ 3,803
                                                                               =======          =======

3.       CHANGES IN STOCKHOLDER'S EQUITY

         The following represents the changes in stockholder's equity for the six months ended January 31, 2002:

                                                                  (In Thousands)
                                         --------------------------------------------------------------
                                                             CAPITAL IN
                                         COMMON               EXCESS OF     RETAINED
                                          STOCK               PAR VALUE     EARNINGS             TOTAL
                                         -------             ----------     --------            -------
Balance at July 31, 2001                 $ 1,000               $ 3,271       $   132            $ 4,403

Net loss                                      --                    --          (636)              (636)
Capital contribution from parent                                 2,193                            2,193
                                         -------               -------       -------            -------
Balance at January 31, 2002              $ 1,000               $ 5,464       $  (504)           $ 5,960
                                         =======               =======       =======            =======


During the six months ended January 31, 2002, the $2.2 million previously advanced from eOn to CSPR was reclassified as a capital contribution and no further repayment of the amount is required.

4.       SEGMENT INFORMATION

                                                Communications                  Cellular
                                                       Systems          Airtime Services             Total
                                                       -------          ----------------             -----
                                                (in thousands)
Six months ended January 31, 2002:
Revenues                                              $  5,315                  $  1,049          $  6,364
Net income (loss)                                         (495)                     (141)             (636)
Total assets                                             8,112                       976             9,088

Six months ended January 31, 2001:
Revenues                                              $  5,237                  $ 7,479           $ 12,716
Net income (loss)                                         (933)                     (11)              (944)
Total assets                                             7,787                    3,927             11,714



                                     F-21-

There have been no differences from the most recent annual financial statements in the basis of measuring segment profit or loss. There have been no material changes in the amount of assets of any operating segment since the most recent annual financial statements.

5.       GOODWILL AND OTHER INTANGIBLES

On August 1, 2001, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which eliminated the amortization of purchased goodwill and other intangibles with indefinite useful lives. Upon adoption of SFAS No. 142, the Company performed an impairment test of its goodwill and determined that no impairment of the recorded goodwill existed. Under SFAS No. 142, goodwill will be tested for impairment at least annually and more frequently if an event occurs which indicates the goodwill may be impaired.

Included in intangibles and other assets on the Company's consolidated balance sheet as of the end of the second quarter, January 31, 2002, are the following acquired intangible assets:

                                                                     January 31, 2002
                                                                 -------------------------
                                                                      (In Thousands)

                                                                               Accumulated
                                                                  Cost        Amortization
                                                                 ------       ------------
Goodwill                                                         $  382          $     0

There was no intangible amortization expense for the six months ended January 31, 2002 and there is no estimated intangible amortization expense for any subsequent fiscal years as no amount of previous purchases was allocated to intangibles.

As a de minimis amount of goodwill amortization expense was recorded in any previous fiscal period, previously reported net income and earnings per share information is not changed for the effect of SFAS No. 142.

6.       SEPARATION COSTS

During the six months ended January 31, 2002, CSPR incurred approximately $250,000 in accounting and legal fees performed relating to the decision by eOn Communications to spin-off CSPR as an independent entity.

7.       SPECIAL CHARGES

To reduce costs and improve productivity, CSPR adopted a restructuring plan in the second quarter of fiscal 2001. The major component of the plan and all of the charges comprised estimated severance payments related to reductions in our workforce of approximately 30%. At that time, the Company estimated severance payments for the terminated employees at approximately $152,000 based on factors such as compensation level and time of service with the Company.

Net workforce reductions under the plan will reduce our future employee expense. The employee reductions took place in the second quarter of fiscal 2001. The decrease in costs as a result of the restructuring activities outlined above will primarily impact wages and benefits in our selling, general and administrative expense.

8.       RECENT DEVELOPMENTS

On August 28, 2001, the Board of Directors of eOn Communications Corporation approved a plan to spin-off CSPR as an independent entity headquartered in San Juan, Puerto Rico. To accomplish the spin-off, eOn intends to declare a special dividend of the shares of CSPR to its stockholders. A spin-off will not take place until the stock of CSPR is registered with the Securities and Exchange Commission, and all other applicable legal requirements are met. It is currently anticipated that this will occur during the latter half of fiscal year 2002.


                                     F-22-

Independent Auditors' Report



To the Board of Directors and Stockholder of Cortelco Puerto Rico, Inc.

We have audited the accompanying balance sheet of Cortelco Puerto Rico, Inc. (a wholly-owned subsidiary of Cortelco Systems Holding, Corp.) as of April 7, 1999, and the related statements of operations, stockholder's equity and cash flows for the period from August 1, 1998 to April 7, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Cortelco Puerto Rico, Inc. at April 7, 1999, and the results of its operations and its cash flows for the period from August 1, 1998 to April 7, 1999 in conformity with accounting principles generally accepted in the United States of America.


As discussed in Note 16, the accompanying statement of operations for the period from August 1, 1998 to April 7, 1999 has been restated to reclassify commissions paid to dealers, previously netted against revenues from cellular line activities, to cost of revenues. Such reclassification had no impact on net income.



/s/ DELOITTE & TOUCHE LLP

San Juan, Puerto Rico
January 9, 2002 (April 12, 2002 as to Note 16)


                                     F-23-

                           CORTELCO PUERTO RICO, INC.

                                  BALANCE SHEET
                                  APRIL 7, 1999
                             (Dollars in Thousands)


                                               ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                          $   114
  Trade accounts receivable, net (Notes 3 and 8)                       4,148
  Current portion of investment in sales-type leases (Note 4)             71
  Inventories (Notes 5, 8 and 9)                                       2,035
  Prepaid expenses                                                       303
                                                                     -------
           Total current assets                                        6,671

INVESTMENT IN SALES-TYPE LEASES (Note 4)                                  81

PROPERTY, PLANT AND EQUIPMENT, Net (Notes 6 and 8)                       885

OTHER ASSETS                                                             280
                                                                     -------

TOTAL                                                                $ 7,917
                                                                     =======

LIABILITIES AND STOCKHOLDER'S  EQUITY

CURRENT LIABILITIES:
  Loans payable, current portion (Note 8)                            $   791
  Accounts payable, trade (Notes 3 and 7)                              2,671
  Income tax payable (Note 10)                                            --
  Due to affiliated entities (Note 9)                                     98
  Other accrued liabilities                                              671
                                                                     -------
           Total current liabilities                                   4,231

NOTE PAYABLE TO PARENT COMPANY (Note 9)                                  259

LOANS PAYABLE, LONG-TERM PORTION (Note 8)                              3,018
                                                                     -------

           Total liabilities                                           7,508
                                                                     -------

COMMITMENTS AND CONTINGENCIES (Note 11)                                   --

STOCKHOLDER'S EQUITY:
  Common stock, par value $100 per share;
     issued and outstanding, 2,010 shares                                201
  Capital in excess of par value                                         974
  Accumulated deficiency                                                (766)
                                                                     -------
           Total stockholder's equity                                    409
                                                                     -------

TOTAL                                                                $ 7,917
                                                                     =======


See notes to financial statements.


                                     F-24-

                           CORTELCO PUERTO RICO, INC.
                             STATEMENT OF OPERATIONS
                   PERIOD FROM AUGUST 1, 1998 TO APRIL 7, 1999
                           (AS RESTATED - SEE NOTE 16)
                             (DOLLARS IN THOUSANDS)

Net revenues                                              $ 11,109

Cost of revenues                                             7,974
                                                          --------

Gross profit                                                 3,135

Operating expenses:
   Selling, general and administrative                       1,871
                                                          --------

Income from operations                                       1,264

Interest expense, net                                          344
Other (income)/expense, net                                    (21)
                                                          --------

INCOME BEFORE PROVISION FOR INCOME TAXES                       941

PROVISION FOR INCOME TAXES (Note 10)                           152
                                                          --------

NET INCOME                                                $    789
                                                          ========


See notes to financial statements.


                                     F-25-

                           CORTELCO PUERTO RICO, INC.

                        STATEMENT OF STOCKHOLDER'S EQUITY
                   PERIOD FROM AUGUST 1, 1998 TO APRIL 7, 1999
                             (DOLLARS IN THOUSANDS)

                                                      CAPITAL IN
                                       COMMON         EXCESS OF      ACCUMULATED
                                        STOCK         PAR VALUE      DEFICIENCY         TOTAL
                                      --------        ----------     -----------       --------
BALANCE, AUGUST 1, 1998               $    201        $    974        $ (1,555)        $   (380)

  Net income                                                               789              789
                                      --------        --------        --------         --------

BALANCE, APRIL 7, 1999                $    201        $    974        $   (766)        $    409
                                      ========        ========        ========         ========


See notes to financial statements.


                                     F-26-

                           CORTELCO PUERTO RICO, INC.

                             STATEMENT OF CASH FLOWS
                   PERIOD FROM AUGUST 1, 1998 TO APRIL 7, 1999
                             (DOLLARS IN THOUSANDS)


CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                            $     789
                                                                                        ---------
  Adjustments to reconcile net income to net cash used in
      operating activities:
         Depreciation and amortization                                                        124
         Changes in operating assets and liabilities:
              (Increase) decrease in:
                  Trade accounts receivable                                                (1,344)
                  Inventories                                                                (905)
                  Prepaid expenses                                                             91
                  Other assets                                                                (53)
              Increase in:
                  Accounts payable                                                            903
                  Due to affiliated entities                                                  (64)
                  Accrued liabilities                                                         216
                                                                                        ---------
           Total adjustments                                                               (1,032)
                                                                                        ---------

           Net cash used in operating activities                                             (243)
                                                                                        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net decrease in investment in sales-type leases                                             104
  Capital expenditures                                                                        (96)
                                                                                        ---------
           Net cash provided by investing activities                                            8
                                                                                        ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings under note payable                                                 349
  Net repayments under line of credit                                                        (100)
                                                                                        ---------
           Net cash provided by financing activities                                          249
                                                                                        ---------

NET CHANGE IN CASH                                                                             14

CASH AT BEGINNING OF PERIOD                                                                   100
                                                                                        ---------

CASH AT END OF PERIOD                                                                   $     114
                                                                                        =========

See notes to financial statements.


                                     F-27-

                           CORTELCO PUERTO RICO, INC.
                          NOTES TO FINANCIAL STATEMENTS
PERIOD FROM AUGUST 1, 1998 TO APRIL 7, 1999


1.       ORGANIZATION

         Cortelco Puerto Rico, Inc. ("CPR"), a Puerto Rico corporation, is a wholly-owned subsidiary of Cortelco Systems Holding, Corp. (the "Parent"). CPR engages primarily in the sale, installation and maintenance of cellular telephone lines and integrated communications equipment in Puerto Rico.

         The Parent acquired CPR in 1990. The acquisition was accounted for under the purchase method of accounting; accordingly, the purchase price was allocated to assets acquired and liabilities assumed based on their fair market values at the date of acquisition. The acquisition was a bargain purchase and, accordingly, negative goodwill arising in the purchase was allocated to reduce intangibles and property, plant and equipment to zero as required by accounting principles generally accepted in the United States of America. As a direct result, CPR's land and building, as well as certain machinery and equipment, are not reflected in the accompanying balance sheet.

         Effective April 8, 1999, CPR transferred substantially all of the operations and certain assets and liabilities to a newly formed corporation, Cortelco Systems Puerto Rico, Inc. ("CSPR"), also a wholly-owned subsidiary of the Parent. See Note 13.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The more significant accounting policies followed by CPR in the preparation of the accompanying financial statements, and the methods of applying these policies, are summarized below:

         USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         CASH AND CASH EQUIVALENTS - Cash and cash equivalents include cash in banks and other highly liquid investments with an original maturity of three months or less.


         COMMUNICATION SYSTEMS AND PARTS - Communication systems and parts include the sales of integrated communications equipment and all the related installation and implementation services. Revenues are earned and recognized when the installation services are complete and the customer accepts and takes title to the equipment. CPR recognizes revenues from the communications systems it installs upon completion of the installation services and acceptance by the customer due to the customized nature of each installation. CPR recognizes revenue upon shipment for communications systems and cellular telephones shipped to dealers because, at that point, there is no further obligation to the dealers to either deliver additional products or perform services. CPR also recognizes revenues upon shipment for cellular telephones sold to retail customers. Service revenues for maintenance contracts are recognized over the life of the service contracts on a straight-line basis.



                                     F-28-

         CELLULAR LINE ACTIVITIES - Revenues from cellular line activities are comprised principally of sales commissions on cellular line contracts and line access services placed with various carriers, principally the Puerto Rico Telephone Corporation ("PRTC"). These commissions are recognized into revenue when retail contracts are submitted to carriers as we have no further obligation to the carrier. For those contracts submitted to the carriers from our authorized dealers, the full amount of the commission revenues are recognized and any commissions paid to the dealer are included as a component of cost of revenues. Revenues from the resale of cellular telephones are recognized upon shipment and revenues from the resale of cellular airtime are recognized upon actual use by the customer. In instances where the telephone is sold in conjunction with the resale of cellular airtime, the amounts recognized as revenue for the telephone and airtime, respectively, are based on the relative fair value of each element underlying the arrangement.


         ALLOWANCE FOR DOUBTFUL ACCOUNTS - The allowance for doubtful accounts is an amount that management believes will be adequate to absorb losses on existing accounts receivable that are considered uncollectible based on evaluations of collectibility of accounts receivable and prior credit experience. Because of uncertainties inherent in the estimation process and the future availability of additional information, management's estimate of credit losses inherent in the existing accounts receivable and the related allowance may change in the near term.

         LEASE CONTRACTS - Lease contracts portfolio consists of sales-type lease contracts of integrated voice-data communication systems with terms of 12 to 48 months, including maintenance contracts. Currently, CPR is running off its established lease portfolio balances and referring customers to commercial financial institutions for this service. Interest income and maintenance contract revenues are recognized over the remaining life of the leases, based on the interest method and straight-line method, respectively.

         INVENTORIES - Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out ("FIFO") method. Returned equipment and inventory, mostly related to warranty claims and replacements of outdated communication systems, is recorded at net realizable value.

         PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment is recorded at cost and depreciated over its estimated useful life using the straight-line method. When assets are sold, retired or otherwise disposed of, their cost and related accumulated depreciation are removed from the accounts, and any gain or loss is credited or charged to income. Significant improvements to leased property are capitalized and amortized over the term of the lease. Maintenance and repairs are expensed.

         PRODUCT WARRANTIES - CPR guarantees the replacement or repair of certain products. Costs associated with these warranty programs are estimated and accrued at the time of sale on the basis of expected net future costs.

         IMPAIRMENT OF LONG-LIVED ASSETS -CPR periodically reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from the estimated future net cash flows expected to result from the use of the asset. Any indicated impairment would be measured as the amount by which the carrying amount of the asset exceeds its fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. No indications of impairment are evident as a result of such review.

         ACCOUNTING FOR INCOME TAXES - Deferred income taxes are accounted for using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.



                                     F-29-

3.       TRADE ACCOUNTS RECEIVABLE

         Trade accounts receivable at April 7, 1999 consist of:

                                                                   (In Thousands)
            Communication systems and parts                           $  2,843
            Cellular lines activities                                    2,253
            Puerto Rico Telephone Company                                  268
                                                                      --------
            Total                                                        5,364
            Less allowance for doubtful accounts                         1,216
                                                                      --------

            Total                                                     $  4,148
                                                                      ========

         Customers' deposits on contracts for communication systems and parts, included in the accompanying financial statements as accounts payable, amounted to approximately $720,814 at April 7, 1999.

4.       INVESTMENT IN SALES TYPE LEASES

         Net investment in sales-type lease contracts at April 7, 1999 consists of:

                                                                   (In Thousands)
            Future minimum lease contract receivables                 $    200
            Less unearned interest income                                   48
                                                                      --------
            Net investment in sales-type leases                            152
            Less current portion                                            71
                                                                      --------
            Noncurrent portion                                        $     81
                                                                      ========

         The approximate annual future minimum lease contract gross receivables under sales-type lease contracts are as follows:

         YEAR ENDING                                               (In Thousands)
            2000                                                      $     90
            2001                                                            58
            2002                                                            44
            2003                                                             8
                                                                      --------
            Total                                                     $    200
                                                                      ========



                                     F-30-

5.       INVENTORIES

         Inventories at April 7, 1999 consist of:

                                                                                (In Thousands)
            Purchased components, net of reserve for slow moving
              inventory of $13                                                     $    205
            Parts and materials for sale, net of reserve for slow
              moving inventory of $113                                                1,830
                                                                                   --------
            Total                                                                  $  2,035
                                                                                   ========

6.       PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment at April 7, 1999 consist of:


                                                                                (In Thousands)
            Furniture and fixtures                                                 $  1,186
            Computer equipment and software                                             484
                                                                                   --------
            Total                                                                     1,670
            Less accumulated depreciation and amortization                              836
                                                                                   --------
            Total                                                                       834
            Construction in progress                                                     51
                                                                                   --------
            Total                                                                  $    885
                                                                                   ========

7.       ACCOUNTS PAYABLE-TRADE

         At April 7, 1999, the accounts payable-trade includes approximately $423,000, payable to the PRTC related to the rental of cellular lines.



                                     F-31-

8.       LOANS PAYABLE

         At April 7, 1999, the CPR's loans payable to commercial banks consists of a revolving line of credit and a term loan. Loan payable is collateralized by accounts receivable, inventories, and buildings and includes:

                                                                                       (In Thousands)
            Revolving line of credit of $1,500,000 bearing
              interest at 1.25% over the prime rate (9.75%
              at April 7, 1999)                                                           $    757

            Term loan at a fixed annual rate of 10% payable in consecutive monthly installments of $28,170, including interest, until
              September 1, 2002 with the remaining principal balance
              expected to be negotiated for a term of five additional years                  3,052
                                                                                          --------

            Total                                                                            3,809
            Less current portion                                                               791
                                                                                          --------
            Loan payable, long-term portion                                               $  3,018
                                                                                          ========

         Maturities of loan payable are as follows:


           FISCAL YEAR
                                                                                       (In Thousands)
            2000                                                                          $    791
            2001                                                                                39
            2002                                                                                43
            2003                                                                                47
            2004                                                                                52
            Thereafter                                                                       2,837
                                                                                          --------

            Total                                                                         $  3,809
                                                                                          ========

9.       RELATED PARTY TRANSACTIONS

         During the period from August 1, 1998 to April 7, 1999, CPR purchased approximately $113,250 in merchandise from Cortelco International, Inc., a wholly owned subsidiary of the Parent.

         CPR has a non-interest bearing demand note payable with the Parent amounting to $259,177. The note is subordinated to a commercial bank's right to receive payment of principal and interest under its credit facility.

10.      INCOME TAXES

         A reconciliation between the income tax expense recognized in the Company's statements of operations and the income tax expense (benefit) computed by applying the Puerto Rico statutory income tax rate to income before income taxes is as follows:


                                     F-32-

                                                                                              (In Thousands)
            Income tax expense at Puerto Rico statutory rate (39%)                               $    367
            Excess of reserve for doubtful accounts over write-off of bad debts                       211
            Net operating loss carryforward                                                          (276)
            Tax Credits                                                                              (154)
            Contingent reserves                                                                        64
            Other, net                                                                                (60)
                                                                                                 --------

            Total income tax expense                                                             $    152
                                                                                                 ========


         The components of income tax expense attributable to continuing operations for the period August 1, 1998 to April 7, 1999 are as follows:


                                                                                              (IN THOUSANDS)
            Current                                                                              $      0
            Deferred                                                                                  152
                                                                                                 --------
            Total Provision for Income Taxes                                                     $    152
                                                                                                 ========


         At April 7, 1999, the components of the net deferred tax asset are as follows:


                                                                                              (In Thousands)
            Deferred tax assets resulting from:
              Inventory and warranty reserves                                                    $    436
              Accrued liabilities                                                                     672
              Allowance for doubtful accounts                                                         474
                                                                                                 --------
            Total                                                                                   1,582
            Less valuation allowance                                                               (1,582)
                                                                                                 --------
            Total                                                                                $     --
                                                                                                 ========

         CPR cannot conclude that it is more likely than not that deferred tax assets will be realized in the future. Accordingly, a valuation allowance has been recorded for the total amount of the deferred tax asset.

11.      COMMITMENTS AND CONTINGENCIES

         CPR leases automobiles and certain other equipment under operating leases. Future minimum lease payments under noncancelable operating leases at April 7, 1999, were as follows:



                                     F-33-

                FISCAL YEAR                     (In Thousands)
                  2000                              $  64
                  2001                                 57
                  2002                                 49
                  2003                                 16
                                                    -----
                  Total                             $ 186
                                                    =====

         During the period from August 1, 1998 to April 7, 1999, rental expenses related to these operating leases amounted to approximately $58,000.

         CPR is a defendant in lawsuits arising out of the ordinary course of business. Management, based on advice from legal counsel, is of the opinion that the ultimate resolution of these matters will not have a material effect on the CPR's financial position or results of operations.

12.      EMPLOYEE BENEFITS

         CPR participates in the profit sharing savings plan for salaried employees (the "Savings Plan") of Parent. Under the terms of the Savings Plan, employees may contribute from 2% to 16% of compensation and an additional voluntary amount. CPR will match 50% of employee's contributions up to 6% of the employee's compensation with a maximum limitation of $2,000 for any one employee. Under the Savings Plan, CPR can elect to make an additional discretionary profit-sharing contribution.

         Contributions to the Savings Plan during the period from August 1, 1998 to April 7, 1999, amounted to approximately $27,703.

13.      SUBSEQUENT EVENTS

         Effective April 8, 1999, a series of transactions occurred whereby the Parent distributed the common stock of Cortelco Systems, Inc. ("CSI"), which is ultimately a wholly-owned subsidiary of the Parent, to the Parent's stockholders. CPR then formed CSPR and contributed substantially all of the operations and certain assets and liabilities of CPR to the newly formed CSPR in exchange for a 100% ownership interest in CSPR as follows:


                                     F-34-

         ASSETS:                                                 (In Thousands)
           Cash                                                    $     114
           Trade accounts receivable                                   4,148
           Inventories                                                 2,035
           Investment in sales type leases                               152
           Prepaid expenses                                              330
           Property, plant and equipment                                 255
           Other assets                                                   77
                                                                   ---------
               Total                                                   7,111
                                                                   ---------
         LIABILITIES:

           Loan payable                                                  757
           Accounts payable                                            2,769
           Other accrued liabilities                                     671
                                                                   ---------
               Total                                                   4,197
                                                                   ---------
         EXCESS OF ASSETS OVER LIABILITIES                         $   2,914
                                                                   =========

         CPR retained certain real estate assets and the related mortgage note payable. Concurrently, CPR transferred all issued and outstanding stock of CSPR to the Parent, CSI issued 553,880 shares of common stock to the Parent in exchange for a 100% interest in CSPR, and CSPR assumed the CPR credit facility.

14.      CREDIT RISK CONCENTRATION

         All of CPR's business activities are with customers located in Puerto Rico and its trade accounts receivable reflects a broad customer base in the local market. CPR routinely assesses the financial strength of its customers. As a consequence, concentration of credit risk is limited.

15.      SUPPLEMENTAL CASH FLOW INFORMATION

         Cash paid for interest during the period from August 1, 1998 to April 7, 1999 amounted to approximately $234,604. No income tax payments were made during such period.

16.      RESTATEMENT


         The statement of operations for the period from August 1, 1998 to April 7, 1999 has been restated to reclassify commissions paid to dealers, previously netted against revenues from cellular line activities, to cost of revenues. Such reclassification had no impact on net income. The amounts so reclassified are approximately $1,712,000. The effects of this reclassification are summarized as follows:



                                      AS REPORTED    AS RESTATED
         Net revenues                   $ 9,397       $ 11,109

         Cost of revenues                 6,262          7,974




                                     F-35-

INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders of Ochoa Telecom, Inc.:

We have audited the accompanying statements of operations and of cash flows of Ochoa Telecom, Inc. for the years ended June 30, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the Company's results of operations and cash flows for the years ended June 30, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

San Juan, Puerto Rico
August 28, 2000 (May 14, 2001 as to Note 6)


                                     F-36-

                               OCHOA TELECOM, INC.

                            STATEMENTS OF OPERATIONS
            YEARS ENDED JUNE 30, 2001 AND 2000 AND NINE MONTHS ENDED
                            MARCH 31, 2001 AND 2000

                                                                                                           NINE MONTHS ENDED
                                                                                                                 MARCH 31,
                                                                                                       ----------------------------
                                                                          YEAR ENDED JUNE 30,             2001             2000
                                                                       ------------------------------------------------------------
                                                                         2000             1999         (UNAUDITED)      (UNAUDITED)
                                                                       --------         --------
                                                                                   (In Thousands, except per share data)
         Net revenues                                                  $  3,872         $  3,694         $  1,579         $  3,145


         Cost of revenues                                                 3,496            3,167            1,574            2,729
                                                                       -----------------------------------------------------------
              Gross profit                                                  376              527                5              416

         General and administrative expenses (Note 2)                       487              503              375              365
                                                                       -----------------------------------------------------------
         Operating income (loss)                                           (111)              24             (370)              51

         Other income                                                        47               26               44               26
         Interest expense                                                  (131)             (67)             (83)            (100)
                                                                       -----------------------------------------------------------
         Net loss                                                      $   (195)        $    (17)        $   (409)        $    (23)
                                                                       ===========================================================

         Basic and diluted net loss per share                          $  (2.41)        $  (0.21)        $  (5.05)        $  (0.28)
                                                                       ===========================================================
         Weighted-average number of shares
           outstanding used in computing basic
           and diluted net loss per share                                    81               81               81               81
                                                                       ===========================================================

See notes to financial statements.



                                     F-37-

                              OCHOA TELECOM, INC.

                           STATEMENTS OF CASH FLOWS
                    YEARS ENDED JUNE 30, 2000 AND 1999 AND
                   NINE MONTHS ENDED MARCH 31, 2001 AND 2000

                                                                                                          NINE MONTHS ENDED
                                                                                                               MARCH 31,
                                                                                                      ----------------------------
                                                                        YEARS ENDED JUNE 30,             2001             2000
                                                                      ------------------------------------------------------------
                                                                        2000             1999         (UNAUDITED)      (UNAUDITED)
                                                                      --------         --------
                                                                                   (In Thousands, except per share data)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                            $   (195)        $    (17)        $   (409)        $    (23)
                                                                      --------         --------         --------         --------
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
      Depreciation and amortization                                         28               33               22               21
      Usage of spare parts                                                  44               50               33               38
      Gain on sale of assets                                               (10)             (13)              --               --
      Changes in operating assets and liabilities:
        Decrease (increase) in:
           Accounts receivable - trade                                     226             (767)             692             (223)
           Inventories                                                     (74)            (256)            (178)            (253)
           Prepaid expenses                                                 12               11               37               36
        Increase (decrease) in:
           Accounts payable - trade                                        (76)             304             (344)             120
           Unearned income                                                  43              (42)             (47)              (6)
           Accrued expenses                                                 53              (15)             (60)              15
                                                                      --------         --------         --------         --------
           Total adjustments                                               246             (695)             155             (252)
                                                                      --------         --------         --------         --------
           Net cash provided by (used in) operating activities              51             (712)            (254)            (275)
                                                                      --------         --------         --------         --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Equipment and spare parts acquisitions                                   (45)             (27)             (27)             (21)
  Proceeds from sale of assets                                              18               15               --               --
                                                                      --------         --------         --------         --------
           Net cash provided by (used in) investing activities             (27)             (12)             (27)             (21)
                                                                      --------         --------         --------         --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from affiliated company advances                              1,015              995              365              850
  Payment of affiliated company advances                                  (825)            (627)            (235)            (400)
  Borrowings under line of credit                                           --              500               --               --
  Payments for borrowings under line of credit                              --             (400)              --               --
  Net increase (decrease) in bank overdraft                               (224)             238              153             (157)
  Acquisition of treasury stock                                             --               (3)              --               --
                                                                      --------         --------         --------         --------
            Net cash used in financing activities                          (34)             703              283              293
                                                                      --------         --------         --------         --------
NET CHANGE IN CASH                                                         (10)             (21)               2               (3)
CASH, BEGINNING OF YEAR                                                     10               31         $      0         $     10
                                                                      --------         --------         --------         --------
CASH, END OF YEAR                                                     $      0         $     10         $      2         $      7
                                                                      ========         ========         ========         ========

See notes to financial statements.



                                     F-38-

                               OCHOA TELECOM, INC.

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2000 AND 1999 AND
NINE MONTHS ENDED MARCH 31, 2001 AND 2000 (UNAUDITED)
--------------------------------------------------------------------------------


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         GENERAL - Ochoa Telecom, Inc. (the "Company") was incorporated on April 14, 1980 under the laws of the Commonwealth of Puerto Rico and is engaged in the business of selling, installing and servicing telecommunications equipment.

         USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         INVENTORIES - Inventories were valued at cost (weighted-average method) which was not in excess of market.

         ALLOWANCE FOR DOUBTFUL ACCOUNTS - The allowance for doubtful accounts is based on loss experience in relation to trade receivables outstanding and is established through a provision charged to expense. The allowance is an amount that management believes will be adequate to absorb losses on existing receivables that are considered uncollectible based on evaluations of collectibility of receivables and prior credit loss experience. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the trade receivables outstanding and the related allowance may change in the near term.

         EQUIPMENT, TOOLS AND LEASEHOLD IMPROVEMENTS - Equipment, tools and leasehold improvements were carried at cost. Depreciation and amortization were provided using the straight-line method over the estimated useful lives of the assets (5 to 10 years) or the term of the lease, whichever was shorter. Depreciation expense was $28,000 and $33,000 for the years ended June 30, 2000 and 1999, and $22,000 and $21,000 for the nine months ended March 31, 2001 and 2000, respectively.

         REVENUE FROM COMMUNICATION SYSTEMS AND PARTS - Revenues from communication systems and parts include the sales of integrated communications equipment and all the related installation and implementation services. Revenues are earned and recognized when the installation services are complete and the customer accepts and takes title to the equipment.

         REVENUE FROM MAINTENANCE CONTRACTS - Revenue from maintenance contracts was recognized over the terms of the contracts using the straight-line method.

         ACCOUNTING FOR INCOME TAXES - The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." This Statement requires the asset/liability method of accounting for income taxes, in which deferred income taxes are recognized for the tax consequences of temporary differences between the financial statements carrying amounts and the tax bases of existing assets and liabilities. This Statement also permits the recognition of the future tax benefit of net operating losses in certain circumstances (see Note 4).

         IMPAIRMENT OF LONG-LIVED ASSETS - The Company periodically evaluated the carrying value of its equipment, tools and leasehold improvements for recoverability when compared to the expected future undiscounted cash flows to be generated by the business over its estimated remaining useful lives. No indications of impairment were evident as a result of such review at March 31, 2001 and 2000, and June 30, 2000 and 1999.



                                     F-39-

2.       TRANSACTIONS WITH AFFILIATED COMPANIES

         The Company shares certain administrative services with an affiliated company, Ochoa Industrial Sales Corporation ("Ochoa"). For the nine-month periods ended March 31, 2001 and 2000, and the years ended June 30, 2000 and 1999, the Company was charged approximately $976,000, $905,000, $1,244,000 and $862,000, respectively, for services rendered and expenses incurred by the related company on its behalf. In addition, the Company participates in a deferred profit sharing plan of an affiliated company covering all its employees. The contribution is based upon a percentage of income as determined by a formula. No contributions to the Plan were required for the years ended June 30, 2000 and 1999.

         At March 31, 2001, June 30, 2000, and June 30, 1999, the Company owes Ochoa $910,000, $780,000 and $590,000, respectively, due on demand, and bearing interest at .50% over the prime rate.

3.       SPARE PARTS FOR FIELD SERVICE

         A significant amount of all end-users of the telecommunications equipment sold had contracted with the Company for equipment service that included normal repair or replacement of defective parts. Since the Company received contractual revenues that generally exceeded its costs for performing these activities, no accrual for future costs of performing these services was recorded at the time of the equipment sale. Such costs were charged to operations when incurred.

4.       INCOME TAXES

         The Company is subject to taxation based on statutory rates ranging from 20% to 39%. No provision for income taxes was recorded in 2000 or 1999 because of the operating losses incurred. At March 31, 2001, the Company had a net operating loss carryforward of approximately $959,000. The Company established a deferred tax asset resulting from the accumulated losses. However, management also established a valuation allowance for the same amount to reduce the deferred tax asset to zero because management cannot conclude that it is more likely than not that such deferred tax asset will be realized.

5.       SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION

         Interest paid during the nine months ended March 31, 2001 and 2000, totaled approximately $83,000 and $100,000, respectively, and for the years ended June 30, 2000 and 1999, totaled approximately $131,000 and $65,000, respectively. No income tax payments were made during the nine months ended March 31, 2001 and 2000, or during the years ended June 30, 2000 and 1999.

6.       SUBSEQUENT EVENT

         On May 14, 2001, the Company sold net assets with a book value of $1,271,000 in exchange for a note receivable of $1,400,000 resulting in a gain from sale of net assets amounting to $129,000.



                                     F-40-

                       CORTELCO SYSTEMS PUERTO RICO, INC.
               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined statement of operations data for the year ended July 31, 2001 gives effect to CSPR's acquisition of certain net assets of Ochoa Telecom, Inc. ("Ochoa") on May 14, 2001 as though it had occurred on August 1, 2000. All material adjustments required to reflect the acquisition are set forth in the "Pro Forma Adjustments" column and are described in more detail in the notes to the pro forma combined financial information. The pro forma adjustments are based on available information and certain assumptions that CSPR believes are reasonable.

The unaudited pro forma combined financial information does not purport to represent what CSPR's results of operations actually would have been had the acquisition occurred on the pro forma date specified, or to project CSPR's results of operations at any future date or for any future period. The unaudited pro forma combined financial information should be read in conjunction with CSPR's historical financial statements, Ochoa's historical financial statements, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this information statement.




                                     F-41-

                       CORTELCO SYSTEMS PUERTO RICO, INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                            YEAR ENDED JULY 31, 2001


                                                                              OCHOA
                                                                             FOR THE
                                                                              PERIOD
                                                                               FROM
                                                                             AUGUST 1,
                                                                              2000 TO         PRO FORMA
                                                                              MAY 13,        ADJUSTMENTS          PRO FORMA
                                                             CSPR              2001              (2)               COMBINED
                                                          -------------------------------------------------------------------
Net revenues (5)                                          $  22,181         $   1,637                              $  23,818

Cost of revenues (5)                                         17,450             1,720                                 19,170
                                                          -------------------------------------------------------------------
      Gross profit                                            4,731               (83)                                 4,648
Operating expenses:
 Selling, general, and administrative                         5,329               375                                  5,704
 Special charge                                                  62                --                --                   62
 Goodwill amortization                                           --                --         $      38(3)                38
                                                          -------------------------------------------------------------------
      Total operating expenses                                5,391               375                38                5,804
                                                          -------------------------------------------------------------------
Income (loss) from operations                                  (660)             (458)              (38)              (1,156)
Interest (income) expense, net                                  (15)               93               (93)(4)              (15)
Other (income) expense, net                                      --               (45)               --                  (45)
                                                          -------------------------------------------------------------------
Income (loss) before provision for income taxes                (645)             (506)               55               (1,096)
Provision for income taxes                                       --                --                --                   --
                                                          -------------------------------------------------------------------
Net income (loss)                                         $    (645)        $    (506)        $      55            $  (1,096)
                                                          =========         =========         =========            =========

Basic and diluted net loss per share                      $  (64.50)                                               $ (109.60)

Weighted-average number of shares
  outstanding                                                    10                                                       10




See notes to unaudited pro forma combined financial information.




                                     F-42-

         NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)

(1) Represents historical revenues and expenses of CSPR for the year ended July 31, 2001 and of Ochoa Telecom, Inc. ("Ochoa") for the period from August 1, 2000 to May 13, 2001. CSPR acquired Ochoa on May 14, 2001, and, as such, the historical revenues and expenses of Ochoa for the period from May 14, 2001 to July 31, 2001 are reflected in CSPR's historical amounts.

(2) The following adjustments are presented to reflect the effects of recording the Ochoa acquisition and applying purchase accounting to the accounts of Ochoa. A summary of the basis for these adjustments is as follows:

         Cash purchase price.............................. $  1,400
         Allocation of purchase price to net
          tangible assets acquired........................    1,018
                                                           --------
         Excess of purchase price over net tangible
          assets acquired................................. $    382
                                                           ========

(3) To reflect the goodwill amortization related to the Ochoa net asset acquisition. Goodwill is amortized over a 10-year period, resulting in annual amortization of $38.

(4) To reflect elimination of interest expense incurred by Ochoa prior to the date of acquisition.


(5) The statement of operations of CSPR for the year ended July 31, 2001 has been restated to reclassify commissions paid to dealers, previously netted against revenues, to cost of revenues. Such reclassification had no impact on net loss. The amounts so reclassified are approximately $2,275,000 for fiscal 2001. The effects of this reclassification are summarized as follows:



                                          AS REPORTED       AS RESTATED
         Net revenues                       $ 19,906         $ 22,181

         Cost of revenues                     15,175           17,450




                                     F-43-

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder of Cortelco Systems Puerto Rico, Inc.:

We have audited the financial statements of Cortelco Systems Puerto Rico, Inc. (a wholly-owned subsidiary of eOn Communications Corporation) (the "Company") as of and for the years ended July 31, 2001 and 2000, and for the period from April 8, 1999 (date of commencement of operations) to July 31, 1999, and have issued our report thereon dated August 22, 2001 (August 28, 2001 as to Note 15), which is included elsewhere in this information statement. Our audits also included the financial statement schedule listed in Item 15 (A) (2) of this information statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

August 22, 2001
San Juan, Puerto Rico


                                     F-44-

                        CORTELCO SYSTEMS PUERTO RICO INC.
                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                                ($ IN THOUSANDS)


Column A                 Column B          Column C           Column D      Column E
-------------------------------------------------------------------------------------
                                            Additions
                                      --------------------
                         Balance at   Charged to  Charged                   Balance
                         Beginning    Costs and   to Other                   at End
                         of Period    Expenses    Accounts   Deductions    of Period
                         ----------   ----------  --------   ----------    ---------

1999(1):

Allowance for doubtful
 accounts and sales
 allowance                  $ 1,216      $  281     $  --      $   297       $ 1,200
Warranty reserve                 68         169        --          (73)          310

2000:

Allowance for doubtful
 accounts and sales
 allowance                    1,200         456        --          953           703
Warranty reserve                310         295        --          341           264

2001:

Allowance for doubtful
 accounts and sales
 allowance                      703          87        --           (9)          799
Warranty reserve                264         492        --          349           407



(1) Period from April 8, 1999 (date of commencement of operations) through July 31, 1999.

         All other schedules for which provisions are made in the applicable regulations of the SEC are not required under the related instructions or are inapplicable and therefore have been omitted.


                                     F-45-

II.      INFORMATION NOT INCLUDED IN INFORMATION STATEMENT

Item 15(b). Exhibits. The following documents are filed as exhibits to this Form 10:

     Exhibit
        No.                                              Description
     --------                                            --------------
       2.1            Distribution Agreement dated as of January 30, 2002, between eOn and CSPR.

       2.2            Employee Matters Agreement dated as of January 30, 2002 between eOn and CSPR.

       2.3            Confidential Disclosure Agreement dated as of January 30, 2002 between eOn and CSPR.

       3.1            Amended and Restated Certificate of Incorporation of CSPR.

       3.2            Amended and Restated Bylaws of CSPR.

       4.1            Amended and Restated Certificate of Incorporation of CSPR (filed as Exhibit 3.1).

       4.2            Amended and Restated Bylaws of CSPR (filed as Exhibit 3.2).

       4.3            Form of certificate representing common stock, par value $0.01 per share, of CSPR.

      10.1            Distribution Agreement dated as of January 30, 2002, between eOn and CSPR (filed as
                      Exhibit 2.1).

      10.2            Employee Matters Agreement dated as of January 30, 2002 between eOn and CSPR (filed as Exhibit 2.2).

      10.3            Confidential Disclosure Agreement dated as of January 30, 2002 between eOn and CSPR
                      (filed as Exhibit 2.3).

      10.4            CSPR 2002 Equity Incentive Plan.

      10.5            Lease Agreement dated as of March 1, 1999, between CSPR and Cortelco Puerto Rico,
                      Inc.

      10.6(a)         Sales Agency Agreement dated as of December 19, 1995, between Celulares Telefonica,
                      Inc. and CSPR (Spanish).

      10.6(b)         Sales Agency Agreement dated as of December 19, 1995, between Celulares Telefonica,
                      Inc. and CSPR (English translation).

      10.7            Mitel Caribbean VAR Agreement dated as of December 7, 2001, between Mitel Networks,
                      Inc. and CSPR.

      10.8            Asset Purchase Agreement dated as of May 14, 2001, between CSPR and Ochoa Telecom, Inc.

      10.9            Form of Dealer Agreement between eOn and CSPR.

                                    SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                               CORTELCO SYSTEMS PUERTO RICO, INC.

                               By:           /s/ Sergio R. Moren
                                  --------------------------------------
                                             Sergio R. Moren
                                   President and Chief Executive Officer


Date: July 22, 2002

                                INDEX TO EXHIBITS

      Exhibit
        No.                                         Description
     ---------                                      -----------
        2.1 *       Distribution Agreement dated as of January 30, 2002, between eOn and CSPR.

        2.2 *       Employee Matters Agreement dated as of January 30, 2002 between eOn and CSPR.

        2.3 *       Confidential Disclosure Agreement dated as of January 30, 2002 between eOn and CSPR.

        3.1 *       Amended and Restated Certificate of Incorporation of CSPR.

        3.2 *       Amended and Restated Bylaws of CSPR.

        4.1 *       Amended and Restated Certificate of Incorporation of CSPR (filed as Exhibit 3.1).

        4.2 *       Amended and Restated Bylaws of CSPR (filed as Exhibit 3.2).

        4.3 *       Form of certificate representing common stock, par value $.01 per share, of CSPR.

       10.1 *       Distribution Agreement dated as of January 30, 2002, between eOn and CSPR (filed as Exhibit 2.1).

       10.2 *       Employee Matters Agreement dated as of January 30, 2002 between eOn and CSPR (filed as Exhibit 2.2).

       10.3 *       Confidential Disclosure Agreement dated as of January 30, 2002 between eOn and CSPR
                    (filed as Exhibit 2.3).

       10.4 *       CSPR 2002 Equity Incentive Plan.

       10.5 *       Lease Agreement dated as of March 1, 1999, between CSPR and Cortelco Puerto Rico,
                    Inc.

       10.6(a) *    Sales Agency Agreement dated as of December 19, 1995, between Celulares Telefonica,
                    Inc. and CSPR (Spanish).

       10.6(b) *    Sales Agency Agreement dated as of December 19, 1995, between Celulares Telefonica,
                    Inc. and CSPR (English translation).

       10.7 *       Mitel Caribbean VAR Agreement dated as of December 7, 2001, between Mitel Networks,
                    Inc. and CSPR.

       10.8 *       Asset Purchase Agreement dated as of May 14, 2001, between CSPR and Ochoa Telecom, Inc.

       10.9 *       Form of Dealer Agreement between eOn and CSPR.


                    * Previously filed.